As filed with the Securities and Exchange Commission on August 10, 2012

Registration No. 333-181384

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-11

FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

West Coast Realty Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

650 Howe Avenue, Suite 730
Sacramento, CA 95825
Tel: (916) 927-9278
Fax: (916) 927-6759

(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Jeffrey B. Berger
President and Chief Executive Officer
West Coast Realty Trust, Inc.
650 Howe Avenue, Suite 730
Sacramento, CA 95825
Tel: (916) 927-9278
Fax: (916) 927-6759

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Barry I. Grossman, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 Tel: (212) 370-1300 Fax: (212) 370-7889	Steven M. Skolnick, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Tel: (973) 597-2500 Fax: (973) 597-2477

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	$17,250,000	$1,976.85	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares of common stock that the underwriters have the option to purchase solely to cover overallotments, if any.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated August 10, 2012

2,000,000 Shares
Common Stock

We are a recently-formed, internally-managed real estate investment trust, or REIT, that will specialize in the ownership, acquisition, management and financing of necessity-based retail properties, including community and neighborhood shopping centers located in densely populated, middle and upper income markets in the Western United States. Our two initial properties, to be acquired with the proceeds from this offering, are shopping centers located in the metropolitan Sacramento, California area. We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2012. University Capital Management, Inc., an affiliate of our company, will be our initial property manager and is expected to manage the properties we acquire in the future.

This is our initial public offering and no public market currently exists for our common stock. We are offering 2,000,000 shares of our common stock, of which 200,000 shares are expected to be offered to and may be purchased by USA Real Estate Investment Trust, a California business trust which we refer to herein as USA Trust. USA Trust is a publicly reporting REIT and is an affiliate of our company.

We currently expect the initial public offering price of our common stock to be between $7.00 and $8.00 per share. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “WCRT.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus for certain risks factors that you should consider before investing in our common stock.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discount (for sales to USA Trust)(1)	$	$
Underwriting discount (for sales to all other persons)	$	$
Proceeds, before expenses, to us	$	$

(1)	Does not include a corporate finance fee of 1.0% of the gross proceeds of the offering, or $ per share, payable to the representative of the underwriters of the offering.

We have granted the underwriters an option to purchase up to 300,000 additional shares of our common stock from us, at the initial public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about       , 2012.

Maxim Group LLC

The date of this prospectus is           , 2012

Our Initial Properties

University Village
Sacramento, California

Granite Bay Village
Granite Bay, California

You should rely only on the information contained in this prospectus, or in any free writing prospectus prepared by us, or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates that are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We use market data, demographic data, industry forecasts and projections throughout this prospectus. We have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” as well as our historical and pro forma financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

Unless the context suggests otherwise, references in this prospectus to “we,” “our,” “us” and “our company” are to: (i) West Coast Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including WCRT Operating Partnership, L.P., a Delaware limited partnership, of which we are the sole general partner and which we refer to in this prospectus as our Operating Partnership, and (ii) following the formation transactions described in this prospectus, Howe & University LLC and Auburn & Douglas LLC, each of which is a California limited liability company and which we refer to in this prospectus collectively as the Ownership Entities. The Ownership Entities own Granite Bay Village and University Village, the two shopping center properties described in this prospectus that will be our initial properties, which we refer to in this prospectus as the Initial Properties. We will acquire all of the outstanding interests in the Ownership Entities with proceeds from this offering.

Unless otherwise indicated, the information contained in this prospectus is as of the date hereof and assumes (1) that the underwriters’ overallotment option is not exercised, (2) the consummation of the formation transactions described in this prospectus, (3) the common stock to be sold in this offering is sold at $7.50 per share, which is the mid-point of the range indicated on the front cover of this prospectus, and (4) the initial value of the Class A and Class B common units of partnership interests in our Operating Partnership, which we refer to in this prospectus as the common units, to be issued in the formation transactions is equal to the public offering price of our common stock.

West Coast Realty Trust, Inc.

Overview

We are a recently-formed, internally-managed real estate investment trust, or REIT, that will specialize in the ownership, acquisition, management and financing of necessity-based retail properties, including community and neighborhood shopping centers located in densely populated, middle and upper income markets in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii). The size of our target properties will be between 50,000 and 250,000 square feet, although we may acquire properties outside of these parameters. While we are an internally-managed REIT, our property management function is outsourced to an affiliate of our company, University Capital Management, Inc., or UCM.

Upon consummation of this offering and completion of our formation transactions described herein, our portfolio will be comprised of two retail shopping centers, Granite Bay Village and University Village, which are both located in the Sacramento, California metropolitan area, and which we refer to herein as the Initial Properties. As of June 30, 2012, the Initial Properties had a total gross leasable area of more than 168,000 square feet and an occupancy rate of approximately 95%. UCM, an affiliate of our company controlled by Mr. Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board, will be our initial property manager and is expected to manage the properties we acquire in the future.

We were formed in March 2012 as a Maryland corporation and do not presently own any properties. We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes, commencing with our taxable year ending December 31, 2012. We will conduct substantially all of our business through our Delaware operating partnership, WCRT Operating Partnership, L.P., which we refer to as the Operating Partnership. The equity capitalization of the Operating Partnership will be divided into two classes of common units — Class A common units and Class B common units. We will serve as the sole general partner of the Operating Partnership and will own all of the outstanding Class A common units of the Operating Partnership, representing 88% of all outstanding common units of the Operating Partnership. Mr. Berger, our President, Chief Executive Officer and Chairman of the Board (indirectly through his control of UCM) and Richard P. Bernstein, Esq., our Vice Chairman, initially will own and/or control all of the Class B common units, representing 12% of all outstanding common units of the

Operating Partnership. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.” UCM will also be the property manager for the Initial Properties and any additional properties that we may acquire following this offering. See “Certain Relationships and Related Transactions — Relationship Between our Company and UCM.”

Industry Background and Market Opportunity

Our focus will be on acquiring shopping center properties in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii). We believe that recent events in the financial markets, the credit crisis and the limited capital available for commercial real estate, particularly in our target markets, have created some market dislocation and a favorable acquisition environment for necessity-based retail properties. Accordingly, we believe that we will have opportunities to acquire, finance and manage quality properties at historically attractive prices.

California

We believe California’s dynamic, diversified and cyclical economy, coupled with the continued weakness in the California real estate market, will create attractive opportunities to acquire properties at significant discounts to intrinsic value for several reasons.

First, we believe that the types of properties we expect to target (namely, shopping centers) are currently under-valued due to the current state of California’s economy. While the economy and real estate fundamentals have begun to improve, we believe the shopping center market has yet to fully recover. A persistent lack of capital for investment in non-prime properties has resulted in weak pricing and higher capitalization rates relative to prime properties.

Second, we believe that necessity-based shopping centers in our target markets in California present attractive, long-term investment opportunities due to the strength and resilience of California’s neighborhood and community shopping center real estate market. We believe that the strengthening California economy will, in turn, positively impact the demand for quality shopping centers and real estate market fundamentals.

Northern Nevada

We also believe that Northern Nevada will present opportunities to acquire shopping centers that meet our investment criteria.

With approximately 221,000 people, Reno is the largest city in Northern Nevada and the second-largest city in Nevada after Las Vegas. Bordered to the east by the city of Sparks, the Reno-Sparks metropolitan area consists of about 400,000 residents. We believe the Reno-Sparks Tahoe Basin submarket will continue to experience growth due to the lack of corporate or personal income taxes in Nevada. Reno has reportedly also undertaken entertainment and housing redevelopment projects in the recent downtown sector. Finally, because of its location in the Sierra Nevada Mountains, we expect continued tourism from the Sacramento and San Francisco Bay areas. We believe retail opportunities in this submarket should provide consistent returns based on our previous experience in this market.

Hawaii

Based on the experience of our management, we also believe that the Hawaii market will present us with potential acquisition targets. Hawaii is a center for tourism and has experienced growth in recent years. The Honolulu Consumer Price Index (CPI) increased 3.7% in 2011 according the Department of Business, Economic Development and Tourism for Hawaii, and it is expected to increase by 3.0% in 2012 (0.2% above the previous forecast), and by 2.8% in 2013 (0.3% above the previous forecast).

We believe Hawaii’s economy will grow in 2012 and into the future. Coupled with Hawaii’s reporting the lowest unemployment rate in the U.S., the lack of land for development opportunities and a bustling tourism trade, we view Honolulu as a strong submarket for the acquisition of shopping centers.

Our Business Objectives and Growth Strategies

Our primary business objective is to increase stockholder value and generate dividend income to our stockholders by acquiring and owning community and neighborhood shopping centers in our target markets. We will seek to generate sustainable long-term growth in net asset value, funds from operations (or FFO)-per-share and dividends per share.

With our Initial Properties as our core, our growth strategy is to build a sound platform of investment properties in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii) and to create value in such properties through redevelopment, repositioning and lease-up of the properties. We will target high quality properties located along key retail corridors in their respective markets, ideally situated at major “Main on Main” intersections in communities with stable demographics and historically favorable trends in population and income growth. We may diversify in terms of property locations, size and market, and we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area.

Our strategy is focused on our management’s philosophy of buying good properties from distressed owners as opposed to buying distressed properties. Accordingly, we look favorably on the current market conditions confronting property owners who are unable to refinance their existing debt and are thereby facing the risk of foreclosure. We believe that many of these cash-constrained landlords may not be able to fund required tenant improvements, leasing commissions and building improvements to attract or retain tenants. As a result, we believe we will have a rare opportunity to acquire high quality, well-located, retail properties at attractive prices and with the potential to generate attractive risk-adjusted returns, substantial initial yields and solid cash flow over time.

We also believe that our yields could potentially be enhanced by funding private mortgages ourselves on attractive assets which meet our acquisition criteria but are either not currently available for sale or are not available for sale at prices acceptable to us. In connection with such activities, we would expect to obtain secured positions with respect to the subject properties and may earn fees for originating loans and receive principal and interest payments, which we believe creates opportunities to increase our investment yields rates on the applicable properties. Although we expect that any private mortgage activity we engage in would be a small aspect of our business, we may be required to obtain certain licenses in states where we make such private mortgages. In addition, we may acquire such properties at attractive prices if the borrowers default on the mortgages we fund. Any loans we provide will be consistent with maintaining our status as a REIT.

Our Competitive Strengths

We believe the following competitive strengths and processes will distinguish us from other owners and operators of retail-based properties and will enable us to capitalize on the economic conditions in our target real estate markets as we seek to operate and expand our portfolio.

•	Experienced Management Team with a Track Record of Acquiring, Developing, Managing and Operating Real Estate Properties. Our senior management team is led by Jeffrey B. Berger and Richard P. Bernstein, our Chief Executive Officer and Vice Chairman, respectively, who, together with our employees, have over 100 years of experience in the commercial real estate industry in our target markets, having collectively overseen the acquisition, financing, and management of properties with an aggregate value of over $1 billion.
•	Committed and Incentivized Management Team. Upon completion of this offering and the consummation of the formation transactions, Messrs. Berger (indirectly through UCM) and Bernstein team will own approximately 12% of our common stock on a fully-diluted basis, thereby aligning their interests with those of our stockholders.
•	Disciplined Approach to Underwriting and Due Diligence. Before acquiring a property, our team of real estate investment professionals, led by Mr. Berger, intends to implement a disciplined underwriting and due diligence process. The due diligence process will focus on the credit worthiness of proposed tenants, lease quality, real estate fundamentals and risk adjusted return analysis.

•	Focus on Capital Preservation. Our management team will place a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values among the target assets that are available in the market. We will utilize appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or re-financing exposure.
•	California Focus with Local and Regional Expertise. We will primarily focus on acquiring and managing shopping center properties in specific submarkets in California, Northern Nevada and Hawaii that we believe are well positioned for economic recovery and growth.
•	Our Initial Properties are in Desirable Locations. We believe the Initial Properties are in desirable locations with high-end demographics and an attractive tenant base. In addition, we believe our cash flow will increase if we are able to increase the occupancy rates of the Initial Properties beyond the current combined occupancy rate of 95%.
•	Long-Standing Relationships that Provide Access to a Solid Pipeline of Acquisition Opportunities. We believe our experience, in-depth market knowledge and extensive network of long-standing relationships will enable us to identify and capitalize on attractive acquisition opportunities and enhance our leasing efforts.
•	Established and Developing Relationships with Real Estate Financing Sources. We believe our existing relationships with institutional sources of debt financing could provide us with attractive and competitive debt financing options as we grow our property portfolio.
•	Growth-Oriented, Flexible and Conservative Capital Structure. We believe our conservative capital structure will provide us with an advantage over many of our private and public competitors. Upon completion of this offering, we will have no legacy balance sheet issues and limited near-term maturities, which will allow management to focus on business and growth strategies rather than balance sheet repair. In addition, we expect to have an initial debt-to-market capitalization ratio of approximately 52% (or 56% upon the consummation of the permanent refinancing of University Village).

Potential Acquisition Pipeline

We have a network of long-standing relationships with real estate developers, individual and institutional real estate owners, national and regional lenders, brokers, tenants and other market participants in many West Coast real estate markets. We believe this network will provide us with market intelligence and access to a potential pipeline of attractive shopping center acquisition opportunities.

Through our network of real estate brokers and other professionals, and based on publicly available information, as of August 2012, we are tracking fifteen shopping center acquisition opportunities in California alone with an aggregate asking purchase price of $166 million, or an average price per property of approximately $11.1 million, and comprised of approximately 829,500 square feet of space. We are continually engaging in internal research as well as informal discussions with various parties regarding our potential interest in these types of potential acquisitions. As of the date of this prospectus, however, we have not specifically targeted, and are not a party to any agreement to purchase, any additional properties, other than the Initial Properties. Accordingly, there is no assurance that any currently available properties will remain available, or that that we will pursue or complete any of these potential acquisitions, at prices acceptable to us or at all, following this offering.

Our Initial Properties

The following is a description of our Initial Properties, which we will acquire with proceeds from this offering:

University Village.  This approximately 83,000 square foot shopping center is situated at the intersection of Fair Oaks Boulevard and Howe Avenue in Sacramento, California, and is within walking distance of the California State University, Sacramento campus, as well as the upscale Campus Commons and Sierra Oaks residential developments. University Village was constructed in 1974 and renovated in 2001-2002. It is currently 100% occupied and its anchors and major tenants include Safeway and CVS Pharmacy.

Granite Bay Village.  This approximately 86,000 square foot shopping center is situated at the intersection of Auburn and Folsom Roads in the heart of upscale Granite Bay, California, a suburb of Sacramento. Granite Bay Village was constructed in 1978 and renovated in 2005. It is currently 91% occupied and its anchors and major tenants include Fresh & Easy, Ace Hardware and Gold’s Gym.

University Village and Granite Bay Village are owned by Howe & University LLC and Auburn & Douglas LLC, respectively, which will become wholly-owned subsidiaries of our Operating Partnership as a result of the formation transactions described below. We refer to these entities herein as the Ownership Entities, each of which is a California limited liability company.

The following table presents an overview of the Initial Properties, based on information as of June 30, 2012. Rental data presented in the table below for the Initial Properties reflects base rent on leases in place as of June 30, 2012.

Property	Location	Year Built/ Renovated	Number of Tenants	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot
University Village Shopping Center	Sacramento, CA	1974/ 2001-02	24	82,688	100%	$1,330,099	$16.09
Granite Bay Village Shopping Center	Granite Bay, CA	1978/2005	18	85,639	91%	$958,606	$12.35
Total Portfolio			42	168,327	95%	$2,288,705	$14.28

(1)	Excludes tax reimbursements and percentage rents

Structure and Formation of Our Company

Our Operating Partnership

Following the completion of this offering and the formation transactions, our Operating Partnership will, indirectly through the Ownership Entities, hold substantially all of our assets and conduct substantially all of our operations. We will contribute the net proceeds from this offering to our Operating Partnership in exchange for 100% of the Class A common units of the Operating Partnership. As the sole general partner of our Operating Partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to limited approval and voting rights of the limited partners described more fully under “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.”

Because we plan to conduct substantially all of our operations through the Operating Partnership, we are considered an UPREIT, an acronym for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds all or substantially all of its properties through a partnership in which the REIT holds a general partner and/or limited partner interest generally based on the value of capital raised by the REIT through sales of its capital stock. Using an UPREIT structure may give us an advantage in acquiring properties from persons who may not otherwise sell their properties because of unfavorable tax results. Generally, a sale or contribution of property directly to a REIT is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may contribute the property to the UPREIT in exchange for limited partnership units in the partnership and defer taxation of gain until the seller later exchanges its limited partnership units on a one-for-one basis for REIT shares or for cash pursuant to the terms of the limited partnership agreement or the UPREIT sells the property.

Formation Transactions

At the closing of this offering and our formation transactions, we will acquire all of the equity interests in the Ownership Entities, and thereby acquire the Initial Properties, in exchange for an aggregate of approximately $11.1 million in cash and 273,235 Class B common units of the Operating Partnership with a value (based on the initial public offering price in this offering) of $2.0 million plus the assumption of approximately $17.7 million of mortgage indebtedness. The number of Class B common units of the Operating Partnership issuable in connection with the formation transactions is based on the mid-point of the range set forth on the cover page of this prospectus. In the event the offering price differs from such amount, the number of such Class B common units of our Operating Partnership to be issued will be adjusted proportionally.

University Village.  The current members of Howe & University LLC, the owner of the University Village shopping center, are: (i) Mr. Roger A. Dreyer, an unaffiliated third party, who owns an 84% interest, (ii) Dreyer Properties, Inc., a California corporation owned by Mr. Dreyer, which owns a 1% interest, (iii) UCM (which is controlled by Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board), which owns a 9.75% interest, and (iv) Richard P. Bernstein, the Vice Chairman of our board of directors, who owns a 5.25% interest.

Pursuant to a membership interest purchase agreement entered into between the Operating Partnership and the members of Howe & University LLC dated May 9, 2012, as amended as of August 1, 2012, the Operating Partnership will acquire 100% of the membership interests in Howe & University LLC. In consideration of such acquisition, the Operating Partnership will pay an aggregate purchase price of $19.0 million, which includes the assumption of approximately $9.6 million in mortgage indebtedness encumbering University Village. After closing costs of $0.4 million, the remaining $9.0 million of consideration will be paid as follows: (i) Mr. Dreyer will receive cash of approximately $7.5 million, to be paid from the net proceeds of this offering; (ii) Dreyer Properties will receive cash of approximately $0.1 million, to be paid from the net proceeds of this offering; (iii) UCM will be issued Class B common units of the Operating Partnership with a value of approximately $0.9 million; and (iv) Mr. Bernstein will be issued Class B common units of the Operating Partnership with a value of approximately $0.5 million. The foregoing transaction is subject to the permanent refinancing of the mortgage on University Village described below and the closing of this offering.

On July 31, 2012, Howe & University LLC obtained a new interim mortgage on University Village with Union Bank, N.A. The interim mortgage has an interest rate of LIBOR + 2.0% (currently 3.05%) per annum and a maturity date of August 1, 2022. As part of this interim refinancing, Howe & University LLC paid the $8.6 million outstanding debt on the prior mortgage and obtained approximately $9.6 million of new secured mortgage financing. Concurrently with the closing of this offering, we anticipate obtaining a new permanent mortgage for University Village. As part of this proposed refinancing, we expect to repay the $9.6 million outstanding debt on the interim mortgage and obtain approximately $11.0 million of new secured mortgage financing. We will use the approximately $1.4 million of additional cash which we expect to receive upon the permanent refinancing of University Village to fund future acquisitions and our working capital. As of the date of this prospectus, we have obtained a commitment letter from Aviva Life and Annuity Company for the new permanent $11.0 million mortgage on University Village with a rate of 3.65% per annum. However, no assurances can be given that we will be able to close the permanent refinancing, or that we will be able to obtain any additional funds in connection with the permanent refinancing.

Granite Bay Village.  The current members of Auburn & Douglas LLC, the current owner of the Granite Bay Village shopping center, are: (i) Mr. Dreyer, who owns an 80% interest, (ii) UCM, which owns a 15% interest, and (iii) Mr. Bernstein, who owns a 5% interest.

Pursuant to a membership interest purchase agreement entered into between the Operating Partnership and the above mentioned members of Auburn & Douglas LLC dated May 9, 2012, the Operating Partnership will acquire 100% of the membership interests in Auburn & Douglas LLC. In consideration of such acquisition, the Operating Partnership will pay an aggregate purchase price of approximately $12.0 million, which includes the assumption of approximately $8.2 million in mortgage indebtedness encumbering Granite Bay Village. After closing costs of $0.3 million, the remaining $3.5 million of consideration will be paid as follows: (i) Mr. Dreyer will receive cash of approximately $2.8 million, to be paid from the net proceeds of this offering; (ii) UCM will be issued Class B common units of the Operating Partnership with a value of approximately $0.5 million; and (iv) Mr. Bernstein will be issued Class B common units of the Operating Partnership with a value of approximately $0.2 million. Pursuant to the requirements of the lender for Granite

Bay Village, we will, as part of our formation transactions, form a new single purpose entity, A&D MM, LLC, which will act as the managing member of, and hold a 0.5% membership interest in, Auburn & Douglas LLC. A&D MM, LLC will be a wholly-owned subsidiary of the Operating Partnership but will have a “springing member” feature in the event of bankruptcy or similar event involving the Operating Partnership. The foregoing transaction is subject to the successful assumption of the mortgage on Granite Bay Village and the closing of this offering.

Benefits of the Formation Transactions to Related Parties

In connection with this offering and the formation transactions, certain of our executive officers, directors and their affiliates will receive material benefits, including those set forth below.

Jeffrey B. Berger.  In exchange for Mr. Berger’s ownership interest (indirectly through UCM) in the Ownership Entities, he will receive no cash and 186,986 Class B common units of our Operating Partnership with a value of approximately $1.4 million. We will also enter into an employment agreement with Mr. Berger in connection with his services as President, Chief Executive Officer and Chairman of the Board, which will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. As a result, Mr. Berger will (indirectly through UCM) own and/or control an approximate 8.2% interest in our company on a fully-diluted basis.

Richard P. Bernstein.  In exchange for Mr. Bernstein’s ownership interest in the Ownership Entities, he will receive 86,249 Class B common units of our Operating Partnership with a value of $0.6 million. As a result, Mr. Bernstein will own an approximate 3.8% interest in our company on a fully-diluted basis. Mr. Bernstein serves as the Vice Chairman of our board of directors.

University Capital Management.  In addition to owning 186,986 Class B common units of our Operating Partnership as discussed above, we will pay property management fees to UCM to manage the Initial Properties and any additional properties that we may acquire following this offering.

Specifically, we will pay UCM 4.0% of the total gross rent collected from the Initial Properties for its services as property manager, payable on a monthly basis. As additional compensation, if UCM negotiates a renewal or extension of an existing lease, UCM will be entitled to receive a fee of 3.0% of the net rent (as defined in the management agreement) each year for the first five years and 1.5% of the net rent for the balance of the lease term. If UCM negotiates a new lease for the Initial Properties, UCM will be entitled to receive a fee of 6.0% of the net rent for the first five years of the lease and a fee of 3.0% of the net rent for the remaining lease term. We will also pay the same fees for any additional properties which we may acquire. These fees include any fees payable to third party real estate brokers for their services. UCM is the current property manager of the Initial Properties.

Also, upon the closing of our acquisition of the Ownership Entities, Roger A. Dreyer, the majority owner of the Ownership Entities, will pay UCM a $500,000 real estate brokerage fee for structuring the sale of the Ownership Entities to us.

USA Real Estate Investment Trust.  In connection with this offering, USA Trust, a California business trust which is an affiliate of our company, is expected to be offered to and may purchase 200,000 shares of our common stock.

Subsequent to this offering, but subject to a 6-month lock-up restriction in favor of the representative of the underwriters, USA Trust intends to distribute these shares to its common stockholders on a pro rata basis as part of its contemplated liquidation and dissolution. Such contemplated liquidation is not assured as it would be subject to approval by the shareholders of USA Trust. Mr. Berger is the Chief Executive Officer and a trustee of USA Trust and Mr. Benjamin Diaz, one of our director nominees, is the Secretary and a trustee of USA Trust.

The following diagram depicts our expected ownership structure and the expected ownership structure of our Operating Partnership upon completion of this offering and the formation transactions:

*	Initially only UCM and Richard P. Bernstein

Restrictions on Ownership of Our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended (which we refer to herein as the Code), among other purposes, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. We refer to these restrictions as the “ownership limits.” Our charter permits our board of directors, in its sole and absolute discretion, to exempt a person, prospectively or retroactively, from one or both of the ownership limits if, among other limitations, the person’s ownership of our stock in excess of the ownership limits would not cause us to fail to qualify as a REIT, as described under “Description of Stock — Restrictions on Ownership and Transfer.” Upon completion of this offering, our board of directors will grant to each of UCM and its affiliates (including Mr. Berger) and USA Trust, an exemption from the ownership limits that will allow them to own, up to   % and   %, respectively, in value or in number of shares, whichever is more restrictive, of our outstanding common stock, subject to various conditions and limitations, as described under “Description of Securities — Restrictions on Ownership and Transfer.”

Distribution Policy

We intend to pay cash dividends to holders of our common stock. We intend to pay a pro rata distribution with respect to the period commencing on the completion of this offering and ending September 30, 2012, based on $0.13125 per share for a full quarter. On an annualized basis, this would be $0.525 per share, or an annual distribution rate of approximately 7%, based on the initial public offering price of $7.50 per share, which is the mid-point of the range set forth on the cover page of this prospectus. We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We estimate that 100% of the cash we will distribute to our common stockholders for the 12 month period following completion of this offering will be generated from our cash from operations and we currently estimate 100% of the distribution may represent a return of capital for tax purposes. We intend to make distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available for such and will depend upon a number of factors, including restrictions under applicable law and the requirements for our qualification as a REIT for federal income tax purposes. We do not intend to reduce the expected distribution per share if the underwriters’ overallotment option is exercised, which could require us to pay dividends from the net proceeds of this offering.

Our Tax Status

We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2012. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders. As a REIT, we generally will not be subject to federal income tax on our taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates. See “Material U.S. Federal Income Tax Considerations.”

Summary Risk Factors

We are a recently formed company and investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 19 of this prospectus prior to deciding whether to invest in our common stock. Some of these risks include:

•	The Initial Properties are located in California, and are therefore dependent on the California economy and are susceptible to adverse local regulations and natural disasters affecting California.
•	Adverse changes in financial conditions of buyers, sellers and tenants of our properties, including bankruptcies, financial difficulties, or lease defaults by our tenants.
•	Local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants.
•	Vacancies or ability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options.
•	Changes in operating costs and expenses, including, without limitation, increasing labor and material costs, insurance costs, energy prices, environmental restrictions, real estate taxes and assessments, and costs of compliance with laws, regulations and government policies, which we may be restricted from passing on to our tenants.
•	Fluctuations in interest rates and lending rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all.
•	We have no operating history as a REIT or a publicly-traded company and may not be able to implement our business strategy as described in this prospectus, including operating as REIT or as a publicly-traded company.
•	Members of our management team and our employees will have outside business interests that will require time and attention and may interfere with their ability to devote time to our business and affairs, which may adversely affect our business.

•	Competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds.
•	We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth and diversification.
•	Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.
•	Since we have not received any fairness opinion, and have only relied on independent third party appraisals, in connection with the acquisition of the Initial Properties, the value we ascribed to the Initial Properties may exceed its aggregate fair market value.
•	There may be potential conflicts of interest between us, UCM (our property manager) and Mr. Berger (who is our Chairman, President and Chief Executive Officer and who also controls UCM).
•	We depend on key personnel (particularly Mr. Berger) whose continued service is not full-time or guaranteed.
•	We may be unable to renew leases, lease vacant space or re-let space as leases expire.
•	Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.
•	We may not be able to obtain mortgage financing on desirable terms or at all.
•	Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.
•	There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.
•	We may be unable to make distributions at expected levels and we may be required to borrow funds to make distributions.

Corporate Information

Our principal executive offices are located at 650 Howe Avenue, Suite 730, Sacramento, CA 95825. Our telephone number is (916) 925-9279.

The Offering

Common stock offered by us
2,000,000 shares (plus up to an additional 300,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option in full), of which 200,000 shares are expected to be offered to and may be purchased by USA Trust, a California business trust which is an affiliate of our company.
Common stock to be outstanding after this offering
2,000,100 shares(1)
Common stock and common units to be outstanding after this offering
2,273,335 shares and common units(2)
Use of proceeds
We estimate that the net proceeds of this offering, after deducting the underwriting discount and commissions and estimated expenses, will be approximately $13.3 million ($15.4 million if the underwriters exercise their overallotment option in full). We will contribute the net proceeds of this offering to our Operating Partnership.
We intend to use the net proceeds of this offering as follows:
• Approximately $11.1 million to acquire the Initial Properties, and
• Approximately $2.2 million for general working capital, acquisitions, capital expenditures, tenant improvements, leasing commissions, other expenses and potentially, payment of distributions.
In addition, we expect to receive approximately $1.4 million in connection with the contemplated permanent refinancing of University Village, which is expected to occur concurrently with the closing of this offering. We intend to use the proceeds from the permanent refinancing to fund future acquisitions and our working capital.
As of the date of this prospectus, we have not specifically targeted, and are not a party to any agreement to purchase, any additional properties.
Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 19 and other information included in this prospectus before investing in our common stock.
Proposed Nasdaq Capital Market symbol
“WCRT”

(1)	Excludes (i) 300,000 common shares issuable upon the exercise of the underwriters’ overallotment option in full, (ii) 300,000 common shares reserved for future issuance under our equity incentive plan and (iii) 273,235 common shares that may be issued, at our option, upon exchange of common units to be issued in our formation transactions.
(2)	Excludes (i) 300,000 common shares issuable upon the exercise of the underwriters’ overallotment option in full and (ii) 300,000 common shares reserved for future issuance under our equity incentive plan. Includes 273,235 common shares that may be issued, at our option, upon exchange of common units to be issued in our formation transactions.

Pro Forma Financial Information

The following unaudited pro forma information should be read in conjunction with our consolidated financial statements as of June 30, 2012 included elsewhere in this prospectus.

The following unaudited pro forma consolidated balance sheet as of June 30, 2012 and statements of operations of our company for the year ended December 31, 2011 and the six months ended June 30, 2012 have been prepared to give effect to the planned acquisition of (1) Howe & University LLC, consisting of a shopping center totaling approximately 83,000 rentable square feet, located in Sacramento, California and (2) Auburn & Douglas LLC, consisting of a shopping center totaling approximately 86,000 rentable square feet, located in Granite Bay, California. The pro forma consolidated balance sheet assumes that each acquisition had occurred on June 30, 2012. The pro forma consolidated statements of operations assume that each acquisition had occurred on January 1, 2011. However, the pro forma information does not reflect the interim mortgage on University Village entered into by Howe & University LLC with Union Bank, N.A. on July 31, 2012 in the amount of $9.6 million or the anticipated permanent refinancing of University Village with a mortgage of $11.0 million at an interest rate of 3.65% per annum. Rather, the pro forma information reflects the prior mortgage on University Village of $8.6 million at an interest rate of 6.9% per annum which was in effect as of June 30, 2012 but was repaid on July 31, 2012.

We plan to account for the acquisitions as business combinations using the acquisition method of accounting. These unaudited pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the audited historical financial statements of Howe & University LLC and Auburn & Douglas LLC and their related notes thereto included elsewhere in this prospectus. The adjustments to our pro forma consolidated financial statements are based on available information and assumptions that we consider reasonable. Our pro forma consolidated financial statements do not purport to represent (1) the results of our operations that would have actually occurred had the planned acquisition of Howe & University LLC and Auburn & Douglas LLC occurred on January 1, 2011 or (2) an estimate of the results of our operations as of any future date or for any future period, as applicable.

West Coast Realty Trust, Inc.
Pro Forma Consolidated Balance Sheet
(unaudited)
June 30, 2012

	Historical	Pro Forma Adjustments
	West Coast Realty Trust, Inc(a)	Howe & University LLC		Auburn Douglas LLC		West Coast Realty Trust, Inc		Company Pro Forma
ASSETS
Current Assets
Cash & cash equivalents	$1	$41,515	(b)	$17,918	(b)	$1,245,085	(c)	$1,304,519
Accounts Receivable	$—	$145,347	(b)	$220,356	(b)			$365,703
Prepaid Expenses	$—	$—		$13,380	(b)			$13,380
Escrow Accounts	$—	$89,048	(b)	$48,400	(b)			$137,448
Total Current Assets	$1	$275,910		$300,054				$1,821,050
Property, plant & equipment	$—	$18,782,015(b)		$11,738,891	(b)			$30,520,906
Capitalized Lease Commissions	$—	$113,342	(b)	$143,068	(b)			$256,410
TOTAL ASSETS	$1	$19,171,267		$12,182,013				$32,598,366
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	$—	$123,587	(b)	$133,093	(b)			$256,680
Security Deposits	$—	$47,679	(b)	$48,919	(b)			$96,598
Total Current Liabilities	$—	$171,266	(b)	$182,012	(b)			$353,278
Mortgage Payable	$—	$8,565,769(b)(f)		$8,181,199	(b)(g)			$16,746,968
Total Liabilities	$—	$8,737,035		$8,363,211				$17,100,246
Stockholders' equity
Common stock	$1					$20,000	(d)	$20,001
OP units	$—					$2,198,119	(e)	$2,198,119
Additional paid in capital	$—					$14,980,000	(d)	$14,980,000
Less: offering costs	$—					$(1,700,000	)(d)	$(1,700,000)
Total stockholders' equity	$1							$15,498,120
TOTAL LIABILITIES & EQUITY	$1							$32,598,366

(a)	Reflects our historical consolidated balance sheet as of June 30, 2012 included elsewhere within this prospectus.
(b)	The pro forma adjustments reflect purchase price allocation of the Initial Properties as set forth below. Current assets, capitalized lease commissions, current liabilities, and mortgages payable remain as stated as their historical carrying amounts approximate fair value. Fixed assets are adjusted to fair value based on the recent appraisal. Allocations are preliminary and subject to change.

	Howe & University LLC	Auburn & Douglas LLC	Combined
Acquisition Price	19,000,000	12,000,000	$31,000,000
Current Assets/Liabilities	(104,643)	(118,041)	$222,684
Allocate to fixed assets	18,895,357	11,881,959	$30,777,316
Property, plant, equipment	18,782,015	11,738,891	$30,520,906
Capitalized lease commissions	113,342	143,068	$256,410

(c)	Pro forma cash proceeds of $1,245,086 represent the aggregate cash proceeds received from the offering less the pro forma net acquisition price of the Initial Properties.
(d)	Offering proceeds of $15,000,000, net of offering costs of $1,700,000, are reflected as received as of June 30, 2012. Offering costs consist principally of legal and accounting fees, listing fees and selling costs, including underwriter commissions.
(e)	Class B common units issued by the Operating Partnership in connection with the purchase of the Initial Properties.
(f)	As of June 30, 2012, Howe & University LLC had a mortgage with Wells Fargo with a fixed interest rate of 6.95%, amortized over 30 years and maturing on August 1, 2012. Monthly payments were $64,870. On July 31, 2012, Howe & University LLC obtained a new interim mortgage on University Village with Union Bank, N.A. The interim mortgage has an interest rate of LIBOR + 2.0% (currently 3.05%) per annum and a maturity date of August 1, 2022. As part of this interim refinancing, Howe & University LLC paid the $8.6 million outstanding debt on the prior mortgage and obtained approximately $9.6 million of new secured mortgage financing. Concurrently with the closing of this offering, we anticipate obtaining a new permanent mortgage for University Village. As part of this proposed refinancing, we expect to repay the $9.6 million outstanding debt on the interim mortgage and to obtain approximately $11.0 million of new secured mortgage financing. We will use the approximately $1.4 million of additional cash which we expect to receive upon the permanent refinancing of University Village to fund future acquisitions and our working capital. As of the date of this prospectus, we have obtained a commitment letter from Aviva Life and Annuity Company for the new permanent $11.0 million mortgage on University Village with a rate of 3.65% per annum. However, no assurances can be given that we will be able to close the permanent refinancing, or that we will be able to obtain any additional funds in connection with the permanent refinancing. The new permanent $11 million mortgage will be amortized over 30 years at 3.65% per annum.
(g)	Auburn & Douglas LLC's mortgage with Midland Loan Services for Granite Bay Village is amortized over 30 years at 5.1% per annum and matures on July 11, 2015. Monthly payments are $50,177.

West Coast Realty Trust, Inc.
Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2012

	West Coast Realty Trust(a)	Howe & University LLC(b)	Auburn & Douglas LLC(c)	Pro Forma Adjustments		Company Pro Forma
Revenue
Rental and other income	0	830,906	653,169			1,484,075
Total revenue	0	830,906	653,169			1,484,075
Operating Expenses
Interest expense	0	304,384	215,171			519,555
Insurance and property tax	0	99,520	65,659			165,179
Repairs and maintenance	0	117,062	70,870			187,932
Property management fee	0	30,308	26,436			56,744
Administrative expense	0	5,611	6,781			12,392
Depreciation and amortization	0	0	0	651,418	(d)	651,418
Total operating expense	0	556,885	384,917			1,593,220
Net Income (loss) attributable to West Coast Realty Trust, Inc.	0	274,021	268,252			(109,145)
Basic and diluted income (loss) per share	$—					$(0.05)
Weighted average number of common shares outstanding	2,000,100					2,000,100

(a)	Reflects our historical consolidated statement of operations for the six month period ended June 30, 2012.
(b)	Reflects the historical results of Howe & University LLC for the six month period ended June 30, 2012 included elsewhere within this prospectus.
(c)	Reflects the historical results of Auburn & Douglas LLC for the six month period ended June 30, 2012 included elsewhere within this prospectus.
(d)	Depreciation and amortization is calculated on the straight-line method over the useful life as noted below. Depreciation and amortization includes $66,565 of monthly amortization related to $18,895,357 in property, plant and equipment and intangible assets recorded at acquisition for Howe & University LLC. Depreciation and amortization also includes $42,005 of monthly amortization related to $11,881,959 in property, plant and equipment and intangible assets recorded at acquisition for Auburn & Douglas LLC.

	Land	Buildings	Tenant Improvements	Personal Property	Capitalized Lease Commissions	Total
Howe & University	3,756,403	7,512,806	6,761,525	751,281	113,342	18,895,357
Auburn & Douglas	2,347,778	4,695,556	4,226,001	469,556	143,068	11,881,959
Depreciation/Amortization	—	154,536	366,251	122,084	8,547	651,418
Useful life	—	39.5 years	15 years	5 years	15 years

Other Data:

Reconciliation of Non-GAAP Financial Measures

Six Months Ended June 30, 2012
Net Income (Loss) Attributable to West Coast Realty Trust, Inc.	(109,145)
Add back: Depreciation and Amortization	651,418
Loss (Gain) on Sale or Disposal Assets	—
Income (Loss) Attributable to Noncontrolling Interests	—
Funds from operations	542,273
Basic and diluted FFO income (loss) per share	$0.27

The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (FFO) as net income, excluding gains (or losses) from sales of depreciable assets, plus depreciation and amortization of intangible assets. We calculate FFO in a manner consistent with the NAREIT definition. FFO should be considered as a supplemental measure of operating performance used by REITs. We believe the FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding our financial performance.

FFO does not represent cash flow from operations as defined by generally accepted accounting principles. FFO should not be considered as an alternative to net income, as a measure of operation performance or cash flows from operating, investing and financing activities, and is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by us, may not be comparable to similarly entitled measures reported by other REITs.

West Coast Realty Trust, Inc.
Pro Forma Consolidated Statement of Operations (unaudited)
For the Year Ended December 31, 2011

	West Coast Realty Trust(a)	Howe & University LLC(b)	Auburn & Douglas LLC(c)	Pro Forma Adjustments		Company Pro Forma
Revenue
Rental and other income	0	$1,539,826	$1,282,278			$2,822,104
Total revenue	0	1,539,826	1,282,278			2,822,104
Operating Expenses
Interest expense	0	615,809	432,201			1,048,010
Insurance and property tax	0	201,675	134,735			336,410
Repairs and maintenance	0	261,200	127,938			389,138
Property management fee	0	59,673	49,026			108,699
Administrative expense	0	17,681	31,809			49,490
Depreciation and amortization	0	0	0	$1,301,654	(d)	1,301,654
Total operating expense	0	1,156,038	775,709			3,233,401
Net Income (loss)	$0	$383,788	$506,569			$(411,297)
Basic and diluted income (loss) per share	$—					$(0.21)
Weighted average number of common shares outstanding	2,000,100					2,000,100

(a)	Reflects our historical consolidated statement of operations for the year ended December 31, 2011.
(b)	Reflects the historical results of Howe & University LLC for the year ended December 31, 2011 included elsewhere within this prospectus.
(c)	Reflects the historical results of Auburn & Douglas LLC for the year period ended December 31, 2011 included elsewhere within this prospectus.
(d)	Depreciation and amortization is calculated on the straight-line method over the useful life as noted below. Depreciation and amortization includes $66,696 of monthly amortization related to $18,932,598 property, plant and equipment and intangible assets recorded at acquisition for Howe & University LLC. Depreciation and amortization also includes $41,775 of monthly amortization related to $11,816,662 property, plant and equipment and intangible assets recorded at acquisition for Auburn & Douglas LLC.

	Land	Buildings	Tenant Improvements	Personal Property	Capitalized Lease Commissions	Total
Howe & University	3,763,851	7,527,702	6,774,932	752,770	113,342	18,932,598
Auburn & Douglas	2,334,719	4,669,438	4,202,494	466,944	143,068	11,816,662
Depreciation/Amortization	—	308,788	731,828	243,943	17,094	1,301,654
Useful life	—	39.5 years	15 years	5 years	15 years

Other Data:

Reconciliation of Non-GAAP Financial Measures

Year Ended December 31, 2011
Net Income (Loss) Attributable to West Coast Realty Trust, Inc.	(411,297)
Add back: Depreciation and Amortization	1,301,654
Loss (Gain) on Sale or Disposal Assets	—
Income (Loss) Attributable to Noncontrolling Interests	—
Funds from operations	890,357
Basic and diluted FFO income (loss) per share	$0.45

The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (FFO) as net income, excluding gains (or losses) from sales of depreciable assets, plus depreciation and amortization of intangible assets. We calculate FFO in a manner consistent with the NAREIT definition. FFO should be considered as a supplemental measure of operating performance used by REITs. We believe the FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding our financial performance.

FFO does not represent cash flow from operations as defined by generally accepted accounting principles. FFO should not be considered as an alternative to net income as a measure of operation performance or cash flows from operating, investing and financing activities, and is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by us, may not be comparable to similarly entitled measures reported by other REITs.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Properties

The Initial Properties are located in California, and are therefore dependent on the California economy and are susceptible to adverse local regulations and natural disasters affecting California.

The Initial Properties are, and at least some of the properties we plan to acquire in the future will be, located in California, which exposes us to greater economic risks than if we owned a more geographically dispersed portfolio. We are susceptible to adverse developments in the California economic and regulatory environment (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, state budgetary shortfalls, government shutdowns, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation), as well as to natural disasters that occur in our markets (such as earthquakes and other events). We anticipate that we will be exposed to similar risks related to the geographic concentration of properties that we may acquire in the future. In addition, the State of California continues to suffer from severe budgetary constraints and is regarded as more litigious and more highly regulated and taxed than many other states, all of which may reduce demand for space in California and may increase our expenses and reduce our profitability.

Any adverse developments in the economy or real estate market in California, or any decrease in demand for space resulting from the California regulatory or business environment, could adversely impact our financial condition, results of operations, cash flow and the per share trading price of our common stock. There is a risk that the California economy may not grow or may grow at a slower rate than expected, which could similarly have an adverse impact on our company.

Due to the lack of diversification of our initial investment portfolio, adverse developments at our two Initial Properties could significantly and adversely affect our results of operations.

Immediately following this offering, our Initial Properties will consist of only two properties, and we will be exposed to higher risk than other real estate investment companies that have acquired substantially more properties. Accordingly, prior to the time we are able to acquire additional properties, if at all, our operational performance will be dependent on the performance of these two properties. If either of the Initial Properties underperforms or were to become damaged or subject to some other condition pursuant to which we are unable to collect rent from our tenants, we would likely be unable to offset the loss in our revenue from other sources. Accordingly, this lack of diversification may negatively impact our operations and profitability and our ability to pay dividends.

We may not be able to operate as a REIT or a publicly-traded company.

Certain members of our board of directors and certain of our executive officers have no prior experience operating a publicly-traded REIT. There is a risk that the past experience of our management team will not be sufficient to properly operate our company as a REIT or a publicly-traded company and that will be unable to timely meet disclosure requirements of the Securities and Exchange Commission, or SEC, or otherwise comply with the Sarbanes-Oxley Act of 2002. Upon completion of this offering, we will be required to develop and implement control systems and procedures in order to qualify and maintain our qualification as a REIT and satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with Nasdaq Capital Market listing standards, and this transition could place a significant strain on our management, management systems, infrastructure and other resources. Our failure to operate as a public company or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. See “— Risks Related to Our Status as a REIT — Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.”

We have a limited operating history and may not be able to operate our business or implement our business strategies as described in this prospectus.

Upon completion of the offering and consummation of the formation transactions, we will own the Initial Properties, which contain more than 168,000 square feet. The Initial Properties may have deficiencies or conditions unknown to us that could affect its valuation or revenue potential. In addition, there is a risk that the operating performance of the Initial Properties and any properties we acquire in the future will decline under our management. Accordingly, there is a risk that we may not be able to operate our business or implement our business strategies as described in this prospectus. Furthermore, our management team may not be able to replicate its achievements in its previous endeavors, and our investment returns could be substantially lower than the returns achieved by them in their previous endeavors.

Certain of our officers, directors and affiliates are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating to which entity a particular business opportunity should be presented.

Certain of our executive officers, directors and affiliates are, or may in the future become, affiliated with entities that are engaged in a similar business. Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary duties. For example, Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board, controls UCM, which currently has an ownership interest in the Ownership Entities and manages the Initial Properties as well as other properties. While Mr. Berger has agreed to give us the right of first offer for certain shopping center properties, our other executive officers, directors and affiliates may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and as a result, a potential business opportunity may be presented to another entity prior to its presentation to us.

All of our employees, including our executive officers, will be employed on a part-time basis and will have outside business interests that will require their time and attention and may interfere with their ability to devote all of their time to our business, which may adversely affect our business and operations.

Since our business immediately following this offering will be limited to operating only two properties, all of our employees, including our executive officers, will be employed for the foreseeable future on a part-time basis and will have outside business interests that could require substantial time and attention. In particular, Mr. Berger will only be contractually required to spend 35% of his business time on our affairs and David A. Rane, our Chief Financial Officer, will not be contractually required to spend all of his business time on our affairs. In addition, all of our employees (other than Mr. Rane) will also be employed by UCM, where they will devote at least a portion of their attention to matters unrelated to our business and operations. Although we believe our employment agreements with our executive officers will require that they devote sufficient attention to our affairs, we cannot accurately predict the amount of time and attention that will be required of these officers or our other employees to perform their ongoing duties related to outside business interests. The inability of our employees to devote sufficient time to managing our business could have a material adverse effect on our business and operations.

We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth and diversification.

Our business strategy includes the acquisition of shopping center properties, with an emphasis on underperforming properties whose performance we believe we can improve. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii), and intend to acquire additional properties when strategic opportunities exist. However, we may be unable to acquire any of the properties identified as potential acquisition opportunities under “Business and Properties — Acquisition Pipeline” and elsewhere in this prospectus, or that we may identify in the future. Our ability to acquire properties on favorable terms, or at all, is subject to the following significant risks:

•	potential inability to acquire a desired property because of competition from other real estate investors with significant capital, including publicly-traded REITs, private equity investors and institutional investment funds, which may be able to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices;
•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;
•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;
•	even if we enter into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including the satisfactory completion of our due diligence investigations; and
•	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth and diversification of our portfolio.

Future acquisitions of properties may not yield anticipated returns, may result in disruptions to our business, may strain management resources and/or may be dilutive to our stockholders.

Our business and growth strategies involve the acquisition of shopping center properties, with an emphasis on underperforming properties whose performance we believe we can improve. In evaluating a particular property for acquisition, we make certain assumptions regarding the expected future performance of that property. However, newly acquired properties, whether or not they were previously underperforming, may fail to perform as expected, and we may not be able to manage and lease those properties in a manner that meets our expectations. In particular, our acquisition activities may be subject to the following risks:

•	we may acquire properties that are not accretive to our results of operations;
•	if we finance acquisitions by incurring debt or mortgages, our cash flow may be insufficient to meet our required principal and interest payments;
•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;
•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;
•	our operating expenses may exceed budgeted amounts;
•	management’s resources may be diverted from operations;
•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and
•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may acquire properties with high vacancy rates, which could reduce our operating income and materially and adversely affect us.

The economic downturn that began in 2007 has reduced demand for shopping center space, which is evidenced by increased vacancy rates. To the extent that the operating stress caused by such increased vacancy rates puts pressure on owners to seek liquidity, including through sales of their commercial real estate assets, we may acquire properties from these owners, and any properties we acquire from these owners may have high vacancy rates. We may be unable to lease the space at these properties on beneficial terms or at all, and their high vacancy rates may prevent us from increasing, and may cause us to lower, rents and may force us to grant tenant improvements and other concessions to a greater extent than we have anticipated and could increase our borrowing costs, all of which could reduce our operating income from those properties and materially and adversely affect us.

We may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the respective contributor’s ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributor to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our net taxable income determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage and likelihood of default and any equity financing we obtain will result in dilution to existing stockholders. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;
•	the market’s perception of our growth potential;
•	the character and value of our properties;
•	our current debt levels;
•	our current and expected future earnings;
•	our cash flow and cash distributions; and
•	the market price per share of our common stock.

Beginning in 2008 and continuing to the present time, the credit and capital markets have been subject to significant disruptions, which if continued could impair our ability to raise needed funds. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We expect to have approximately $19.2 million of indebtedness outstanding following this offering, which may expose us to the risk of default under our debt obligations.

The Initial Properties are subject to the following mortgages: (i) Granite Bay Village has a $8.2 million 30-year fixed-rate mortgage at an interest rate of 5.1% payable to Midland Loan Services and (ii) University Village has a $9.6 million 10-year variable-rate mortgage at an interest rate of LIBOR + 2.0% (currently 3.05%) per annum payable to Union Bank, N.A. The mortgages on Granite Bay Village and University Village will mature on July 11, 2015 and August 1, 2022, respectively. In connection with the closing of this offering, we anticipate obtaining a new permanent mortgage for University Village. As part of this proposed refinancing, we expect to repay the $9.6 million outstanding debt on the interim mortgage and to obtain approximately $11.0 million of new secured mortgage financing. As of the date of this prospectus, we have obtained a commitment letter from Aviva Life and Annuity Company for the new permanent $11.0 million mortgage on University Village with a rate of 3.65% per annum. However, we may not be able to close the permanent refinancing, or we may not be able to obtain any additional funds in connection with the permanent refinancing. Therefore, upon completion of this offering and consummation of the formation transactions and such refinancing, we anticipate that our total consolidated indebtedness will be approximately $19.2 million. We may also incur significant additional debt to finance potential future acquisition and development activities (including variable rate debt).

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the Initial Properties, or any properties we may acquire or seek to acquire in the future, or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;
•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;
•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•	because a portion of our future debt may bear interest at variable rates, increases in interest rates could increase our interest expense;
•	we may be forced to dispose of the Initial Properties and any future properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;
•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to, among other things, declare a default under the loan, increase interest rates on the loan and/or accelerate our debt obligations; and
•	our default under any loan with cross default provisions could result in a default on other indebtedness.

In addition, incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on the Initial Properties or future mortgaged properties could adversely affect the overall value of our portfolio and could increase our borrowing costs and result in less favorable terms in future financings. For tax purposes, a foreclosure of such property or properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources — Indebtedness to be Outstanding After this Offering.”

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the dislocations in the credit markets and general global economic downturn that has been ongoing since 2008. These current conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock as a result of the following potential consequences, among others:

•	significant job losses, which may decrease demand for our shopping centers, causing market rental rates and property values to be negatively impacted;
•	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense; and
•	reduced values of the Initial Properties and any properties we acquire in the future may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by such property or properties and may reduce the availability of unsecured loans.

In addition, the economic downturn has adversely affected, and may continue to adversely affect, the businesses of many of the tenants at the Initial Properties and our prospective tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of the Initial Properties and any future properties.

We compete with numerous developers, owners and operators of shopping center properties, many of which own properties similar to ours in the same submarkets in which the Initial Properties are located. Similar competition exists in our target markets. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements or other concessions, early termination rights or below- market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults or bankruptcies, particularly by one of our larger tenants, could adversely affect the income produced by the Initial Properties and any properties we acquire in the future, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders.

The results from our investments materially depend on the financial stability of our tenants, any of whom may experience a change in their business at any time. For example, the economic crisis has already adversely affected and may in the future adversely affect one or more of our tenants. As a result, our tenants may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases, expiration of existing leases without renewal and the loss of rental income attributable to the terminated or expired leases. In addition, approximately 50% of the tenant leases at the Initial Properties are due to expire within the next three years. If we are unable to renew such leases or find replacement tenants for the subject space, our results of operations, our ability to pay dividends and our share price could suffer.

In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and re-letting the Initial Properties or any properties we acquire in the future. It is unlikely that a bankrupt tenant will pay, in full, amounts owed to us under a lease. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. Restrictions under bankruptcy laws limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold. If significant leases are terminated or defaulted upon, we may be unable to lease the Initial Properties or any future properties for the rent previously received or sell the Initial Properties without incurring a loss.

Many real estate costs are fixed, even if income from our properties decreases.

Many real estate costs, such as real estate taxes, insurance premiums and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause a reduction in property revenues. In addition, newly acquired properties may not produce significant revenues immediately, and any such properties operating cash flow may be insufficient to pay the operating expenses and debt service associated with these new properties. If we are unable to offset real estate costs with sufficient revenues from the Initial Properties or any future properties, our financial performance and liquidity could be materially and adversely affected.

If our tenants are unable to obtain financing necessary to continue to operate their businesses and pay us rent, we could be materially and adversely affected.

Many tenants rely on external sources of financing to operate their businesses. The U.S. financial and credit markets continue to experience significant liquidity disruptions, resulting in the unavailability of financing for many businesses. If our tenants are unable to obtain financing necessary to continue to operate their businesses, they may be unable to meet their rent obligations to us or enter into new leases with us or they may be forced to declare bankruptcy and reject our leases, which could materially and adversely affect us.

We may be unable to renew leases, lease vacant space or re-let space as leases expire.

As of June 30, 2012, leases representing approximately 1.8% of the square footage of the Initial Properties will expire in 2012 and leases representing approximately an additional 2.55% of the square footage are on a month-to-month basis. While the current occupancy rates of the Initial Properties is approximately 95%, leases in the Initial Properties (or any properties we acquire in the future) may not be renewed or may not be re-let at net effective rental rates equal to or above the current average net effective rental rates and substantial rent abatements, tenant improvements, early termination rights or below-market renewal options may need to be offered to attract new tenants or retain existing tenants. If the rental rates for the Initial Properties decrease or rental rates decrease for future properties subsequent to their acquisition, our existing or any future tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

The actual rents we receive for the Initial Properties, and other properties we may acquire in the future, may be less than our asking rents, and we may experience lease roll down from time to time.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions our target real estate markets, a general economic downturn, such as the current global economic downturn, and the desirability of the Initial Properties and other properties we may acquire in the future compared to other properties in our submarkets, we may be unable to realize the asking rents at such property or properties. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary from leased spaces within such property or properties. If we are unable to obtain rental rates that are on average comparable to our asking rents at the Initial Properties and any new properties, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in such property or properties, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

The value we ascribed to the Initial Properties and the value we may ascribe to any future properties we acquire may exceed its aggregate fair market value.

Although we have obtained third-party appraisals of the Initial Properties as one of several factors that were considered in determining the consideration, we have not obtained any fairness opinions in connection with the purchase of the Initial Properties in the formation transactions. The amount of consideration that we will pay for the Initial Properties is based on management’s estimate of fair market value. The amount of consideration we will pay was not negotiated on an arm’s length basis and management’s estimate of fair market value may exceed the appraised fair market value of the Initial Properties. In addition, there is a risk that the consideration we will pay for any additional property we may acquire may exceed the fair market value of such property, which could have an adverse effect on our results of operations.

The value of the Class B common units that the Operating Partnership will issue as partial consideration for the Initial Properties in the formation transactions may exceed the proportional fair market value of the Initial Properties.

The value of the Class B common units that our Operating Partnership will issue as partial consideration for the Initial Properties will increase or decrease if the per share trading price of our common stock increases or decreases. The initial public offering price of our common stock will be determined in consultation with the underwriters. Among the factors that will be considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the book value of the Initial Properties and our assets. As a result, the equity consideration to be given in exchange by us for the Initial Properties may exceed the proportional fair market value of the Initial Properties.

We depend on key personnel whose continued service is not guaranteed.

Our ability to manage our business and anticipated future growth depend, in large part, upon the efforts of key personnel, particularly Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board, who has extensive market knowledge and relationships and exercises substantial influence over our operational, financing, acquisition and disposition activity. Mr. Berger has significant real estate experience and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lose his services, our relationships with such personnel would diminish and our viability as a company would be materially impaired.

Many of our officers and directors also have extensive experience in the real estate industry, which will aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. There is significant competition in our industry for experienced personnel and there is a risk that we may not be able to retain our key personnel. The loss of services of one or more members of our management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Termination of the employment agreement with Mr. Berger could be costly.

The employment agreement that we expect to enter into at the closing of this offering with Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board, will provide that if his employment with us terminates under certain circumstances (including upon a change in our control), we may be required to pay him severance compensation of up to 299% of his base salary, thereby making it costly to terminate his employment. Such costs may hinder us from terminating Mr. Berger when we would otherwise do so.

Future terrorist attacks in Sacramento, California or any locations in which we acquire future properties could significantly impact the demand for, and value of, our properties.

Future terrorist attacks and other acts of terrorism or war would severely impact the demand for, and value of, our properties. Terrorist attacks in the Sacramento, California (the state capital of California) metropolitan area or any of the metropolitan areas in which we acquire properties also could directly impact the value of our properties through damage, destruction, loss or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to renew or re-let our properties at lease rates equal to or above historical rates, or at all. To the extent that any future terrorist attack otherwise disrupts our tenants’ businesses, it may impair their ability to make timely payments under their existing leases with us, which would harm our operating results and could materially and adversely affect us.

Potential losses, including from adverse weather conditions, natural disasters and title claims, may not be covered by insurance.

Upon completion of this offering and consummation of the formation transactions, we will carry commercial property, liability and terrorism coverage on the Initial Properties under a blanket insurance policy. We will select policy specifications and insured limits that we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. However, we will not carry insurance for losses such as loss from riots or war because such coverage is not available or is not available at commercially reasonable rates. Some of our policies, like those covering losses due to terrorism, will be insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses, which could adversely affect our operations. The Initial Properties are located in California, an area especially subject to earthquakes and we currently do not carry insurance for earthquakes. In addition, we may discontinue terrorism or other insurance on the Initial Properties and any future properties in the future if the cost of premiums for any such policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. As a result, we may be required to incur significant costs in the event of adverse weather conditions and natural disasters.

If we or one or more of our tenants experiences a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the Initial Properties as well as the anticipated future cash flows therefrom. In addition, if the damaged property is subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the Initial Properties was irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future as the costs associated with property and casualty renewals may be higher than anticipated.

In the event that we experience a substantial or comprehensive loss of the Initial Properties or any properties we may acquire in the future, we may not be able to rebuild such property or properties to its or their existing specifications. Further reconstruction or improvement of such property or properties would likely require significant upgrades to meet zoning and building code requirements.

We may become subject to litigation, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

In the future we may become subject to litigation, including claims relating to our operations, properties, offerings, and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

Certain of our directors and executive officers could be the subject of claims by the shareholders of USA Trust.

USA Trust is expected to be offered to and may purchase shares of our common stock in this offering. Shareholders of USA Trust may not agree with USA Trust’s investment decision and may decide to challenge and pursue claims against the trustees and officers of USA Trust. Certain of USA Trust’s trustees also serve as our directors and/or executive officers, including Mr. Berger, who serves as our Chairman and Chief Executive Officer and serves in similar positions for USA Trust. In the event shareholders of USA Trust pursue such claims, such officers and directors may become distracted from our business operations, and we could be named a party to any such claims, which in either case could have a material adverse impact on our business, results of operations and share price.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, prior consent of any joint venture partners may be required for a sale or transfer to a third party of our interests in the joint venture, which would restrict our ability to dispose of our interest in the joint venture. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting any properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Any such joint ventures may be subject to debt and, in the current volatile credit market, the refinancing of such debt may require equity capital calls.

If we fail to maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As our Chief Financial Officer and our Treasurer perform their services to us on a part-time basis, our ability to generate reliable financial reports, establish and maintain proper accounting and reporting controls and detect fraud may be adversely affected.

As part of our ongoing monitoring of internal controls we may discover material weaknesses or significant deficiencies in our internal controls. As a result of weaknesses that may be identified in our internal controls, we may also identify certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we discover weaknesses, we will make efforts to improve our internal and disclosure controls, but there is a risk that we may be unable to make any improvements. Our failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with the Nasdaq Capital Market. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the per share trading price of our common stock.

If we are deemed an “investment company” under the Investment Company Act of 1940, it could have a material adverse effect on our business.

We do not expect to operate as an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act. However, the analysis relating to whether a company qualifies as an investment company can involve technical and complex rules and regulations. If we own assets that qualify as “investment securities” as such term is defined under the Investment Company Act and the value of such assets exceeds 40% of the value of our total assets, we could be deemed to be an investment company and be required to register under the Investment Company Act. Registered investment companies are subject to a variety of substantial requirements that could significantly impact our operations. The costs and expenses we would incur to register and operate as an investment company, as well as the limitations placed on our operations, could have a material adverse impact on our operations and your investment return. In order to operate in a manner to avoid being required to register as an investment company we may be unable to sell assets we would otherwise want to sell or we may need to sell assets we would otherwise wish to retain. In addition, we may also have to forgo opportunities to acquire interests in companies or entities that we would otherwise want to acquire.

Risks Related to the Real Estate Industry

Our value is subject to risks associated with real estate assets and the real estate industry.

Our ability to pay expected dividends to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of the Initial Properties, and any properties we may acquire in the future. These events include many of the risks set forth above under “— Risks Related to Our Business and Properties,” as well as the following:

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;
•	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights, below-market renewal options, or other concessions and the need to periodically repair, renovate and re-let space;
•	increased operating costs, including insurance premiums, utilities, real estate taxes and assessments and state and local taxes;
•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;
•	reductions in the level of demand for space in shopping centers and changes in the relative popularity of properties;
•	increases in the supply of space for shopping centers;
•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;
•	decreases in the underlying value of our real estate;
•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act, or ADA; and
•	changing submarket demographics.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of the Initial Properties, and any properties we may acquire, and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell the Initial Properties, or any future properties we acquire, in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to certain limitations imposed by any tax protection agreements we may enter into in the future, as well as weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, such as the current economic downturn, and changes in laws, regulations or fiscal policies of jurisdictions in which the Initial Properties are, or any future properties are, located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold the Initial Properties and any future properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our initial portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

We will be subject to extensive environmental regulation which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent the Initial Properties, or any properties we acquire in the future, or to borrow funds using such property or properties as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of or exposure to materials containing asbestos. In addition, the Initial Properties, and any properties we may acquire in the future, may have been affected by contamination from past operations or from off-site sources. As a result, we may be potentially liable for investigation and significant cleanup costs, penalties and damages under environmental laws and we might have to pay substantial sums, which could adversely affect our results of operations, cash flow and the market value of our securities.

The Initial Properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify conditions that could pose potential environmental liabilities. The Phase I assessments noted that asbestos-containing materials may been used as building materials at the Initial Properties, and renovation of structures potentially containing these materials will have to comply with federal and other governmental requirements regarding asbestos. Further, sites near the Initial Properties have been identified as undergoing remediation, and such sites may pose a threat of groundwater contamination to the Initial Properties. The Phase I assessments also identified that there has been leakage from a transformer at the site that may contain PCBs. Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the Initial Properties. Unless required by applicable law or our lenders, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments. Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell or finance any affected properties.

The Initial Properties, and any properties we may acquire in the future, may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at the Initial Properties, and any properties we may acquire in the future, could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury is alleged to have occurred.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to the Initial Properties, and any properties we may acquire in the future.

Any acquisition of property in our intended regions can be expected to be subject to extensive government regulation. The Initial Properties are, and any properties we acquire in the future will be, subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of such property or properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to the Initial Properties and any future properties, including prior to acquiring future properties or when undertaking renovations of our existing property. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. Existing laws and regulatory policies may adversely affect us or the timing or cost of any potential future acquisitions or renovations. Additional regulations may be adopted that increase delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

In addition, federal and state laws and regulations, including laws such as the ADA, impose further restrictions on the Initial Properties and our operations. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The Initial Properties may not be fully compliant. If the Initial Properties, or any other property we may acquire an interest in, is not in compliance with the ADA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow and per share trading price of our common stock.

We are exposed to risks associated with property development and redevelopment.

We may engage in development and redevelopment activities with respect to the Initial Properties and any properties we acquire in the future. To the extent that we do so, we will be subject to certain risks, including the availability and pricing of financing on favorable terms or at all; construction and/or lease-up delays; cost overruns, including construction costs that exceed our original estimates; contractor and subcontractor disputes, strikes, labor disputes or supply disruptions; failure to achieve expected occupancy and/or rent rates within the projected time frame, if at all; and delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Risks Related to Our Organizational Structure

Conflicts of interest exist or could arise in the future between the interests of our stockholders and the interests of Mr. Berger or other holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. We may also become subject to conflicts of interest with Mr. Berger.

Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership in connection with the management of our Operating Partnership and its limited partners under Delaware law and the partnership agreement of our Operating Partnership. Our fiduciary duties and obligations as general partner to our Operating Partnership and its partners may come into conflict with the duties of our directors and officers to our company.

Upon completion of this offering, Messrs. Berger (indirectly through UCM) and Bernstein will own and/or control all of the Class B common units of our Operating Partnership. After they have held the common units for one year, they may request, subject to certain terms and conditions set forth in the partnership agreement, that we redeem their common units in exchange for cash or, in our sole and absolute discretion, shares of our common stock on a one-for-one basis. In the event of any such redemption request, the determination of whether to exchange the holder’s common units for cash or shares of our common stock could result in a conflict of interest.

Additionally, the partnership agreement provides that neither we nor our directors and officers are liable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that our Operating Partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement. The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

In addition, Mr. Berger, our Chairman, President and Chief Executive Officer, also controls UCM, our property manager. To the extent that disagreements arise in the future between us and UCM with respect to the manner in which UCM manages our properties or the property management or other fees to be paid by us to UCM, Mr. Berger may be subject to a conflict of interest. As Mr. Berger will have significant control over our operations as well as UCM’s, the resolution of these potential conflicts of interest might not be favorable to our stockholders.

In addition, there is a risk we may choose not to enforce, or to enforce less vigorously, our rights under our employment agreement with Mr. Berger due to our ongoing relationship with Mr. Berger and UCM.

If we become subject to and are unable to resolve any of these conflicts of interests, our business and results of operations could be materially and adversely impacted.

Our charter and amended and restated bylaws, the partnership agreement of our Operating Partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction, even if such a change in control may be in your interest, and as a result may depress the market price of our common stock.

Our charter contains various provisions that are intended, among other purposes, to preserve our qualification as a REIT and, subject to certain exceptions, authorize our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT. For example, our charter prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. Upon completion of this offering, our board of directors will grant to each of UCM and its affiliates (including Mr. Berger) and USA Trust, an exemption from the ownership limits that will allow them to own, up to     % and     %, respectively, in value or in number of shares, whichever is more restrictive, of our outstanding common stock, subject to various conditions and limitations, as described under “Description of Securities — Restrictions on Ownership and Transfer.” The restrictions on ownership and transfer of our stock may:

•	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or
•	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

Our charter, our amended and restated bylaws, the partnership agreement of our Operating Partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. See “Material Provisions of Maryland Law and of our Charter and Amended and Restated Bylaws — Removal of Directors,” “— Control Share Acquisitions,” “— Advance Notice of Director Nominations and New Business” and “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.”

We could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Stock — Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common Stock and Preferred Stock.” As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority and stockholder voting requirements on these combinations; and
•	“control share” provisions that provide that “control shares” of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The “business combination” provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted UCM, USA Trust, their affiliates, associates and all persons acting in concert with any of them, from the business combination provisions of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, any of these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

Also, pursuant to a provision in our amended and restated bylaws, we have exempted any acquisition of our stock from the control share provisions of the MGCL. However, our board of directors may by amendment to our amended and restated bylaws opt in to the control share provisions of the MGCL at any time in the future.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or amended and restated bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Material Provisions of Maryland Law and of our Charter and Amended and Restated Bylaws.”

Certain provisions in the partnership agreement of our Operating Partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of our Operating Partnership may delay or make more difficult unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on units;
•	our ability, as general partner, in some cases, to amend the partnership agreement and to cause the Operating Partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or our Operating Partnership without the consent of the limited partners; and
•	the right of the limited partners to consent to transfers of the general partnership interest and mergers or other transactions involving us under specified circumstances.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer may be limited.

We are a holding company with no direct operations and, as such, we will rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through our Operating Partnership. We do not have, apart from an interest in our Operating Partnership, any independent operations. As a result, we will rely on distributions from our Operating Partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our Operating Partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our Operating Partnership may issue additional common units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our Operating Partnership and would have a dilutive effect on the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

After giving effect to this offering, we will own all of the outstanding Class A common units of the Operating Partnership but we may, in connection with our acquisition of properties or otherwise, issue additional common units to third parties. Such issuances would reduce our ownership percentage in our Operating Partnership and affect the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. In addition, Messrs. Berger (indirectly through UCM) and Bernstein will own and/or control all of the Class B common units of the Operating Partnership which, on a fully-diluted basis, will constitute approximately 12% of our common stock. Because you will not directly own common units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our Operating Partnership.

We may assume unknown liabilities in connection with our formation transactions.

As part of our formation transactions, we will acquire assets that are subject to existing liabilities, some of which may be unknown or unquantifiable at the time this offering is completed. These liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons dealing with our Ownership Entities (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer, any recourse against third parties, including the contributor of our asset, for certain of these liabilities will be limited. There is a risk that we may not be entitled to any such reimbursement and be unable to recover in respect of such rights for any of these historical liabilities.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

We believe we will operate in such a manner as to qualify, and we intend to elect to be treated, as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2012. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in the prospectus are not binding on the Internal Revenue Service, which we refer to herein as the IRS, or any court. Therefore, there is a risk that we will not qualify as a REIT, or that we will not remain qualified as such in the future. Although we do not intend to request a ruling from the IRS as to our REIT status, we have received the opinion of our special U.S. federal income tax counsel, Ellenoff Grossman & Schole LLP, with respect to our qualification as a REIT. This opinion has been issued in connection with this offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of Ellenoff Grossman & Schole LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. Ellenoff Grossman & Schole LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Ellenoff Grossman & Schole LLP and our qualification as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code. See “Material U.S. Federal Income Tax Considerations — Taxation of Our Company.”

If we fail to qualify or subsequently lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;
•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the value of our common stock.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding net capital gains.

Legislative or regulatory changes could adversely affect our investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future and may take effect retroactively. As a result, there is a risk that any such changes will adversely affect how we or our stockholders are taxed. Any such changes could have an adverse effect on an investment in shares of our common stock. We urge you to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

In certain circumstances, we may be subject to federal, state and local taxes as a REIT, which would reduce cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of the Initial Properties or any future properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any U.S. federal or state taxes we pay will reduce our cash available for distribution to you. See “Material U.S. Federal Income Tax Considerations — Taxation of Our Company.”

If our Operating Partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will be treated as a partnership for federal income tax purposes. As a partnership, our Operating Partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. However, there is a risk that the IRS will challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, and that a court would sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the status of such entities.

We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Our ownership of taxable REIT subsidiaries will be limited, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm’s length terms.

We may own an interest in one or more taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. However, not more than 25% of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test. We anticipate that the aggregate value of the stock and securities of our taxable REIT subsidiaries and other nonqualifying assets will be less than 25% of the gross value of our total assets, and we will monitor the value of these investments to ensure compliance with applicable ownership limitations. In addition, we intend to structure our transactions with any taxable REIT subsidiaries to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There is a risk, however, that we will not be able to comply with the 25% limitation or will avoid application of the 100% excise tax discussed above.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. We may not have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. For more information on the tax consequences of distributions with respect to our common stock, see “Material U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.” Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, such sales may have an adverse effect on the per share trading price of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (through the end of 2012). Dividends payable by REITs, however, are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the reduced rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the per share trading price of our common stock. See “Material U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;
•	Part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock; and
•	Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

See “Material U.S. Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders.”

Foreign investors may be subject to FIRPTA on the sale of common stock if we are unable to qualify as a domestically controlled REIT.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as the Foreign Investment in Real Property Tax Act, which we refer to herein as FIRPTA, on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled REIT” or, in certain cases, if such foreign person owns less than five percent of the value of our outstanding common stock. A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. There is a risk that we will not qualify as a domestically controlled REIT. If we were to fail to so qualify, gains realized by a foreign investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than five percent of the value of our outstanding common stock. See “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders — Dispositions.”

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of the Initial Properties or any future properties or that we will always be able to make use of the available safe harbors.

The stock ownership limit imposed by the Code for REITs and our charter may restrict business combination opportunities.

To qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary or appropriate to preserve our qualification as a REIT. Unless an exemption is granted by our board of directors, our charter prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. In addition, our charter will generally prohibit beneficial or constructive ownership of shares of our capital stock by any person that owns, actually or constructively, an interest in any of our tenants that would cause us to own, actually or constructively, 10% or more of any of our tenants. Our board of directors may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. Upon completion of this offering, our board of directors will grant to each of UCM and its affiliates (including Mr. Berger) and USA Trust, an exemption from the ownership limits that will allow them to own, up to     % and     %, respectively, in value or in number of shares, whichever is more restrictive, of our outstanding common stock, subject to various conditions and limitations, as described under “Description of Securities — Restrictions on Ownership and Transfer.”

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (i) sell assets in adverse market conditions; (ii) borrow on unfavorable terms; or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

We may enter into certain hedging transactions which may have an impact on our REIT status.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. Furthermore, compliance with the statutory REIT requirements may limit our ability to implement hedging strategies that may otherwise reduce risk, thereby increasing our risk profile.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

Risks Related to this Offering

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

Prior to this offering, there has been no public market for our common stock, and there is a risk that no active trading market will develop or be sustained and that shares of our common stock will not be resold at or above the initial public offering price. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “WCRT.” The initial public offering price of our common stock has been determined by agreement among us and the underwriters, but there is a risk that our common stock will trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

We may be unable to make distributions at expected levels and we may be required to borrow funds to make distributions.

Although we estimate that 100% of the cash we will distribute to our common stockholders for the 12 months ending December 31, 2012 will be generated from our cash from operations, as described in “Distribution Policy,” there is a risk that we may be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. If cash available for distribution generated by our assets is less than our current estimate, or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In the event the underwriters’ overallotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further materially adversely affected.

All distributions will be made at the discretion of our board of directors and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares, and thereafter as gain on a sale or exchange of such shares. See “Material U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.” If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Messrs. Berger and Bernstein and their affiliates will receive benefits in connection with this offering, which create a conflict of interest because they have interests in the positive completion of this offering that may influence their decisions regarding the terms and circumstances under which the offering and formation transactions are completed.

In connection with this offering and the formation transactions, we will purchase all of the equity interests in the Ownership Entities, which own the Initial Properties. In exchange for Mr. Berger’s 15.0% ownership interest (indirectly through UCM) in Auburn & Douglas LLC and 9.75% interest in Howe and University LLC, he will receive no cash and 186,986 Class B common units of our Operating Partnership, with a value of approximately $1.4 million. In exchange for Mr. Bernstein’s 5.0% ownership interest in Auburn & Douglas LLC and 5.25% interest in Howe and University LLC, he will receive no cash and 86,249 Class B common units of our Operating Partnership, with a value of approximately $0.6 million.

In addition, upon the closing of our acquisition of the Ownership Entities, Roger A. Dreyer, the majority owner of the Ownership Entities, will pay UCM a $500,000 real estate brokerage fee for structuring the sale of the Ownership Entities to us. In addition, 200,000 shares in this offering are expected to be offered to and may be purchased by USA Trust, of which Mr. Berger is Chief Executive Officer and a Trustee and of which Mr. Benjamin Diaz, a director nominee of our company, is the Secretary and a Trustee.

These transactions create a conflict of interest because Messrs. Berger and Bernstein have interests in the positive completion of this offering, which may affect the terms and circumstances under which this offering and the formation transactions are completed. For more information concerning benefits to be received by Messrs. Berger and Bernstein in connection with this offering, see “Structure and Formation of Our Company — Benefits of the Formation Transactions to Related Parties” and “Certain Relationships and Related Transactions.”

Assuming an active market for our common stock develops, the market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the per share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. There is a risk that the per share trading price of our common stock will fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;
•	changes in our funds from operations or earnings estimates;
•	publication of research reports about us or the real estate industry;
•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;
•	changes in market valuations of similar companies;
•	adverse market reaction to any additional debt we incur in the future;
•	additions or departures of key management personnel;
•	actions by institutional stockholders;
•	speculation in the press or investment community;
•	the realization of any of the other risk factors presented in this prospectus;
•	the extent of investor interest in our securities;
•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;
•	our underlying asset value;
•	investor confidence in the stock and bond markets, generally;
•	changes in tax laws;
•	future equity issuances;
•	failure to meet earnings estimates;
•	failure to meet and maintain REIT qualifications;
•	changes in our credit ratings; and
•	general market and economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

We may use a portion of the net proceeds from this offering to make distributions to our stockholders, which would, among other things, reduce our cash available to acquire properties and may reduce the returns on your investment in our common stock.

Prior to the time we have fully invested the net proceeds of this offering, we may fund distributions to our stockholders out of the net proceeds of these offerings, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common stock. The use of these net proceeds for distributions to stockholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder’s tax basis in our common stock.

We may allocate net proceeds from this offering in ways with which you may not agree.

Our management will have discretion in using the proceeds from this offering and may use the proceeds in ways with which you may not agree. We are not required to allocate the net proceeds from this offering to any specific investment or transaction and, therefore, you cannot determine at this time the value or propriety of our application of the proceeds. Moreover, you will have not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. We may use the proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” for additional information.

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates and would likely increase our borrowing costs and potentially decrease the funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $0.85 (or approximately 11.3%) in net tangible book value per share from the price you paid, based upon the initial public offering price of $7.50 per share. The exercise of outstanding warrants and options and the conversion of debentures will result in further dilution of your investment. In addition, if we raise funds by issuing additional shares, the newly issued shares may further dilute your ownership interest.

The determination of the offering price of our shares and the size of this offering is more arbitrary than the pricing of securities and size of an offering of a company with substantial historical operations.

Prior to this offering there has been no public market for any of our securities. The public offering price of the shares was negotiated between us and the underwriters. In determining the size of this offering, management held customary organizational meetings with representatives of the underwriters with respect to the state of capital markets, generally, and the amount the underwriters believed they reasonably could raise on our behalf. Factors considered in determining the size of this offering and the public offering price for the shares, include:

•	the history and prospects of real estate investment trusts;
•	prior offerings of those companies;
•	our capital structure;
•	an assessment of our management and their experience in the real estate industry;
•	general conditions of the securities markets at the time of this offering; and
•	other factors as were deemed relevant.

Although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities of a company that has substantial historical operations.

The number of shares of our common stock available for future issuance or sale could adversely affect the per share trading price of our common stock.

We are offering 2,000,000 shares of our common stock as described in this prospectus. We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares for resale in the open market will decrease the per share trading price per share of our common stock. The per share trading price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse or upon the registration of additional shares of our common stock pursuant to registration rights granted in connection with this offering. As a result, a substantial number of shares may be sold pursuant to the registration rights granted to the holders of Class B common units. The sale of such shares by the holders of Class B common units, or the perception that such a sale may occur, could materially and adversely affect the per share trading price of our common stock.

The exercise of the underwriters’ overallotment option, the exchange of units for common stock, the exercise of any options or the vesting of any restricted stock that may be granted to certain directors, executive officers and other employees under our equity incentive plan, the issuance of our common stock or units in connection with future property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the per share trading price of our common stock, and the existence of units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders.

Future offerings of debt or equity securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our Operating Partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. In addition, upon completion of this offering, certain of our officers and directors will indirectly own Class B common units of our Operating Partnership. In the future, we also may issue additional common units of our Operating Partnership in exchange for a contribution of an interest in a property or other consideration. After a holder of common units of our Operating Partnership has held the common units for one year, the holder may request, subject to certain terms and conditions set forth in the Operating Partnership agreement, that we redeem the common units in exchange for cash or, in our sole and absolute discretion, shares of our common stock on a one-for-one basis. Thus, our stockholders bear the risk of our future offerings and issuances in exchange for common units of our Operating Partnership reducing the per share trading price of our common stock and diluting their interest in us.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, (which we refer to herein as the Exchange Act), the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NASDAQ Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” While Section 107(b) of the JOBS Act allows emerging growth companies an extended transition period for complying with new or revised accounting standards, we have elected to opt out of such extended transition period, which election is irrevocable.

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we may not be able to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 30. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in or affecting our markets;
•	our ability to manage potential conflicts of interest between us and Mr. Berger;
•	defaults on, early terminations of or non-renewal of leases by tenants;
•	fluctuations in interest rates and increased operating costs;
•	our failure to obtain necessary outside financing;
•	our failure to generate sufficient cash flows to service our outstanding indebtedness;
•	lack or insufficient amounts of insurance;
•	decreased rental rates or increased vacancy rates;
•	difficulties in identifying properties to acquire and completing acquisitions;
•	our failure to operate acquired properties and operations in a manner that generates positive cash flow and net profit;
•	our failure to maintain our status as a REIT;
•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;
•	financial market fluctuations;
•	changes in real estate and zoning laws and increases in real property tax rates;
•	factors affecting the real estate industry in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii); and
•	other factors affecting the real estate industry generally.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We are offering shares of our common stock at the anticipated public offering price of $7.50 per share. After deducting the underwriting discount and commissions and estimated expenses of this offering and the formation transactions, we expect net proceeds from this offering of approximately $13.3 million, or approximately $15.4 million if the underwriters’ overallotment option is exercised in full. We will contribute the net proceeds of this offering to our Operating Partnership in exchange for Class A common units, and our Operating Partnership will use the net proceeds received from us as described below:

•	Approximately $11.1 million to acquire the Initial Properties.
•	Approximately $2.2 million for general working capital, acquisitions, capital expenditures, tenant improvements, leasing commissions, other expenses and potentially, payment of distributions.

In addition, we expect to receive approximately $1.4 million in connection with the contemplated permanent refinancing of University Village, which is expected to occur concurrently with the closing of this offering. The interim mortgage on University Village matures on August 1, 2022. As of the date of this prospectus, we have obtained a commitment letter from Aviva Life and Annuity Company for the $11.0 million new permanent mortgage on University Village with a rate of 3.65% per annum. However, we may not be able to close the permanent refinancing or we may not be able to obtain any additional funds in connection with this permanent refinancing. We intend to use the proceeds from the permanent refinancing to fund future acquisitions and our working capital.

With respect to the net offering proceeds not allocated to the acquisition of the Initial Properties, investors are cautioned that they will be relying on the judgment of our management, who will have broad discretion regarding the application of such proceeds. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the remaining proceeds from this offering for other purposes, including purposes not presently known to us. As of the date of this prospectus, we have not specifically identified, and are not a party to any agreement with respect to the purchase of, any additional properties.

Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

DISTRIBUTION POLICY

We intend to pay regular quarterly dividends to holders of our common stock. We intend to pay a pro rata initial dividend with respect to the period commencing on the completion of this offering and ending September 30, 2012, based on $0.13125 per share for a full quarter. On an annualized basis, this would be $0.525 per share (of which we currently estimate 100% may represent a return of capital for tax purposes), or an annual distribution rate of approximately 7%, based on an estimated initial public offering price at the mid-point of the range set forth on the cover of this prospectus. We estimate that 100% of the cash we will distribute to our common stockholders for the 12 months ending December 31, 2012 will be generated from our cash from operations. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending December 31, 2012, which we have calculated based on adjustments to our pro forma net income for the 12 months ended December 31, 2012 (after giving effect to the offering and the formation transactions). This estimate was based on our pro forma operating results and does not take into account our growth strategy, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. In estimating our cash available for distribution for the 12 months ending December 31, 2012, we have made certain assumptions as reflected in the table and footnotes below.

We believe we will have sufficient cash available to us for distribution for the 12 months following the closing of this offering. Specifically, we expect to have approximately $3.6 million from the proceeds of this offering and the permanent refinancing of University Village. In addition, we expect to generate approximately $1.1 million from our operations during such period. Assuming receipt of these funds, our initial dividend payment of $1.05 million will represent 22% of the cash available to us and approximately 97% of our cash from operations. The table below sets forth our anticipated sources for our initial dividend payment of $1.05 million:

Cash provided by offering	$2,159,959
Cash from permanent refinancing of University Village mortgage	$1,450,000
Annualized funds from operations	$1,084,546
Total cash available	$4,694,506
Percentage of cash available to be used for dividend payment	22%
Percentage of cash from operations to be used for dividend payment	97%

Although we believe we will have sufficient cash available to us for distribution for the 12 months following the closing of this offering, it is possible that we will use a portion of the proceeds from this offering or other investment capital to make such distributions.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than a reserve for recurring capital expenditures, and amounts estimated for leasing commissions and tenant improvements for renewing space. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering, including the contemplated permanent refinancing of approximately $9.6 million of the interim mortgage on University Village in connection with the closing of this offering. Any such financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and we have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Dividends and other distributions made by us will be authorized by our board of directors in its sole discretion out of funds legally available for distribution to our stockholders and will be dependent upon a number of factors, including restrictions under applicable law, the requirements for our qualification as a REIT for federal income tax purposes and other factors described below. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, there is a risk that the estimate will not prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected dividends per share if the underwriters’ overallotment option is exercised, which could require us to pay dividends from the net proceeds of this offering.

There is a risk that our estimated dividends will not be made or sustained as contemplated or that our board of directors will change our distribution policy in the future and that we cease making such distributions. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our portfolio, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “Material U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax and we may need to borrow funds to make some distributions.

Pro Forma Information

The following unaudited pro forma information should be read in conjunction with our consolidated financial statements as of June 30, 2012 included elsewhere in this prospectus.

The following unaudited pro forma consolidated balance sheet as of June 30, 2012 and statements of operations of our company for the year ended December 31, 2011 and the six months ended June 30, 2012 have been prepared to give effect to the planned acquisition of (1) Howe & University LLC, consisting of a shopping center totaling approximately 83,000 rentable square feet, located in Sacramento, California and (2) Auburn & Douglas LLC, consisting of a shopping center totaling approximately 86,000 rentable square feet, located in Granite Bay, California. The pro forma consolidated balance sheet assumes that each acquisition had occurred on June 30, 2012. The pro forma consolidated statements of operations assume that each acquisition had occurred on January 1, 2011. We plan to account for the acquisitions as business combinations using the acquisition method of accounting. However, the pro forma information does not reflect the interim mortgage on University Village entered into by Howe & University LLC with Union Bank, N.A. on July 31, 2012 in the amount of $9.6 million or the anticipated permanent refinancing of University Village with a mortgage of $11.0 million at an interest rate of 3.65% per annum. Rather, the pro forma information reflects the prior mortgage on University Village of $8.6 million at an interest rate of 6.9% per annum which was in effect as of June 30, 2012 but was repaid on July 31, 2012.

These unaudited pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the audited historical financial statements of Howe & University LLC and Auburn & Douglas LLC and their related notes thereto included elsewhere in this prospectus. The adjustments to our pro forma consolidated financial statements are based on available information and assumptions that we consider reasonable. Our pro forma consolidated financial statements do not purport to represent (1) the results of our operations that would have actually occurred had the planned acquisition of Howe & University LLC and Auburn & Douglas LLC occurred on January 1, 2011 or (2) an estimate of the results of our operations as of any future date or for any future period, as applicable.

West Coast Realty Trust, Inc.
Pro Forma Consolidated Balance Sheet
(unaudited)
June 30, 2012

	Historical	Pro Forma Adjustments
	West Coast Realty Trust, Inc(a)	Howe & University LLC		Auburn Douglas LLC		West Coast Realty Trust, Inc		Company Pro Forma
ASSETS
Current Assets
Cash & Cash equivalents	$1	$41,515	(b)	$17,918	(b)	$1,245,085	(c)	1,304,519
Accounts Receivable	$—	$145,347	(b)	$220,356	(b)			$365,703
Prepaid Expenses	$—	$—		$13,380	(b)			$13,380
Escrow Accounts	$—	$89,048	(b)	$48,400	(b)			$137,448
Total Current Assets	$1	$275,910		$300,054				$1,821,050
Property, plant & equipment	$—	$18,782,015	(b)	$11,738,891	(b)			$30,520,906
Capitalized Lease Commissions	$—	$113,342	(b)	$143,068	(b)			$256,410
TOTAL ASSETS	$1	$19,171,267		$12,182,013				$32,598,366
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	$—	$123,587	(b)	$133,093	(b)			$256,680
Security Deposits	$—	$47,679	(b)	$48,919	(b)			$96,598
Total Current Liabilities	$—	$171,266	(b)	$182,012	(b)			$353,278
Mortgage Payable	$—	$8,565,769	(b)	$8,181,199	(b)			$16,746,968
Total Liabilities	$—	$8,737,035		$8,363,211				$17,100,246
Stockholders’ equity
Common stock	$1					$20,000	(d)	$20,001
OP units	$—					$2,198,119	(e)	$2,198,119
Additional paid in capital	$—					$14,980,000	(d)	$14,980,000
Less: offering costs	$—					$(1,700,000	)(d)	$(1,700,000)
Total stockholders’ equity	$1							$15,498,120
TOTAL LIABILITIES & EQUITY	$1							$32,598,366

(a)	Reflects our historical consolidated balance sheet as of June 30, 2012 included elsewhere within this prospectus.
(b)	The pro forma adjustments reflect purchase price allocation of the Initial Properties as set forth below. Current assets, capitalized lease commissions, current liabilities, and mortgages payable remain as stated as their historical carrying amounts approximate fair value. Fixed assets are adjusted to fair value based on the recent appraisal. Allocations are preliminary and subject to change.

	Howe & University LLC	Auburn & Douglas LLC	Combined
Acquisition Price	19,000,000	12,000,000	$31,000,000
Current Assets/Liabilities	(104,643)	(118,041)	$222,684
Allocate to fixed assets	18,895,357	11,881,959	$30,777,316
Property, plant, equipment	18,782,015	11,738,891	$30,520,906
Capitalized lease commissions	113,342	143,068	$256,410
(c)	Pro forma cash proceeds of $1,245,086 represent the aggregate cash proceeds received from the offering less the pro forma net acquisition price of the Initial Properties.

(d)	Offering proceeds of $15,000,000, net of offering costs of $1,700,000, are reflected as received as of June 30, 2012. Offering costs consist principally of legal and accounting fees, listing fees and selling costs, including underwriter commissions.
(e)	Class B common units issued by the Operating Partnership in connection with the purchase of the Initial Properties.
(f)	As of June 30, 2012, Howe & University LLC had a mortgage with Wells Fargo with a fixed interest rate of 6.95%, amortized over 30 years and maturing on August 1, 2012. Monthly payments were $64,870. On July 31, 2012, Howe & University LLC obtained a new interim mortgage on University Village with Union Bank, N.A. The interim mortgage has an interest rate of LIBOR + 2.0% (currently 3.05%) per annum and a maturity date of August 1, 2022. As part of this interim refinancing, Howe & University LLC paid the $8.6 million outstanding debt on the prior mortgage and obtained approximately $9.6 million of new secured mortgage financing. Concurrently with the closing of this offering, we anticipate obtaining a new permanent mortgage for University Village. As part of this proposed refinancing, we expect to repay the $9.6 million outstanding debt on the interim mortgage and to obtain approximately $11.0 million of new secured mortgage financing. We will use the approximately $1.4 million of additional cash which we expect to receive upon the permanent refinancing of University Village to fund future acquisitions and our working capital. As of the date of this prospectus, we have obtained a commitment letter from Aviva Life and Annuity Company for the new permanent $11.0 million mortgage on University Village with a rate of 3.65% per annum. However, no assurances can be given that we will be able to close the permanent refinancing, or that we will be able to obtain any additional funds in connection with the permanent refinancing. The new permanent $11 million mortgage will be amortized over 30 years at 3.65% per annum.
(g)	Auburn & Douglas LLC's mortgage with Midland Loan Services for Granite Bay Village is amortized over 30 years at 5.1% per annum and matures on July 11, 2015. Monthly payments are $50,177.

West Coast Realty Trust, Inc.
Unaudited Pro Forma for the period ended June 30, 2012

	West Coast Realty Trust(a)	Howe & University LLC(b)	Auburn & Douglas LLC(c)	Pro Forma Adjustments	Company Pro Forma
Revenue
Rental and other income	0	830,906	653,169		1,484,075
Total revenue	0	830,906	653,169		1,484,075
Operating Expenses
Interest expense	0	304,384	215,171		519,555
Insurance and property tax	0	99,520	65,659		165,179
Repairs and maintenance	0	117,062	70,870		187,932
Property management fee	0	30,308	26,436		56,744
Administrative expense	0	5,611	6,781		12,392
Depreciation and amortization	0	0	0	$651,418(d)	651,418
Total operating expense	0	556,885	384,917		1,593,220
Net Income (loss) attributable to West Coast Realty Trust, Inc.	0	274,021	268,252		(109,145)
Basic and diluted income (loss) per share	$—				$(0.05)
Weighted average number of common shares outstanding	2,000,100				2,000,100

(a)	Reflects our historical consolidated statement of operations for the six month period ended June 30, 2012.
(b)	Reflects the historical results of Howe & University LLC for the six month period ended June 30, 2012 included elsewhere within this prospectus.
(c)	Reflects the historical results of Auburn & Douglas LLC for the six month period ended June 30, 2012 included elsewhere within this prospectus.
(d)	Depreciation and amortization is calculated on the straight-line method over the useful life as noted below. Depreciation and amortization includes $66,565 of monthly amortization related to $18,895,357 property, plant and equipment and intangible assets recorded at acquisition for Howe & University LLC. Depreciation and amortization also includes $42,005 of monthly amortization related to $11,881,959 property, plant and equipment and intangible assets recorded at acquisition for Auburn & Douglas LLC.

	Land	Buildings	Tenant Improvements	Personal Property	Capitalized Lease Commissions	Total
Howe & University	3,756,403	7,512,806	6,761,525	751,281	113,342	18,895,357
Auburn & Douglas	2,347,778	4,695,556	4,226,001	469,556	143,068	11,881,959
Depreciation/Amortization	—	154,536	366,251	122,084	8,547	651,418
Useful life	—	39.5 years	15 years	5 years	15 years

Other Data:

Reconciliation of Non-GAAP Financial Measures

Six Months Ended December 31, 2011
Net Income (Loss) Attributable to West Coast Realty Trust, Inc.	(109,145)
Add back: Depreciation and Amortization	651,418
Loss (Gain) on Sale or Disposal Assets	—
Income (Loss) Attributable to Noncontrolling Interests	—
Funds from operations	542,273
Basic and diluted FFO income (loss) per share	$0.27

The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (FFO) as net income, excluding gains (or losses) from sales of depreciable assets, plus depreciation and amortization of intangible assets. We calculate FFO in a manner consistent with the NAREIT definition. FFO should be considered as a supplemental measure of operating performance used by REITs. We believe the FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding our financial performance.

FFO does not represent cash flow from operations as defined by generally accepted accounting principles. FFO should not be considered as an alternative to net income, as a measure of operation performance or cash flows from operating, investing and financing activities, and is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by us, may not be comparable to similarly entitled measures reported by other REITs.

West Coast Realty Trust, Inc.
Unaudited Pro Forma for the year ended December 31, 2011

	West Coast Realty Trust(a)	Howe & University LLC(b)	Auburn & Douglas LLC(c)	Pro Forma Adjustments		Company Pro Forma
Revenue
Rental and other income	0	1,539,826	1,282,278			2,822,104
Total revenue	0	1,539,826	1,282,278			2,822,104
Operating Expenses
Interest expense	0	615,809	432,201			1,048,010
Insurance and property tax	0	201,675	134,735			336,410
Repairs and maintenance	0	261,200	127,938			389,138
Property management fee	0	59,673	49,026			108,699
Administrative expense	0	17,681	31,809			49,490
Depreciation and amortization	0	0	0	1,301,654	(d)	1,301,654
Total operating expense	0	1,156,038	775,709			3,233,401
Net Income (loss)	0	383,788	506,569			(411,297)
Basic and diluted income (loss) per share	$—					$(0.21)
Weighted average number of common shares outstanding	2,000,100					2,000,100

(a)	Reflects our historical consolidated statement of operations for the year ended December 31, 2011.
(b)	Reflects the historical results of Howe & University LLC for the year ended December 31, 2011 included elsewhere within this filing.
(c)	Reflects the historical results of Auburn & Douglas LLC for the year ended December 31, 2011 included elsewhere within this filing.
(d)	Depreciation and amortization is calculated on the straight-line method over the useful life as noted below. Depreciation and amortization includes $66,696 of monthly amortization related to $18,932,598 property, plant and equipment and intangible assets recorded at acquisition for Howe & University LLC. Depreciation and amortization also includes $41,775 of monthly amortization related to $11,816,662 property, plant and equipment and intangible assets recorded at acquisition for Auburn & Douglas LLC.

	Land	Buildings	Tenant Improvements	Personal Property	Intangibles	Total
Howe & University	3,763,851	7,527,702	6,774,932	752,770	113,342	18,932,598
Auburn & Douglas	2,334,719	4,669,438	4,202,494	466,944	143,068	11,816,662
Depreciation/Amortization	—	308,788	731,828	243,943	17,094	1,301,654
Useful life	—	39.5 years	15 years	5 years	15 years

Other Data:

Reconciliation of Non-GAAP Financial Measures

Year Ended December 31, 2011
Net Income (Loss) Attributable to West Coast Realty Trust, Inc.	(411,297)
Add back: D & A	1,301,654
Loss (Gain) on Sale or Disposal Assets	—
Income (Loss) Attributable to Noncontrolling Interests	—
Funds from operations	890,357
Basic and diluted FFO income (loss) per share	$0.45

The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (FFO) as net income, excluding gains (or losses) from sales of depreciable assets, plus depreciation and amortization of intangible assets. We calculate FFO in a manner consistent with the NAREIT definition. FFO should be considered as a supplemental measure of operating performance used by REITs. We believe the FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding our financial performance.

FFO does not represent cash flow from operations as defined by generally accepted accounting principles. FFO should not be considered as an alternative to net income as a measure of operation performance or cash flows from operating, investing and financing activities, and is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by us, may not be comparable to similarly entitled measures reported by other REITs.

CAPITALIZATION

The following table sets forth our actual capitalization as of June 30, 2012 and our pro forma capitalization as adjusted to give effect to our formation transactions, this offering and the use of net proceeds as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2012
	Actual	As Adjusted
		(Unaudited)
Stockholders’ equity:
Common stock, $0.01 par value per share; 90,000,000 shares authorized, 100 shares issued and outstanding, actual; 90,000,000 shares authorized, 2,000,100 shares issued and outstanding, as adjusted	1	20,001
Preferred stock, $0.01 par value per share; none authorized, none issued or outstanding, actual; 100,000,000 shares authorized, none issued or outstanding, as adjusted	—	—
Additional paid in capital	0	13,280,000
Retained earnings	—	—
Total stockholders’ equity	$1	$13,300,001

DILUTION

Purchasers of shares of our common stock offered in this prospectus will experience an immediate and substantial dilution in the net tangible book value per share of our common stock from the initial public offering price. As of June 30, 2012, we had a combined net tangible book value of $0, assuming the exchange of common units of our Operating Partnership into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, including the use of proceeds as described under “Use of Proceeds,” and the formation transactions, and the deduction of underwriting discounts and commissions and estimated offering and formation expenses, the pro forma net tangible book value as of June 30, 2012 attributable to common stockholders would have been $13.3 million, or $6.65 per share of our common stock, assuming the exchange of common units of our Operating Partnership into shares of our common stock on a one-for-one basis. This amount represents an immediate dilution in pro forma net tangible book value of $0.85 per share to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$7.50
Net tangible book value per share before the formation transactions and this offering	$0
Net increase in pro forma net tangible book value per share attributable to the formation transactions and this offering	$6.65
Pro forma net tangible book value per share after the formation transactions and this offering	$6.65
Dilution in pro forma net tangible book value per share to new investors	$0.85

The following table summarizes, as of June 30, 2012:

•	the total number of shares of common stock purchased from us by our existing stockholder prior to this offering and by new investors purchasing shares of common stock in this offering;
•	the total consideration paid to us by our existing stockholder for shares of common stock purchased prior to this offering and by new investors purchasing shares of common stock in this offering, based on the initial public offering of $7.50 per share of common stock (before deducting the estimated underwriting discounts and commissions payable by us in connection with the underwritten offering); and
•	the average price per share of common stock paid by our existing stockholder prior to this offering and by new investors purchasing shares of common stock in this offering.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholder(1)	100	0.01%	$1	0.01%	$0.01
New investors	2,000,000	99.99%	$15,000,000	99.99%	$7.50
Total	2,000,100	100.00%	$15,000,001	100.00%

(1)	On March 2, 2012, Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board, purchased 100 shares of our common stock at a price of $0.01 per share in connection with our formation.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with selected financial data, the audited financial statements of the Ownership Entities for the periods ended December 31, 2011 and 2010 and of West Coast Realty Trust, Inc. as of the period ended June 30, 2012, the unaudited financial statements of the Ownership Entities and of West Coast Realty Trust, Inc. for the period ended June 30, 2012 and related notes thereto, appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of the formation transactions, certain other transactions and this offering. These effects are reflected in the pro forma financial statements located elsewhere in this prospectus.

Overview

Our Company

We were formed in March 2012 as a Maryland corporation. Upon completion of this offering and consummation of the formation transactions, we will own the Initial Properties, which are comprised of two shopping centers, Granite Bay Village and University Village, in the Sacramento, California metropolitan area, constituting more than 168,000 square feet of space. We have elected to be taxed as a real estate investment trust beginning with the taxable year ending December 31, 2012.

Formation Transactions

We expect to specialize in the ownership, acquisition, management and financing of necessity-based retail properties, including community and neighborhood shopping centers in densely populated, middle and upper income markets in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii). The size of our target properties will be between 50,000 and 250,000 square feet, although we may acquire properties outside of these parameters.

Concurrently with this offering, we will complete the formation transactions, pursuant to which we will acquire all of the equity interests in the Ownership Entities, and thereby acquire the Initial Properties, in exchange for an aggregate of approximately $11.1 million in cash and 273,235 Class B common units of the Operating Partnership with a value (based on the initial public offering price in this offering) of $2.0 million plus the assumption of mortgage indebtedness. Pursuant to the requirements of the lender for Granite Bay Village, we will, as part of our formation transactions, form a new single purpose entity, A&D MM, LLC, which will act as the managing member of, and hold a 0.5% membership interest in, Auburn & Douglas LLC. A&D MM, LLC will be a wholly-owned subsidiary of the Operating Partnership but will have a “springing member” feature in the event of bankruptcy or similar event involving the Operating Partnership.

Upon consummation of this offering and the formation transactions, our operations will be carried on through our Operating Partnership, which we formed on March 22, 2012, and subsidiaries of our Operating Partnership. Consummation of the formation transactions will enable us to (1) consolidate the ownership of the Initial Properties under our Operating Partnership (2) facilitate this offering and (3) qualify as a real estate investment trust for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2012.

Revenue Base

Upon consummation of this offering and the formation transactions, we will acquire 100% of the interests in the entities that own the Initial Properties. As of June 30, 2012, the Initial Properties are approximately 95% leased. The Initial Properties are located in the Sacramento, California metropolitan area.

Factors That May Influence Our Operating Results

Business and Strategy.  We plan to focus our investment strategy on shopping center properties located in submarkets with supply constraints as well as underperforming properties that provide opportunities to implement a value-added strategy to increase occupancy rates and cash flow. Additionally, we intend to acquire underperforming properties where we believe better management, focused leasing efforts and/or capital improvements would improve the property’s operating performance and value.

We intend to pursue acquisitions of additional properties as our growth strategy, which may include properties that have substantial vacancy, enabling us to increase cash flow through lease-up. We expect to continue to acquire properties subject to existing mortgage financing and other indebtedness in connection with acquiring or refinancing these properties. Debt service on such indebtedness will have a priority over any distributions with respect to our common stock.

Rental Revenue.  The amount of net rental revenue generated by the Initial Properties depends primarily on our ability to maintain the occupancy rates of currently leased space and to lease currently available space as well as space that becomes available. As of June 30, 2012, the percent leased for the Initial Properties was approximately 95%. We believe that the average rental rates for the Initial Properties are generally equal to or slightly below the current average quoted market rate. Negative trends in one or more of these factors could adversely affect our rental revenue in future periods. Future economic downturns or regional downturns affecting Sacramento or downturns in our tenants’ industries that impair our ability to renew or re-let space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at the Initial Properties. In addition, growth in rental revenue will also partially depend on our ability to acquire additional properties that meet our investment criteria.

Conditions in Our Markets.  The Initial Properties are located in the Sacramento, California metropolitan area. Positive or negative changes in economic or other conditions in California, and particularly in Sacramento, including the state budgetary shortfall, employment rates, natural hazards and other factors, may impact our overall performance.

Operating Expenses.  Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs. Increases in these expenses over tenants’ base years are generally passed on to tenants due to the structures of our leases. As a public company, we estimate our annual general and administrative expenses will increase due to increased legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters, compared to the operations of the Ownership Entities. In addition, we expect the Initial Properties to be reassessed after the consummation of this offering. We believe the amount of property taxes we pay in the future will increase. However, given the uncertainty of the amount involved, we have not included the impact of any anticipated property tax increase in our pro forma financial statements.

Critical Accounting Policies

Our discussion and analysis of the historical financial condition and results of our operations are based upon our consolidated financial statements which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a summary of our significant accounting policies in the notes to the consolidated financial statements of our company elsewhere in this prospectus. We have summarized below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. We evaluate these estimates on an ongoing basis, based upon information currently available and on various assumptions that we believe are reasonable as of the date hereof. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those of other companies.

Investment in real estate

Investment in real estate is carried at cost less accumulated depreciation and amortization. The Company allocates the cost of an acquisition, including the assumption of liability, to the acquired tangible asset and identifiable intangibles based on their relative fair values. The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market economic conditions.

Depreciation is provided using the straight-line method over the estimated useful life of the assets for building, improvements and furniture and fixtures and the term of the lease for tenant improvements. The estimated useful lives being used are as follows:

Building	39.5 years
Building improvements	39.5 years
Furniture and fixtures	5 years
Tenant improvements	15 years

Repair and maintenance costs are expensed as incurred, whereas expenditures that improve or extend the service lives of assets are capitalized. Disposal and abandonment of improvements are recognized at occurrence as a charge to depreciation.

Revenue recognition

Base rental income is recognized on a straight-line basis over the terms of the related leases, inclusive of leases which provide for scheduled rent increases or rent concessions. Differences between rental income earned and amounts due according to the respective lease agreements are credited or charged to deferred rent receivable, as applicable.

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk.

Impairment of long-lived assets

We assess the carrying value of investment property and related intangibles, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with GAAP. Impairment losses are recorded on real estate assets held for investment when indicators of impairment are present and the future undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

Income taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2012. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles, or U.S. GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Results of Operations

Comparison of six months ended June 30, 2012 to the six months ended June 30, 2011 for the combined Ownership Entities

Revenues

Total Revenue.  Total revenue consists of rental revenue, tenant recoveries and other property-related revenues. Total revenues increased by approximately $73,024, or approximately 5.0%, from $1,411,052 for the six months ended June 30, 2011 to $1,484,076 for the six months ended June 30, 2012. The period to period increase was primarily due to a minor increase in occupancy and scheduled lease rate increases.

Expenses

Total Expenses.  Total operating expenses consist of property operating expenses as well as general and administrative expenses, management fees, and interest. Depreciation and amortization have been excluded since the basis of the properties and the related depreciation and amortization will change significantly after the transaction is complete. Total expenses decreased from $965,874 for the six months ended June 30, 2011 to $941,802, or approximately 2.0%, for the six months ended June 30, 2012. The decrease was attributable mostly to repairs and maintenance costs and office expense which fluctuate year-to-year.

Net Income

There was a net operating profit for the six months ended June 30, 2012 of $542,273, compared with a net operating profit of $445,178 for the six months ended June 30, 2011. This 22% increase in the net profit was due to the increase in revenues and the decrease in operating expenses.

Comparison of twelve months ended December 31, 2011 to the twelve months ended December 31, 2010 for the combined Ownership Entities

Revenues

Total Revenue.  Total revenue consists of rental revenue, tenant recoveries and other property-related revenues. Total revenues increased by approximately $69,279, or approximately 2.5%, from $2,752,826 for the twelve months ended December 31, 2010 to $2,822,104 for the twelve months ended December 31, 2011. The period to period changes were attributable primarily to a 2% increase in occupancy and scheduled lease rate increases.

Expenses

Total Expenses.  Total operating expenses consist of property operating expenses as well as general and administrative expenses, management fees and interest. Depreciation and Amortization have been excluded since the basis of the properties and the related depreciation and amortization will change significantly after the transaction is complete. Total expenses increased from $1,922,894 for the twelve months ended December 31, 2010 to $1,931,748, or approximately 0.5%, for the twelve months ended December 31, 2011. The increase was attributable to minor increases in our various operating expenses other than interest.

Net Income

There was a net operating profit for the twelve months ended December 31, 2011 of $890,356, or approximately 7.3%, compared with a net profit of $829,932 for the twelve months ended December 31, 2010. The increase in the net operating profit was primarily attributable to the increase in occupancy and scheduled lease rate increases.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

After completion of this offering and the formation transactions, we expect our ratio of debt to undepreciated assets to be 52% (or 56% upon the contemplated permanent refinancing of University Village concurrent with the closing of this offering). We also expect our debt to market capitalization to be approximately 52% (or 60% upon the contemplated permanent refinancing of University Village). The two ratios will be the same initially since the pro forma balance sheet is as of the acquisition date and the assets have not yet been depreciated. We expect our debt to equity ratio to be 1.10:1 (or 1.26:1 upon the contemplated permanent refinancing of University Village). Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including restricted stock that we may issue to certain of our directors and executive officers, plus the aggregate value of common units not owned by us, plus our total consolidated indebtedness. Upon completion of this offering and the formation transactions, we expect to have approximately $3.6 million of available cash (including approximately $0.1 million in reserves relating to required escrows for the loans on the Initial Properties) and assuming no exercise of the underwriters’ overallotment.

We expect to receive approximately $1.4 million in connection with the contemplated permanent refinancing of University Village, which is expected to occur concurrently with the closing of this offering, and which is included within the $3.6 million of available cash set forth above.

There are no present plans for material improvements, renovation or development of the Initial Properties. We will make repairs and improvements to maintain the Initial Properties as needed and in the ordinary course of business.

Our short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with the Initial Properties and properties we may acquire in the future, distributions to our limited partners and distribution payments to our stockholders required to maintain our REIT status, capital expenditures and potentially acquisitions. We expect to meet our short-term liquidity requirements through net cash from operations and the proceeds of this offering.

Our long-term liquidity needs consist primarily of funds necessary to pay for the repayment of debt at maturity, property acquisitions and non-recurring capital improvements. We expect to meet our long-term liquidity requirements with net cash from operations, long-term secured and unsecured indebtedness and the issuance of equity and debt securities.

We believe that, upon the completion of this offering, and as a publicly-traded REIT, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional equity. However, there is a risk that this will not be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of any unencumbered assets, and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors including general market conditions for REITs and market perceptions about our company.

Reconciliation of Non-GAAP Financial Measures

Funds From Operations (“FFO”)

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) available to common shareholders computed in accordance with GAAP, excluding gains or losses from sales of operating real estate assets and extraordinary items, plus depreciation and amortization of operating properties, including our share of unconsolidated real estate joint ventures and partnerships. We calculate FFO in a manner consistent with the NAREIT definition.

Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. In addition, securities analysts, investors, and other interested parties use FFO as the primary metric for comparing the relative performance of equity REITs. There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.

FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Below is the calculation of FFO and the reconciliation to net income (loss), which we believe is the most comparable GAAP financial measure:

Reconciliation of Non-GAAP Financial Measures

	Year Ended December 31, 2010	Year Ended December 31, 2011	Six Months Ended June 30, 2012
Net Income (Loss) Attributable to West Coast Realty Trust, Inc.	(482,166)	(411,297)	(109,145)
Add back: Depreciation and Amortization	1,312,098	1,301,654	651,418
Loss (Gain) on Sale or Disposal Assets	—	—	—
Income (Loss) Attributable to Noncontrolling Interests	—	—	—
Funds from Operations	829,932	890,357	542,273
Basic and diluted FFO income (loss) per share	$0.41	$0.45	$0.27

Indebtedness to be Outstanding after this Offering

Upon completion of this offering and the formation transactions, we expect to have $19.2 million of outstanding indebtedness. The outstanding indebtedness is comprised entirely of mortgages secured by our ownership of the Initial Properties.

On July 31, 2012, Howe & University LLC obtained a new interim mortgage on University Village with Union Bank, N.A. The interim mortgage has an interest rate of LIBOR + 2.0% (currently 3.05%) per annum and a maturity date of August 1, 2022. As part of this interim refinancing, Howe & University LLC paid the $8.6 million outstanding debt on the prior mortgage and obtained approximately $9.6 million of new secured mortgage financing.

Concurrently with the closing of this offering, we anticipate obtaining a new permanent mortgage for University Village. As part of the proposed permanent refinancing, we expect to repay the $9.6 million outstanding debt on the interim mortgage and to obtain approximately $11.0 million of new secured mortgage financing. We will use the approximately $1.4 million of additional cash which we expect to receive upon the contemplated permanent refinancing of University Village to fund future acquisitions and our working capital. As of the date of this prospectus, we have obtained a commitment letter from Aviva Life and Annuity Company for the new permanent $11.0 million mortgage loan on University Village at a rate of 3.65% per annum. However, we may not be able close such permanent refinancing, or obtain any additional funds in connection with the permanent refinancing.

Granite Bay Village is encumbered by a $8.2 million 30-year fixed-rate mortgage at an interest rate of 5.1% per annum payable to Midland Loan Services. The mortgage on Granite Bay Village will mature on July 11, 2015. Pursuant to the requirements of the lender for Granite Bay Village, we will, as part of our formation transactions, form a new single purpose entity, A&D MM, LLC, which will act as the managing member of, and hold a 0.5% membership interest in, Auburn & Douglas LLC. A&D MM, LLC will be a wholly-owned subsidiary of the Operating Partnership but will have a “springing member” feature in the event of bankruptcy or similar event involving the Operating Partnership.

Contractual Obligations

The following table provides information with respect to our commitments at June 30, 2012, including any guaranteed or minimum commitments under contractual obligations. Such presentation reflects the prior $8.6 million mortgage loan on University Village, which was in effect as of June 30, 2012 but was repaid on July 30, 2012.

Contractual Obligation	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Principal payments on mortgage loans	$16,746,968	$8,647,556	$327,147	$7,772,265	$—
Total	$16,746,968	$8,647,556	$327,147	$7,772,265	$—

Off Balance Sheet Arrangements

At June 30, 2012, we did not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market-sensitive instruments. In pursuing our business plan, we expect that interest rate risk will be the primary market risk to which we will be exposed.

We may be exposed to the effects of interest rate changes primarily as a result of debt used to maintain liquidity and fund expansion of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we may borrow at fixed rates or variable rates and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes. As of June 30, 2012, we had no outstanding variable interest rate debt and therefore, we were not exposed to interest rate risk related to our debt.

BUSINESS AND PROPERTIES

Overview

General

We are a recently-formed, internally-managed real estate investment trust, or REIT, that will specialize in the ownership, acquisition, management and financing of necessity-based retail properties, including community and neighborhood shopping centers located in densely populated, middle and upper income markets in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii). The size of our target properties will be between 50,000 and 250,000 square feet, although we may acquire properties outside of these parameters.

Our management team and employees, including Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board, have more than 100 years of combined experience in real estate acquisitions, management and development in the Western United States, which will be our areas of focus. Mr. Berger is currently the president of University Capital Management, Inc., or UCM, a full-service real estate company engaged principally in the ownership and development, acquisition and management of commercial and residential real estate in our proposed areas of operation.

We were formed in March 2012 as a Maryland corporation and do not presently own any properties. We have elected to be taxed as a real estate investment trust beginning with the taxable year ending December 31, 2012. We will conduct substantially all of our business through our Delaware operating partnership, WCRT Operating Partnership, L.P., which we refer to as the Operating Partnership. The equity capitalization of the Operating Partnership will be divided into two classes of common units — Class A common units and Class B common units. We will serve as the sole general partner of the Operating Partnership and will own all of the outstanding Class A common units of the Operating Partnership, representing 88% of all outstanding common units of the Operating Partnership. Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board (indirectly through his control of UCM) and Richard P. Bernstein, Esq., our Vice Chairman, initially will own and/or control all of the Class B common units, representing 12% of all outstanding common units of the Operating Partnership. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.”

Although we are an internally-managed REIT, our property management function will be outsourced to UCM. UCM is currently the manager of each of the Initial Properties and will continue in such capacity following the closing of this offering. UCM is controlled by Mr. Berger. Upon the closing of our acquisition of the Ownership Entities, Roger A. Dreyer, the majority owner of the Ownership Entities, will pay UCM a $500,000 real estate brokerage fee for structuring the sale of the Ownership Entities to us. See “Certain Relationships and Related Transactions — Relationship Between our Company and UCM.”

Our principal executive offices are located at 650 Howe Avenue, Suite 730, Sacramento, California 95825. Any current or future website of ours and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement hereto.

Our Strategy

Our primary business objective is to increase stockholder value and generate dividend income to our stockholders by acquiring and owning community and neighborhood shopping centers in our target markets. Our strategy will focus on the following key elements:

•	We will target necessity-based retail community and neighborhood shopping centers, including those ranging in size from 50,000 to 250,000 square feet.
•	The target purchase price for our properties is expected to be in the range of $5 million to $20 million, depending on our access to capital.
•	Our target properties will ideally be anchored by national and regional tenant chains and leased to national retailers that sell necessity and value-oriented items, which we believe are less affected by fluctuations in the broader U.S. economy and consumer disposable income and have more predictable property-level cash flows.
•	Our target properties will ideally be strategically situated in densely populated, middle and upper income markets in the California, Northern Nevada and Hawaii.

•	We will seek properties in areas we believe will benefit from positive economic and demographic trends, high barriers to entry and attractive growth prospects.
•	We intend to target properties primarily owned by individuals and non-institutional entities.
•	We intend whenever possible to buy at or below replacement cost.
•	We intend to target properties with diverse tenants and geographic locations thus making us less susceptible to losses of tenants.

Our growth strategy is to build a sound platform of investment properties in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii) and to create value in such properties through redevelopment, repositioning and lease-up of the properties. We will target high quality properties located along key retail corridors in their respective markets, ideally situated at major “Main on Main” intersections in communities with stable demographics and historically favorable trends in population and income growth. We may diversify in terms of property locations, size and market, and we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area.

Our strategy is focused on our belief in buying good properties from distressed owners as opposed to buying distressed properties. Accordingly, we look favorably on the current market conditions confronting property owners who are unable to refinance their existing debt and are thereby facing the risk of foreclosure. We believe that many of these cash-constrained landlords may not be able to fund required tenant improvements, leasing commissions and building improvements to attract or retain tenants. As a result, we believe we will have a rare opportunity to acquire high quality, well-located, retail properties at attractive prices with the potential to generate substantial initial yields and solid cash flow over time.

We also believe that our yields could potentially be enhanced by funding private mortgages ourselves on attractive assets which meet our acquisition criteria but are either not currently available for sale or are not available for sale at prices acceptable to us. In connection with such activities, we would expect to obtain secured positions with respect to the subject properties and may earn fees for originating loans and receive principal and interest payments, which we believe creates opportunities to increase our investment yields rates on the applicable properties. Although we expect that any private mortgage activity we engage in would be a small aspect of our business, we may be required to obtain certain licenses in states where we make such private mortgages. In addition, we may acquire such properties at attractive prices if the borrowers default on the mortgages we fund. Any loans we provide will be consistent with maintaining our status as a REIT.

Generally, as in the case of the Initial Properties, we expect to anchor our properties with major national and regional tenant chains, and lease to national retailers that generate consumer traffic.

Our Management Team

Our management team has cultivated an extensive local, regional and national network of contacts, which we expect to tap to identify acquisition and lending opportunities. These contacts include executives and board members of publicly and privately-held companies including REITs, business brokers, leasing brokerage firms and independent leasing broker agents, lenders, fund managers, retailers, private investors and developers, tenants, attorneys and accountants. We believe the breadth of our relationships will serve as a source of potential investment and lending opportunities. We also believe that the favorable reputation our management team has established in identifying promising investment properties and closing transactions through several real estate cycles will provide us access to opportunities that may not be published or made available through regular sales channels such as listings.

We further believe that the experience of our management team gained through decades of economic challenges and all stages of the real estate investment cycle will be crucial to our ability to manage our properties and target new investment opportunities. In the course of more than 35 years in the real estate industry, Mr. Berger has overseen more than 5 million square feet of real estate and retail-related acquisitions and developments including properties owned and managed by publicly-held REITs. Our management team is comprised of experienced professionals who have significant experience in recycling and fixing of broken or tired real estate assets.

Potential Acquisition Pipeline

We have a network of long-standing relationships with real estate developers, individual and institutional real estate owners and national and regional lenders in many West Coast real estate markets. We believe this network of relationships will provide us with market intelligence and access to an ongoing pipeline of attractive acquisition opportunities, which may not be available to our competitors.

Through our network of real estate brokers and other professionals, and based on publicly available information, as of August 2012, we are tracking fifteen shopping center acquisition opportunities in California alone with an aggregate asking purchase price of $166 million, or an average price per property of approximately $11.1 million, and comprised of approximately 829,500 square feet of space. We are continually engaging in internal research as well as informal discussions with various parties regarding our potential interest in these types of potential acquisitions. As of the date of this prospectus, however, we have not specifically targeted, and are not a party to any agreement to purchase, any additional properties, other than the Initial Properties. Accordingly, there is no assurance that any currently available properties will remain available, or that that we will pursue or complete any of these potential acquisitions, at prices acceptable to us or at all, following this offering.

Target Market Background and Opportunity

We believe that recent events in the financial markets, the credit crisis and the limited capital available for commercial real estate have created some market dislocation and a favorable acquisition environment for necessity-based retail properties. Accordingly, we believe that we will have opportunities to acquire, finance and manage quality properties at historically attractive prices. Our management team and board members have extensive relationships with community banks, law firms, title companies, mortgage companies, REITs and others in the real estate industry which we believe will enable us to develop an active acquisition pipeline.

California

We believe California’s dynamic, diversified and cyclical economy, coupled with the continued weakness in the California real estate market, will create attractive opportunities to acquire properties at significant discounts to intrinsic value for several reasons.

First, we believe that the types of properties we expect to target (namely, shopping centers) are currently under-valued due to the current state of California’s economy. While the economy and real estate fundamentals have begun to improve, the shopping center market has yet to fully recover. A persistent lack of capital for investment in non-prime properties has resulted in weak pricing and higher capitalization rates relative to prime properties.

Second, we believe that necessity-based shopping centers in our target markets in California present attractive, long-term investment opportunities due to the strength and resilience of California’s neighborhood and community shopping center real estate market. We believe that the strengthening California economy will, in turn, have a positive impact on the demand for quality shopping centers and real estate market fundamentals.

We believe California represents an attractive market for real estate investments. California is the most populous state in the country, with a population totaling 37.7 million as of July 2011. Approximately one-eighth of the U.S. population lives in California. California’s gross state product (GSP) of $1.9 trillion in 2011 ranks its economy as the eighth-largest in the world, ahead of Mexico, Russia and India. California residents are relatively affluent compared with the U.S. average. For 2009 and 2010, the two-year average median household income in California reached $55,760 compared with $50,022 in the United States as a whole.

Overall, we believe we are well-positioned to capitalize on opportunities in our target segment due to our management team’s strong industry relationships, our investment experience in California and our real estate expertise.

Northern Nevada

We also believe that Northern Nevada will present opportunities to acquire shopping centers that meet our investment criteria.

With approximately 221,000 people, Reno is the largest city in Northern Nevada and the second-largest city in Nevada after Las Vegas. Bordered to the east by the city of Sparks, the Reno-Sparks metropolitan area consists of about 400,000 residents. Until the late 1950s, Reno was considered the gaming capital of the United States. The casino industry, although downsized in Reno, has shown significant growth in larger hotel casinos such as the Atlantis and Grand Sierra Resort situated away from the Virginia Street core. Today, the city is equally recognized for the presence of various corporate headquarters associated with manufacturing and development. These include Braeburn Capital, International Game Technology and Bally Technologies, the latter two of which manufacture slot machines. Approximately 65% of the work force is engaged principally in the trade and service sector and 25% in the fields of construction, manufacturing, transportation, communications, public utilities, and finance-related services.

The city has reportedly also undertaken entertainment and housing redevelopment projects in the recent downtown sector. Finally, because of its location in the Sierra Nevada Mountains, we expect continued tourism from the Sacramento and San Francisco Bay areas. Retail opportunities in this submarket should provide consistent returns based on our previous experience in the market.

Hawaii

Based on our management’s experience, we believe that attractive investment opportunities in our target space may be present in Hawaii.

Hawaii is the only U.S. state composed entirely of islands and not geographically located in North America. Due to its mid-Pacific location, it is a popular destination for Asian and North American tourists. Tourism has been the state’s largest employer, contributing 24.3% of the gross state product (GSP) in 2011. Hawaii’s diverse population of approximately 1.36 million in 2010 has the highest percentage of Asian-Americans along with the lowest percentage of white Americans. Although the cost of living in Hawaii, particularly in Honolulu, is considered high compared to major cities in the U.S., it is still 6.7% lower than major metropolitan areas such as New York. Hawaii’s economy depends significantly on conditions in the U.S. economy and key international economies, especially Japan. The Honolulu Consumer Price Index (CPI) increased 3.7% in 2011, and according the Department of Business, Economic Development and Tourism for Hawaii, and it is expected to increase 3.0% in 2012, 0.2 of a percentage point above the previous forecast, and 2.8% in 2013 with 0.3 of a percentage point above previous forecast.

We believe Hawaii’s economy is expected to show positive growth 2012 and into the future. Coupled with the state reporting the lowest unemployment rate in the U.S., the lack of land for development opportunities and a bustling tourism trade, we view Honolulu as a strong submarket for the acquisition of shopping centers.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other owners and operators of retail-based properties and will enable us to capitalize on the economic conditions in our target real estate markets as we seek to operate and expand our portfolio.

•	Experienced Management Team with a Track Record of Acquiring, Developing, Managing and Operating Real Estate Properties. Our senior management team is led by Jeffrey B. Berger and Richard Bernstein, our Chief Executive Officer and Vice Chairman, respectively, who have over 60 combined years of experience in owning, acquiring, developing, operating, financing and selling real estate properties including shopping centers, primarily in California, Northern Nevada and Hawaii. Mr. Berger is a third generation real estate professional in California. Our management and employees collectively have over 100 years of experience in the commercial real estate industry, having collectively overseen the acquisition, financing, and management of real estate properties with an aggregate value of over $1 billion.

•	Committed and Incentivized Management Team. Our management team is committed to our operations and growth. Upon completion of this offering and the consummation of the formation transactions, our management team will own approximately 12% of our common stock on a fully-diluted basis, thereby aligning management’s interests with those of our stockholders.
•	Disciplined Approach to Underwriting and Due Diligence. Before acquiring a property, our team of real estate investment professionals, led by Mr. Berger, intends to implement a disciplined underwriting and due diligence process. The due diligence process will focus on the following four primary areas: (a) credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry; (b) lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions; (c) real estate fundamentals review and analysis, including an evaluation of the replacement cost of the property and assessment of alternative uses; and (d) analysis of the risk adjusted returns on the investment.
•	Focus on Capital Preservation. Our management team will place a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values among the target assets that are available in the market. We will utilize appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or re-financing exposure.
•	California Focus with Local and Regional Expertise. We will primarily focus on acquiring and managing shopping center properties in specific submarkets in California, Northern Nevada and Hawaii that we believe are well positioned for economic recovery and growth. We will focus on submarkets with demographics which we believe are very favorable and whose shopping centers are characterized by smaller tenants for whom location and quality is important, including the Sacramento, San Francisco, Los Angeles, Orange County and San Diego metropolitan areas. We believe these markets are improving more rapidly than other markets and have significant barriers to new development. Our management also has significant experience in Northern Nevada and Hawaii and we believe there are attractive investment opportunities in those areas.
•	Our Initial Properties are in Desirable Locations. We believe the Initial Properties are in desirable locations with high-end demographics and an attractive tenant base. In addition, we believe our cash flow will increase if we are successful in increasing the occupancy rates of the Initial Properties beyond the current combined occupancy rate of 95%.
•	Long-Standing Relationships that Provide Access to a Solid Pipeline of Acquisition Opportunities. We believe our experience, in-depth market knowledge and extensive network of long-standing relationships with real estate developers, real estate owners, national and regional lenders, brokers, tenants and other market participants will enable us to identify and capitalize on attractive acquisition opportunities and enhance our leasing efforts. These relationships are particularly strong in our target submarkets.
•	Established and Developing Relationships with Real Estate Financing Sources. We believe our existing relationships with institutional sources of debt financing could provide us with attractive and competitive debt financing options as we grow our property portfolio. We expect that our financing sources may include insurance companies, pension funds, real estate focused private equity and/or hedge funds.
•	Growth-Oriented, Flexible and Conservative Capital Structure. We believe our conservative capital structure will provide us with an advantage over many of our private and public competitors. Upon completion of this offering, we will have no legacy balance sheet issues and limited near-term maturities, which will allow management to focus on business and growth strategies rather than balance sheet repair. In addition, we expect to have an initial debt-to-market capitalization ratio of approximately 52% (or 56% upon the consummation of the permanent refinancing of University Village).

Our Business Objectives

Our business objectives are to generate sustainable long-term growth in net asset value, funds from operations (or FFO)-per-share and dividends per share. Specifically, we intend to achieve these objectives through the following growth strategies:

Focus on distressed owners

We believe in buying good properties from distressed owners as opposed to buying distressed properties. Accordingly, we look favorably on the current market conditions confronting property owners who are unable to refinance their existing debt and are thereby facing the risk of foreclosure. We believe we can capitalize on this philosophy in multiple ways:

First, we believe that many cash-constrained landlords may not be able to fund required tenant improvements, leasing commissions and building improvements to attract or retain tenants. As a result, we believe we will have an opportunity to acquire high quality, well-located, retail properties at attractive prices with the potential to generate substantial initial yields and solid cash flow over time.

In addition, we believe that certain financially distressed owners will need to obtain short-term loans in order to meet immediate capital needs, using their high quality properties as collateral. Loans from conventional lending institutions may not be available since many such institutions have already been drained by non-performing assets and over-extended loans. We believe this presents us with the opportunity to provide financing to distressed owners of high quality properties in our target markets that offer attractive risk-adjusted returns.

Focus on acquisitions with attractive risk-adjusted returns in target markets

We intend to focus on acquisitions in our target markets with the following characteristics:

•	High barriers-to-entry. We intend to target properties with high barriers-to-entry such as lack of land, high entitlements, market-entry capital requirements, economies of scale, and demand and supply constraints. We believe this will allow us to minimize competition for our properties.
•	Geographic and demographic concentration. Our primary geographic market is located in Western United States (including, but not limited to, California, Northern Nevada and Hawaii). Our management has longstanding relationships in this region and believes there are attractive opportunities for our target properties in this region.
•	Property type. We intend to target necessity-based, high quality retail properties including community and neighborhood shopping centers with tenants who offer necessity-based goods and services. These targets are consistent with the historic strategy of our management team.

We also intend to target properties located along key retail corridors in their respective markets, ideally situated at major “Main on Main” intersections in densely populated, middle and upper income communities with stable demographics and historically favorable trends in population and income growth.

•	Tenant type. We intend to anchor our properties with major national and regional tenant chains, and lease to national retailers that generate consumer traffic. We believe that tenants who offer necessity-based goods and services are less affected by fluctuations in the broader U.S. economy and consumer disposable income, which in turn leads to more predictable and stable property-level cash flows. We also believe that these types of tenants are typically higher in credit quality.
•	Significant tenants and industries. We intend to build a diversified base of tenants who supply necessity-based goods and services across a wide range of industries. For anchors, we intend to focus on the following types of major national and regional chains:
➢	supermarkets
➢	drugstore and super drugstores
➢	supercenters (such as Walmart and Target)

➢	banks
➢	hardware stores
➢	health and fitness stores
➢	discount department stores
➢	food service and retail establishments and
➢	electronic or sporting goods.

For other tenants, we intend to consider, among others, national retailers focused on:

➢	telecommunications
➢	electronics
➢	sporting goods
➢	specialty apparel retail
➢	food service and
➢	retail and business services.
•	Tenant lease terms. We intend to acquire properties that feature one or more of the following characteristics in their tenant’s lease structure:
➢	properties with 5 to 10-year term leases (anchor leases can be significantly longer term)
➢	rental escalations to offset inflation and maximize cash flows
➢	triple-net leases where generally all operating expenses including taxes, insurance and common area maintenance expenses are assumed by the tenants on a pro rata basis and
➢	below-market rents which can be renewed at higher market rates.

Maximize cash flow through redevelopment, repositioning and lease-up

We believe that applying effective value-added strategies will maximize cash flow while limiting risk. We also believe that effective value-added strategies must adapt to shifting market conditions. Our first step would be to identify the reasons for the poor performance of a property as well as its market potential. This typically requires a thorough analysis of the property’s tenant mix, trade area and capture rates, physical condition, operating costs and competition. We intend to use the results of this analysis to reposition the property to reflect current and longer-term market conditions using hands-on management and an aggressive, proactive leasing campaign. This may include expansion plans for current tenants, repositioning tenant mixes and re-entitling site plans. A major component of our leasing strategy is to cultivate long-term relationships through consistent tenant interaction and a proactive approach to satisfying their space requirements.

Maximize value through proactive asset management

We believe that a proactive asset management program is critical to delivering sustainable value. We believe that such a program involves the active and ongoing monitoring, identification, evaluation and targeting of potential investments and leasing opportunities using our extensive industry relationships.

Capitalize on our network of industry relationships

Our management team has cultivated an extensive local, regional and national network of contacts, which we expect to tap to identify acquisition and lending opportunities.

Leverage our experienced property management and operating platform

Our management team and its affiliates have an extensive track record of managing, operating and leasing retail properties. UCM has been responsible for overseeing the day-to-day operations of Granite Bay Village and University Village since April 15, 2005 and July 15, 2002, respectively. We believe this experience (and, in the case of the Initial Properties, continuity) in servicing tenants will generate a higher renewal and occupancy rate, minimize rent interruptions and reduce renewal costs, thus contributing to stronger operating results.

Execute a comprehensive financing strategy

We believe our post-offering capital structure will provide us with significant financial capacity coupled with the flexibility to fund future growth. Over time, these financing alternatives may include subsequent public and offerings of our securities.

The Initial Properties

Upon completion of this offering and consummation of the formation transactions, we will own the Initial Properties. The Initial Properties are comprised of the following two shopping centers located in the Sacramento, California metropolitan area. The following is a description of each of the Initial Properties:

University Village

This approximately 83,000 square foot shopping center is situated at the intersection of Fair Oaks Boulevard and Howe Avenue in Sacramento, California, and is within walking distance of the California State University, Sacramento campus as well as the upscale Campus Commons and Sierra Oaks residential developments. University Village was constructed in 1974 and renovated in 2001 – 2002. It is currently 100% occupied and its anchors and major tenants include Safeway and CVS Pharmacy.

Granite Bay Village

This approximately 86,000 square foot shopping center is situated at the intersection of Auburn and Folsom Roads in the heart of upscale Granite Bay, California, a suburb of Sacramento. Granite Bay Village was constructed in 1978 and renovated in 2005. It is currently 91% occupied and its anchors and major tenants include Fresh & Easy, Ace Hardware and Gold’s Gym.

The following tables present an overview of the Initial Properties, based on information as of June 30, 2012. Rental data presented in the table below for the Initial Properties reflects base rent on leases in place as of June 30, 2012.

Property	Location	Year Built/ Renovated	Number of Tenants	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot
University Village Shopping Center	Sacramento, CA	1974/2001 – 2	24	82,688	100%	$1,330,099	$16.09
Granite Bay Village Shopping Center	Granite Bay, CA	1978/2005	18	85,639	91%	$958,606	$12.35
Total Portfolio			42	168,327	95%	$2,288,705	$14.28

(1)	Excludes tax reimbursements and percentage rents

The following table shows the percent leased rate and the average effective annual rent per leased square foot for the Initial Properties for the past five years.

Year	Average Leased Rentable Square Feet(1)	Percent Leased(2)	Annual Rent Revenues	Effective Annual Rent Per Lease Square Foot(3)
2007	165,018	99%	$2,448,033	$14.83
2008	142,327	85%	$2,289,273	$16.08
2009	156,164	93%	$2,039,105	$13.06
2010	156,154	93%	$1,987,543	$12.73
2011	160,727	95%	$2,095,830	$13.04

(1)	Square footage has been determined by management based upon leasable square feet, which may be less or more rentable area than calculated on basis of historical information and property surveys. Square footage may change over time due to re-measurement or releasing. Average leased rentable square feet was calculated based on rent rolls for 2007 through 2011.

(2)	Percent leased is calculated as (i) square footage under commenced leases, divided by (ii) total square feet, expressed as a percentage. Total square feet has been calculated on the basis of historical information and property surveys (approximately 85,639 square feet for University Village and approximately 82,688 square feet for Granite Bay Village).
(3)	Effective annual rent per leased square foot is calculated as (i) annual rent revenues, divided by (ii) average leased rentable square feet.

During the year ended December 31, 2011, the Initial Properties had a total of six new and renewed leases at an average base rent of $1.75 per square foot. The average cost of tenant improvements and lease commissions for the leases was $9.84 per square foot. There was a net reduction in base rate of 3% for the new and renewed leases during the year ended December 31, 2011. The following table reflects the leasing activity for the Initial Properties during the twelve months ended December 31, 2011:

Property	Number of New/Renewed Leases	Total Square Footage	Average Base Rent/SF	Average Cost of Tenant Improvements and Lease Commission/SF
University Village	4	6,295	$1.79	$12.31
Granite Bay Village	2	3,500	$1.47	$5.41
Total	6	9,795	$1.67	$9.84

During the six months ended June 30, 2012, the Initial Properties had a total of eight new and renewed leases at an average base rent of $1.66 per square foot. The average cost of tenant improvements and lease commissions for the leases was $15.46 per square foot. There was a net increase in base rent of 4% for the new and renewed leases during the six months ended June 30, 2012. The following table reflects the leasing activity for the Initial Properties during the six months ended June 30, 2012:

Property	Number of New/Renewed Leases	Total Square Footage	Average Base Rent/SF	Average Cost of Tenant Improvements and Lease Commissions/SF
University Village	5	5,173	$1.25	$2.33
Granite Bay Village	3	4,460	$1.50	$5.51
Total	8	9,633	$1.76	$15.46

The Initial Properties are currently leased to a variety of companies in different industries. Except for Safeway (supermarket), no tenant of the Initial Properties occupies 10% or more of the rentable square footage. The following table sets forth information regarding the 10 largest tenants in the Initial Properties based on annualized base rent as of June 30, 2012.

Tenant	Industry	Lease Expiration	Total Leased Square Feet	Percentage Of Property Square Feet	Annualized Base Rent Per Square Foot(1)	Percentage Of Property Annualized Base Rent
Gold’s Gym	Retail	12/31/2020	15,376	9.13%	$10.08	7.40%
Bandera’s	Restaurant	8/31/2016	6,364	3.78%	$23.92	7.26%
Fresh & Easy	Retail	04/30/2030	15,640	9.29%	$9.27	6.92%
MD Stat Urgent Care	Medical Office	12/31/2020	4,759	2.83%	$26.64	6.05%
Eastern Empire	Restaurant	12/31/2015	3,868	2.30%	$29.16	5.38%
Susie’s Country Oaks Café	Restaurant	07/31/2020	4,036	2.40%	$27.00	5.20%
Ace Hardware	Retail	08/31/2015	15,367	9.13%	$6.88	5.04%
Safeway Store #190	Retail	8/03/2015	27,336	16.24%	$3.63	4.73%
CVS Pharmacy, Store #322	Retail	9/03/2018	5,600	3.33%	$16.68	4.46%
Country Waffles(2)	Restaurant	02/28/2014	5,500	3.27%	$14.62	3.84%
Total/Weighted Average:			103,846	61.69%	$11.36	56.27%

(1)	Annualized base rent per leased square foot is calculated as (i) annualized base rent, divided by (ii) square footage under lease as of June 30, 2012. Annualized base rent is calculated by multiplying (i) base rental payments, by (ii) 12. There are no abatements or tenant reimbursements for the 10 largest tenants in effect as of June 30, 2011 for the 12 months ending December 31, 2012.
(2)	We can terminate this lease upon 60 days written notice to the tenant.

Lease Distribution of the Initial Properties

The following table sets forth information relating to the distribution of leases in the Initial Properties, based on net rentable square feet under lease as of June 30, 2012.

Square Feet Under Lease	Number Of Leases	Percentage Of All Leases	Total Leased Squared Feet	Percentage Of Property Leased Square Feet	Annualized Base Rent(1)	Percentage Of Property Annualized Base Rent
0 – 1,500	13	30.95%	14,224	8.87%	$237,154	10.81%
1,501 – 3,000	17	48.40%	38,257	23.86%	$646,379	29.46%
3,001 or more	12	28.57%	107,846	67.27%	$1,310,674	59.73%
Total	42	100%	160,327	10.00%	$2,194,207	100%

(1)	Annualized base rent is calculated by multiplying (i) base rental, by (ii) 12. There are no abatements or tenant reimbursements for the 10 largest tenants in effect as of June 30, 2012.

Lease Expirations of the Initial Properties

The following table sets forth a summary schedule of the lease expirations for leases in place as of June 30, 2012 plus available space, for each of the full calendar years from January 1, 2012 through April 30, 2030 for the Initial Properties. There are no leases for space in University Village that expire after 2022. There are no leases for space in Granite Bay Village that expire after 2030. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number Of Leases Expiring	Square Footage of Expiring Leases	Percentage Of Property Square Feet	Annualized Base Rent	Percentage Of Property Annualized Base Rent(1)	Annualized Base Rent Per Leased Square Foot(2)
Month to Month	3	4,095	2.55%	$6,772.00	0.44%	$1.65
2012	3	2,956	1.84%	$44,170.90	2.90%	$14.94
2013	8	14,585	9.10%	$188,229.54	12.36%	$12.91
2014	4	13,100	8.17%	$112,040.00	7.35%	$8.55
2015	5	53,771	33.54%	$387,412.92	25.43%	$7.20
2016	6	15,888	9.91%	$167,369.42	11.00%	$10.55
2017	6	8,304	5.18%	$80,228.00	5.27%	$9.66
2018	1	2,922	1.82%	$36,634.74	2.4%	$12.54
2020	3	24,171	15.08%	$389,852.72	25.59%	$16.13
2022	1	2,995	1.87%	$16,412.74	1.08%	$5.48
2026	1	1,900	1.19%	$13,680.00	.90%	$7.20
2030	1	15,640	9.76%	$80,414.60	5.28%	$5.14
Total/Weighted Average:	42	160,327	100.00%	$1,523,487.58	100.00%	$2.67

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents before abatements), by (ii) 12. There are no abatements or tenant reimbursements for the 10 largest tenants in effect as of June 30, 2012.
(2)	Annualized base rent per leased square foot is calculated as (i) annualized base rent (defined as cash base rents before abatements), divided by (ii) square footage under lease as of June 30, 2012. The Company can terminate the lease with Country Waffles for 5,500 square feet upon 60 days written notice to the tenant.

Existing Loans

On July 31, 2012, Howe & University LLC obtained a new interim mortgage on University Village with Union Bank, N.A. The interim mortgage has an interest rate of LIBOR + 2.0% (currently 3.05%) per annum and a maturity date of August 1, 2022. As part of this interim refinancing, Howe & University LLC paid the $8.6 million outstanding debt on the prior mortgage and obtained approximately $9.6 million of new secured mortgage financing. Concurrently with the closing of this offering, we anticipate obtaining new mortgage for University Village. As part of this proposed refinancing, we expect to repay the $9.6 million outstanding debt on the interim mortgage and obtain approximately $11.0 million of new secured mortgage financing. We will use the approximately $1.4 million of additional cash which we expect to receive upon the permanent refinancing of University Village to fund future acquisitions and our working capital. As of the date of this prospectus, we have obtained a commitment letter from Aviva Life and Annuity Company for the new permanent $11.0 million mortgage on University Village with a rate of 3.65% per annum. However, no assurances can be given that we will be able to close the permanent refinancing, or that we will be able to obtain any additional funds in connection with the permanent refinancing.

Granite Bay Village is presently encumbered by a $8.2 million 30-year fixed-rate mortgage at an interest rate of 5.1% per annum payable to Midland Loan Services. The mortgage on Granite Bay Village will mature on July 11, 2015. Pursuant to the requirements of the lender for Granite Bay Village, we will, as part of our formation transactions, form a new single purpose entity, A&D MM, LLC, which will act as the managing member of, and hold a 0.5% membership interest in, Auburn & Douglas LLC. A&D MM, LLC will be a wholly-owned subsidiary of the Operating Partnership but will have a “springing member” feature in the event of bankruptcy or similar event involving the Operating Partnership.

Depreciation

Depreciation is computed using the straight-line method. The buildings and building improvements comprising the Initial Properties with a basis of $12 million have been depreciated over 39.5 years, or 39% of the basis annually. The tenant improvements basis of $10.9 million is depreciated over 15 years, or 35% of the basis annually. The furniture, fixtures and equipment basis of $1.2 million is depreciated over 5 years, or 4% of the basis annually.

Property Tax

For the 2010 – 2011 tax year, the annual property tax on the Initial Properties was $279,366, resulting in an effective rate of 1.3%.

Regulation

The Initial Properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe these properties have the necessary permits and approvals to operate.

Americans with Disabilities Act

The Initial Properties, and any properties we acquire in the future, must comply with Title III of Americans with Disabilities Act (or the ADA) to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. The California Division of the State Architect (“DSA”) publishes the Access Compliance Reference Manual, which combines California Code Regulations, DSA interpretations of the regulations, DSA policies and checklists, and all state statutes related to ADA accessibility regulations in California. Title XXIV of the Code Regulations is the California Building Standards Code, which contains all regulations pertaining to building design and construction. DSA checklists, policies, and interpretations provide specific applications of ADA building codes related to accessibility and compliance. The intent of the manual, according to the DSA website, is to clarify the regulations governing accessibility in public and private buildings and facilities including schools, entertainment venues, commercial business properties, elevators and bathrooms, and other public areas. There is a risk that the Initial Properties and any properties we acquire in the future may not be fully compliant with the ADA or the ADA accessibility regulations in California.

Environmental Matters

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property or properties, including costs to investigate, clean up such contamination and liability for natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at the Initial Properties and any properties we acquire in the future may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop the Initial Properties and any properties we acquire in the future or to borrow using such property or properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on the Initial Properties or any future properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

The Initial Properties may, and any properties we acquire in the future may, contain, have contained, or be adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, the Initial Properties and any future property that we acquire may have been used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve or involved the use of petroleum products or other hazardous or toxic substances, or are adjacent to or near properties that have been or are used for similar commercial or industrial purposes. As a result, such property or properties may have been or may be impacted by contamination arising from the releases of such hazardous substances or petroleum products. If we deem it appropriate in the future, we may take steps to address identified contamination or mitigate risks associated with such contamination; however, we are unable to ensure that further actions will not be necessary. As a result of the foregoing, we could potentially incur material liabilities.

Independent environmental consultants have conducted Phase I Environmental Site Assessments at the Initial Properties using the American Society for Testing and Materials (ASTM) Practice E 1527-05. A Phase I Environmental Site Assessment is a report prepared for real estate holdings that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. The reports noted that asbestos-containing materials may been used as building materials at the Initial Properties, and renovation of structures potentially containing these materials will have to comply with federal and other governmental requirements regarding asbestos. Further, sites near the Initial Properties have been identified as undergoing remediation, and although we believe that the responsible parties have been identified for these sites, such sites may pose a threat of groundwater contamination to the Initial Properties. The reports also identified that there has been leakage from a transformer at the site that may contain PCBs. However we do not believe that any of these situations would have a material adverse effect on our business, assets or operations. However, the assessments are limited in scope and may have failed to identify all environmental conditions or concern. A prior owner or operator of a property or historic operations at the Initial Properties or any properties we acquire in the future may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability.

Environmental laws also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM, and may impose fines and penalties for failure to comply with these requirements or expose us to third-party liability (e.g., liability for personal injury associated with exposure to asbestos). Such laws require that owners or operators of buildings containing ACBM (and employers in such buildings) properly manage and maintain the asbestos, adequately notify or train those who may come into contact with asbestos, and undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. The Initial Properties or any properties we acquire in the future may contain ACBM and we could be liable for such damages, fines or penalties.

In addition, the Initial Properties also are, and any properties we acquire in the future will be, subject to various federal, state, and local environmental and health and safety requirements, such as state and local fire requirements. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us. In addition, changes in laws could increase the potential liability for noncompliance. We sometimes require our tenants to comply with environmental and health and safety laws and regulations and to indemnify us for any related liabilities. But in the event of the bankruptcy or inability of any of our tenants to satisfy such obligations, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims regardless of whether we knew of, or were responsible for, the presence or disposal of hazardous or toxic substances or waste and irrespective of tenant lease provisions. The costs associated with such liability could be substantial and could have a material adverse effect on us.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels have been alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at the Initial Properties or any future properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at the Initial Properties.

Insurance

Upon completion of this offering and consummation of the formation transactions, we will carry commercial property, liability and terrorism coverage on the Initial Properties under a blanket insurance policy, in addition to other coverages that may be appropriate for the Initial Properties. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We will not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of our policies, like those covering losses due to terrorism and floods, will be insured subject to limitations involving substantial self insurance portions and significant deductibles and co-payments for such events. In addition, the Initial Properties are located in California, an area subject to an increased risk of earthquakes although we currently do not carry coverage on earthquakes. Further, we may reduce or discontinue terrorism or other insurance on the Initial Properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. In the event that we experience a substantial or comprehensive loss of the Initial Properties, we may not be able to rebuild the Initial Properties due to current zoning and land use regulations. In addition, our title insurance policies may not insure for the current aggregate market value of the Initial Properties, and we do not intend to increase our title insurance coverage as the market value of our initial portfolio increases. See “Risk Factors — Risks Related to Our Business and Properties — Potential losses, including from adverse weather conditions, natural disaster and title claims, may not be covered by insurance.”

Competition

We believe that the competition for the ownership, acquisition, operation and development of necessity-based retail properties, including community and neighborhood shopping centers with a target size of 50,000 to 250,000 square feet located in densely populated, middle and upper income markets in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii) is highly fragmented. We compete with other REITs, institutional investors, public and private retail real estate companies including those that own or manage malls, strip centers, power centers, lifestyle centers, factory outlet centers, and theme/festival centers, as well as other commercial real estate operators and developers who have properties in our vicinity, particularly for prospective tenants and customers. We believe that the following competitive factors influence our ability to attract tenants to our properties: location, demographics, price, the presence of anchor stores, and the appearance of properties.

As leases at the Initial Properties and any future properties expire, we may encounter significant competition to renew or re-let space in light of the large number of competing properties within the markets in which we operate. As a result, we may be required to provide rent concessions or abatements, incur charges for tenant improvements and other inducements, including early termination rights or below-market renewal options, or we may not be able to timely lease vacant space. In that case, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected. We also face competition when pursuing acquisition and disposition opportunities. Our competitors may be able to pay higher property acquisition prices, may have private access to opportunities not available to us and otherwise be in a better position to acquire a property. Competition may also have the effect of reducing the number of suitable acquisition opportunities available to us, increase the price required to consummate an acquisition opportunity and generally reduce the demand for shopping centers in our markets. Likewise, competition with sellers of similar properties to locate suitable purchasers may result in us receiving lower proceeds from a sale or in us not being able to dispose of a property at a time of our choosing due to the lack of an acceptable return.

Employees

Upon the completion of this offering and the formation transactions, we expect to have approximately nine employees. All of our current employees, including our executive officers, are employed by us on a part-time basis. In addition, except for Mr. Rane (our Chief Financial Officer), all of our current employees have and are expected to continue to dedicate a portion of their business time working for UCM.

Principal Executive Offices

Our headquarters is located at 650 Howe Avenue, Suite 730, Sacramento, CA 95825. We believe that our current facilities are adequate for our present and future operations; however, based on the anticipated growth of our company, we may add regional offices or relocate our headquarters, depending upon our future operational needs.

Legal Proceedings

From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Upon completion of this offering, our board of directors will consist of five directors, a majority of whom are “independent” within the meaning of the listing standards of the Nasdaq Capital Market. Each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. See “Material Provisions of Maryland Law and of our Charter and Amended and Restated Bylaws — Our Board of Directors.” We expect the first annual meeting of our stockholders after this offering will be held in 2013. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning the individuals who are or will be our directors and executive officers upon completion of this offering:

Name	Age	Position
Jeffrey B. Berger	59	President, Chief Executive Officer and Chairman of the Board of Directors
David A. Rane	58	Chief Financial Officer
Richard P. Bernstein	59	Vice Chairman of the Board of Directors
Benjamin A. Diaz*	78	Director Nominee
H. David Sherman*	64	Director Nominee
Nicholas A. Smith*	36	Director Nominee
Christine M. Hock	48	Treasurer
Sonia Sworak	56	Secretary

* Independent director

Biographical Summaries of Directors, Executive Officers and Key Employees

The following are biographical summaries of the experience of our directors, executive officers and key employees.

Directors and Officers

Jeffrey B. Berger has served as our President, Chief Executive Officer and Chairman of the board of directors since our inception in March 2012. In the course of his 35 years in the real estate industry, Mr. Berger has led various public and private companies, including REITs, in the acquisition, operation, financing, and disposition of more than five million square feet of property. UCM manages more than 650,000 square feet of income-producing assets, including the Initial Properties. Since October 2002, Mr. Berger has served as president and chief financial officer of University Capital Management, Inc., or UCM, a private real estate investment firm engaged principally in the ownership and development, acquisition and management of commercial and residential real estate throughout California, Northern Nevada and Hawaii. Since April 2011, he has served as chief executive officer and chairman of the board of USA Trust, which is an affiliate of our company. From 1988 to 1991, he served as chief executive officer and chairman of the board for California Real Estate Investment Trust, which was previously listed on the New York Stock Exchange. Mr. Berger received his undergraduate degree from the University of California, Davis in 1974 and his Juris Doctorate degree from Thomas Jefferson School of Law in 1978. He is currently a member of the State Bar of California.

Richard P. Bernstein, Esq. has served as our Vice Chairman of the board of directors since our inception in March 2012. Mr. Bernstein is founder and owner of the Richard Bernstein Law Office, which was founded in 2005 and which specializes in complex real estate, development and finance transactions. Since April 2009, Mr. Bernstein has served as general counsel to Aina Le’a, Inc., a value added enterprise serving the real estate market. From July 1997 to October 2005, Mr. Bernstein was as a partner in the Law Offices of Wanland & Bernstein, a law practice focused on representing individuals and entities in the negotiation and purchase, sale and financing of companies, land, office buildings and shopping centers, and the formation of new entities to acquire such assets. From December 1988 to June 1996, he was an associate and partner with Brodovsky &

Brodovsky, where his practice included real estate and litigation matters. From June 1984 to December 1988, he served as in-house counsel to Tellus Industries, which was formerly a publicly-listed building products company involved in real estate acquisition and development, modular building, heating and air conditioning and financial services. He received his undergraduate degree from the University of Wisconsin in 1974 and his Juris Doctorate degree from the University of San Diego School of Law in 1977.

David A. Rane serves as our Chief Financial Officer. Since June 2007, Mr. Rane has served on the board of directors and Chairman of the Audit Committee of Telanetix, Inc. (OTC:TNIX), a broadband audio communications company specializing in middle market solutions. Since November 2009, Mr. Rane has served as chief financial officer and director of Spectrum Sports, Inc., a non-profit organization focused on serving the special needs community. From March 2011 until April 2012, he served as chief financial officer of Soteira Capital, an investment advisory firm. From 2008 to 2011, he served as chief financial officer of NextImage Medical, Inc., a healthcare management and technology company. From 2004 to 2009, Mr. Rane served as chief financial officer and consultant to World Waste Technologies, Inc., a company focused on renewable energy. From May 2004 to November 2004, he served as vice chancellor for financial management for the National University System. From 2001 to 2004, he served as chief financial officer at SureBeam Corporation. SureBeam Corporation was a development stage company focused on food safety that filed for bankruptcy in 2004. From 1993 to 2000, Mr. Rane served as chief financial officer and director of investor relations at Callaway Golf Company (NYSE:ELY). From 1978 to 1993, he was employed by PricewaterhouseCoopers, where he was responsible for resolving complex accounting and reporting issues, including serving for two years in its national SEC and Accounting Services Group. Mr. Rane received his undergraduate degree from Brigham Young University in 1978. He is a certified public accountant.

Key Employees

Below are the biographies of certain of our key non-executive officer employees:

Christine M. Hock has served as our Treasurer since our inception in March 2012. Since August 2011, she has provided financial consulting services to UCM. Continously since January 1991, Ms. Hock has been in private practice providing financial consulting, accounting and tax services to the construction and real estate development industry. From September 2001 to December 2009, Ms. Hock served as the Chief Financial Officer and owner of Hock Construction Management, Inc., a land development, consulting and construction management services company. From December 1998 to February 2002, Ms. Hock served as the Chief Financial Officer of River West Investments, Inc., a land development consulting and construction management services company. From October 1987 to December 1991, she served as Vice-President and Controller of Commerce Security Bank, where her responsibilities included managing construction loans and joint venture activities with local developers. From September 1985 to October 1987, Ms. Hock served as an associate with Herndon & Nelson, Certified Public Accounts, a full-service regional accounting firm. From September 1983 to June 1985, Ms. Hock served as an appointee of the Governor of California to assist in the implementation and management of a new Medi-Cal program with the California Medical Assistance Commission. Ms. Hock received her undergraduate degree from California State University in 1985. From 1985 to 1988, Ms. Hock completed graduate courses in taxation at Golden Gate University. Ms. Hock is a certified public accountant and a member of the California Society of Certified Public Accountants.

Sonia Sworak has served as our Secretary since our inception in March 2012. Since February 2007, Ms. Sworak has served as the General and Property Manager of UCM, where her responsibilities included managing various real estate management and acquisition projects. From April 2000 to February 2007, Ms. Sworak served as a communications and business development consultant for the Hinton Group and Casino Cruises Corporation, where her responsibilities included developing business plans, performing market research and preparing presentations for public offering in connection with the development of real estate commercial and resort properties. From August 1990 to December 1994, Ms. Sworak served as a consultant to Commonwealth Equity Trust, a family of publicly held real estate investment trusts, where her responsibilities included reviewing policies regarding management and financial operations. Since December 1997, Ms. Sworak has served as a member of the board of directors and consultant to People’s Advocate, Inc., a non-profit political advocacy organization. Ms. Sworak received undergraduate degrees from the University of Saskatchewan in 1976 and 1978.

Biographical Summaries of Director Nominees

The following are biographical summaries of the experience of our non-employee director nominees. These persons will be appointed to our board of directors concurrently with the closing of this offering.

H. David Sherman has been appointed to serve as a director upon the closing of this offering. Since January 2010, Mr. Sherman has served as director and chair of the audit committee of China HGS Real Estate Inc. (NASDAQ:HGSH), a company that engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties in mainland China. Since 1985, he has served as a Professor at Northeastern University, College of Business Administration. From 2007 through 2008, Mr. Sherman was a director and chairman of the audit committee of China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. From 1980 through 2006, Mr. Sherman served as a professor at MIT Sloan School of Management, an adjunct professor of INSEAD (France) and an adjunct professor of Tufts Medical School, Department of Public Health. From 2004 to 2005, Mr. Sherman served as an Academic Fellow at the Securities and Exchange Commission. Mr. Sherman received his undergraduate degree from Brandeis University and his Doctorate and MBA from Harvard Business School. He is also a certified public accountant.

Nicholas A. Smith has been appointed to serve as a director upon the closing of this offering. Since February 2011, Mr. Smith has served as a Principal for Investor Relations at Northgate Capital, a private equity and venture capital firm headquartered in the San Francisco Bay area. From July 2006 to January 2011, Mr. Smith worked with several top-tier alternative investment management firms with assets under management ranging from $200 million to $25 billion. From October 2003 to June 2006, Mr. Smith served in California’s State Controller’s office as deputy state controller, where he served as a policy advisor to the Controller and was appointed to serve as his voting representative to the boards of the California Public Employees’ Retirement System (CalPERS) and the California State Teachers’ Retirement System (CalSTRS), the first and third largest public pension funds in the nation with combined assets of over $300 billion. In 2001, Mr. Smith joined the Office of Governor Gray Davis as Special Advisor to the Director of Policy and the Governor’s Office of Planning and Research, and was subsequently appointed to serve as Senior Advisor to the Director of Administration and Secretary of Foreign Affairs. In this capacity, he was a member of the Governor’s executive staff responsible for the fiscal, personnel and resource management of the Governor’s office itself. Mr. Smith is a Series 7 and Series 65 registered representative of Gold Bridge Capital, LLC. Mr. Smith received his undergraduate degree from the University of California, Los Angeles in 1999.

Benjamin A. Diaz has been appointed to serve as a director upon the closing of this offering. Since January 1992, Mr. Diaz has been engaged in private arbitration, mediation and consulting services. Since 1988, Mr. Diaz has served as Secretary and as a trustee of USA Trust, an affiliate of our company. From April 1976 to May 1986, Mr. Diaz served as a judge of the Sacramento County Superior Court. He subsequently served as a partner in the law offices of Grossfield and Diaz (June 1986 to September 1987) and in the law offices of Diaz & Gebers (October 1987 to December 1991), each of which specialized in real estate transactions, general practice, litigation, business law, and personal injury matters. Mr. Diaz received his Juris Doctorate degree from the University of Pacific, McGeorge School of Law in Sacramento, California.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;
•	of the five persons who will serve on our board of directors immediately after the completion of this offering, we expect our board of directors to determine that a majority of our directors satisfy the listing standards for independence of the Nasdaq Capital Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;
•	we anticipate that at least one of our directors (H. David Sherman) will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have exempted any acquisition of our stock from the control share provisions of the MGCL and have exempted UCM, USA Trust, and their respective affiliates, associates, and all persons acting in concert with any of them, from the business combination provisions of the MGCL; and
•	we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors will administer this oversight function directly, with support from its three standing committees: the audit committee, the investment, nominating and corporate governance committee and the compensation committee, each of which will address risks specific to its respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our investment, nominating and corporate governance committee will monitor all current and proposed property investments, evaluate the performance of such investments, monitor the effectiveness of our corporate governance guidelines, including whether they are able to prevent illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Upon completion of this offering, we will maintain three standing committees: an audit committee, a compensation committee and an investment, nominating and corporate governance committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of the Nasdaq Capital Market, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors. Additionally, our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

Our audit committee will consist of Messrs. Diaz, Sherman and Smith. We believe that H. David Sherman, the chairman of our audit committee, will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and Nasdaq Capital Market corporate governance listing standards. We expect that our board of directors will determine that each of the audit committee members is “financially literate” as that term is defined by the Nasdaq Capital Market corporate governance listing standards. We will adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements and financial reporting process;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•	the performance of our internal audit function; and
•	our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement. Mr. Sherman is expected to be designated as chair and Messrs. Smith and Diaz are expected to be appointed as members of the audit committee.

Compensation Committee

Our compensation committee will consist of Messrs. Diaz, Sherman and Smith. We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our President and Chief Executive Officer’s compensation, evaluating our President and Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our President and Chief Executive Officer’s based on such evaluation;
•	reviewing and approving the compensation of all of our other officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Mr. Diaz is expected to be designated as chair and Messrs. Smith and Sherman are expected to be appointed as members of the compensation committee.

Investment, Nominating and Corporate Governance Committee

Our investment, nominating and corporate governance committee will consist of Messrs. Diaz, Sherman and Smith. We will adopt an investment, nominating and corporate governance committee charter, which will detail the principal functions of the investment, nominating and corporate governance committee, including:

•	adopting our property investment policies, and reviewing our investment policies to determine that the policies being followed are in the best interests of our stockholders;
•	reviewing and analyzing all proposed real property and other real estate related asset acquisitions, developments and dispositions, and the financing of such acquisitions and developments, and making recommendations to and otherwise advising the board of directors;
•	evaluating the investment performance of our portfolio based on such benchmarks as the committee may approve in consultation with management;
•	reviewing and providing oversight regarding the management of our assets and management’s performance;
•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;
•	annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the Nasdaq Capital Market corporate governance listing standards; and
•	overseeing the board of directors’ evaluation of the performance of management.

Mr. Smith is expected to be designated as chair and Messrs. Diaz and Sherman are expected to be appointed as members of the investment, nominating and corporate governance committee. We have specifically granted this committee with oversight powers relating to our property investments to proactively address any potential conflicts of interest that may arise between our interests and the outside interests of Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board, who also controls UCM, the manager of the Initial Properties.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or regulations of the Nasdaq Capital Market.

Limitation of Liability and Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Material Provisions of Maryland Law and of Our Charter and Amended and Restated Bylaws —  Indemnification and Limitation of Directors’ and Officers’ Liability.” The indemnification agreements will provide that, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of his or her status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written unsecured undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Our charter permits us and our amended and restated bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, as discussed under “Material Provisions of Maryland Law and of our Charter and Amended and Restated Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our Operating Partnership. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.  —  Management Liability and Indemnification.”

EXECUTIVE COMPENSATION

Employment Agreements

General

We will enter into an employment agreement with Mr. Berger and we have entered into an offer letter with Mr. Rane. We believe that the protections contained in these agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.

Jeffrey B. Berger

At the closing of this offering, we will enter into an employment agreement with Mr. Berger. The employment agreement will have a three-year term, and will automatically renew for successive one year terms. Under the terms of that employment agreement, Mr. Berger will be required to devote at least 35% of his time to our business and affairs and in return will be entitled to the following:

•	Compensation of $100,000 per annum.
•	Cash or stock bonus to be given at the discretion of the compensation committee of our board of directors.
•	Reimbursement of reasonable out-of-pocket expenses.
•	Various benefits equal to the benefits provided to similar situated employees of our company.

Under Mr. Berger’s employment agreement, if he is terminated without “cause” (as defined in the employment agreement) or resigns for “good reason” (as defined in the employment agreement), then, in addition to accrued amounts, Mr. Berger will be entitled to receive a lump sum payment equal to 200% of his annual base salary payable within 30 days of the termination of his employment. If Mr. Berger is terminated for cause or resigns without good reason, he will be entitled to receive any base salary earned and benefits accrued as of the date of his termination, and we shall have no further obligation to Mr. Berger. In addition, if, within six months of a “change of control” (as defined in the employment agreement), Mr. Berger is terminated without cause or resigns for good reason then, in addition to accrued amounts, Mr. Berger will be entitled to receive a lump sum payment equal to 299% of his annual base salary payable within 30 days of the termination of his employment.

During the term of his employment agreement and for one year following the termination of the employment agreement, Mr. Berger and his affiliates will first offer to us any opportunity to acquire and/or invest in any necessity-based shopping center of up to 250,000 square feet, prior to pursuing such opportunity for themselves. The employment agreement will also contain customary confidentiality and non-solicitation provisions.

David A. Rane

On May 11, 2012, we entered into an at-will offer letter with Mr. Rane. Under the terms of such offer letter, Mr. Rane is required to devote to our business and affairs the amount of time necessary to fulfill his responsibilities as determined by our Chief Executive Officer and in return will be entitled to the following:

•	Compensation of $150.00 per hour.
•	Stock option award and stock/cash bonus to be given at the discretion of the compensation committee of our board of directors.
•	Reimbursement of reasonable out-of-pocket expenses.
•	Various benefits equal to the benefits provided to similar situated employees of our company.

Equity Incentive Plan

We intend to establish a 2012 Equity Incentive Plan which will be a pool for share options for our employees following the completion of this offering. The number of shares of our common stock issuable under this plan will equal to fifteen percent (15%) of the number of common shares outstanding at the conclusion of this offering (or 300,000 shares, assuming a maximum offering). Unless otherwise approved by the compensation committee of our board of directors, employee options will vest at a rate of 33% per year for 3 years and have a per share exercise price equal to the fair market value of one of our common shares on the date of grant. We expect to grant options under this pool to certain employees as of the closing of this offering. Any options granted as of the closing of this offering will have an exercise price per common share equal to the offering price. We have not yet determined the recipients of any such grants.

Summary Compensation Table

We did not conduct business in 2010 and 2011, and accordingly, we did not pay any compensation to our named executive officers during or in respect of that year. Because we have no 2010 or 2011 compensation to report, we are including below a Summary Compensation Table setting forth certain compensation that we expect to pay to our named executive officers during 2012 in order to provide some understanding of our expected compensation levels. While the table below accurately reflects our current expectations with respect to 2012 named executive officer compensation, actual 2012 compensation for these officers may be increased or decreased, including through the use of compensation components not currently contemplated or described herein. We expect to disclose actual 2012 compensation for our named executive officers in 2013, to the extent required by applicable SEC disclosure rules.

Name and Principal Position	Year	Salary(1)	Bonus	Total
Jeffrey B. Berger	2012	$100,000	(3)	$100,000
David A. Rane	2012	(2)	(3)	$25,000

(1)	Each of our named executive officers will receive a pro-rata portion of the executive’s 2012 base salary for the period from the completion of this offering through December 31, 2012.
(2)	Mr. Rane will be compensated $150.00 per hour during the course of his employment.
(3)	Any bonus awards to our named executive officers will be determined in the sole discretion of our compensation committee contingent upon such factors as the compensation committee may deem appropriate.

Director Compensation

We intend to approve and implement a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards. Each non-employee director is expected to receive an annual base fee for his or her services of $25,000, payable in quarterly installments in conjunction with quarterly meetings of the board of directors. The annual retainer is expected to be payable in cash. We intend to reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to any of our non-employee director nominees to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All monetary, share and unit amounts and percentages are based on the mid-point of the pricing range set forth on the cover page of this prospectus.

Purchase Agreements

In connection with this offering and the formation transactions, we will purchase all of the equity interests in the Ownership Entities, which own the Initial Properties.

University Village.  The current members of Howe & University LLC, the owner of the University Village shopping center, are: (i) Mr. Roger A. Dreyer, an unaffiliated third party, who owns an 84% interest, (ii) Dreyer Properties, Inc., a California corporation owned by Mr. Dreyer, which owns a 1% interest, (iii) UCM (which is controlled by Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board), which owns a 9.75% interest, and (iv) Richard P. Bernstein, the Vice Chairman of our board of directors, who owns a 5.25% interest.

Pursuant to a membership interest purchase agreement entered into between the Operating Partnership and the above mentioned members of Howe & University LLC, the Operating Partnership will acquire 100% of the membership interests in Howe & University LLC. In consideration of such acquisition, the Operating Partnership will pay an aggregate purchase price of $19.0 million, which includes the assumption of approximately $9.6 million in mortgage indebtedness encumbering University Village. After closing costs of $0.4 million, remaining $9.0 million of consideration will be paid as follows: (i) Mr. Dreyer will receive cash of approximately $7.5 million, to be paid from the net proceeds of this offering; (ii) Dreyer Properties will receive cash of approximately $0.1 million, to be paid from the net proceeds of this offering; (iii) UCM will be issued Class B common units of the Operating Partnership with a value of approximately $0.9 million; and (iv) Mr. Bernstein will be issued Class B common units of the Operating Partnership with a value of approximately $0.5 million.

Granite Bay Village.  The current members of Auburn & Douglas LLC, the current owner of the Granite Bay Village shopping center, are: (i) Mr. Dreyer, who owns an 80% interest, (ii) UCM, which owns a 15% interest, and (iii) Mr. Bernstein, who owns a 5% interest.

Pursuant to a membership interest purchase agreement entered into between the Operating Partnership and the above mentioned members of Auburn & Douglas LLC, the Operating Partnership will acquire 100% of the membership interests in Auburn & Douglas LLC. In consideration of such acquisition, the Operating Partnership will pay an aggregate purchase price of approximately $12.0 million, which includes the assumption of approximately $8.2 million in mortgage indebtedness encumbering Granite Bay Village. After closing costs of $0.3 million, the remaining $3.5 million of consideration will be paid as follows: (i) Mr. Dreyer will receive cash of $2.8 million, to be paid from the net proceeds of this offering; (ii) UCM will be issued Class B common units of the Operating Partnership with a value of $0.5 million; and (iv) Mr. Bernstein will be issued Class B common units of the Operating Partnership with a value of $0.2 million. Pursuant to the requirements of the lender for Granite Bay Village, we will, as part of our formation transactions, form a new single purpose entity, A&D MM, LLC, which will act as the managing member of, and hold a 0.5% membership interest in, Auburn & Douglas LLC. A&D MM, LLC will be a wholly-owned subsidiary of the Operating Partnership but will have a “springing member” feature in the event of bankruptcy or similar event involving the Operating Partnership.

Therefore, in exchange for Mr. Berger’s ownership interest (indirectly through UCM) in the Ownership Entities, he will receive no cash and 186,986 Class B common units of our Operating Partnership with a value of approximately $1.4 million. In exchange for Mr. Bernstein’s ownership interest in the Ownership Entities, he will receive no cash and 86,249 common units of our Operating Partnership with a value of approximately $0.6 million.

Relationship Between our Company and UCM

UCM, an entity controlled by Mr. Berger, has an ownership interest in the Ownership Entities and will manage the Initial Properties as well as other properties which we may acquire. In exchange for its ownership interest in the Ownership Entities, UCM will receive no cash and 186,986 Class B common units of our Operating Partnership. As a result, UCM will own an approximate 8.2% interest in our company on a fully-diluted basis.

In addition, we will pay property management fees to UCM for managing the Initial Properties. Specifically, we will pay UCM 4.0% of the total gross rent collected from the Initial Properties for its services as property manager, payable on a monthly basis. As additional compensation, if UCM negotiates a renewal or extension of an existing lease, UCM will be entitled to receive a fee of 3.0% of the net rent each year for the first five years and 1.5% of the net rent for the balance of the lease term. If UCM negotiates a new lease for the Initial Properties, UCM will be entitled to receive a fee of 6.0% of the net rent for the first five years of the lease and a fee of 3.0% of the net rent for the remaining lease term. These fees include any fees payable to third party real estate brokers for their services. We will also pay the same fees for any additional properties which we may acquire. UCM is the current property manager of the Initial Properties. UCM also manages and owns other real estate properties and may pursue potential business opportunities that may otherwise have been presented to us.

In addition, upon the closing of our acquisition of the Ownership Entities, Roger A. Dreyer, the majority owner of the Ownership Entities, will pay UCM a $500,000 real estate brokerage fee for structuring the sale of the Ownership Entities to us.

Relationship between our Company and USA Real Estate Investment Trust

In connection with this offering, USA Trust, a California business trust which is an affiliate of our company, is expected to be offered and may purchase 200,000 shares of our common stock. Subsequent to this offering, USA Trust intends to distribute these shares to its common stockholders on a pro rata basis as part of its contemplated liquidation and dissolution. Such contemplated liquidation is not assured as it would be subject to approval by the shareholders of USA Trust. The shares purchased by USA Trust in this offering will be subject to a six-month lock-up in favor of the underwriters from the date of this prospectus. Mr. Berger is the Chief Executive Officer and a trustee of USA Trust. Mr. Benjamin Diaz, one of our director nominees, is the Secretary and a trustee of USA Trust.

USA Trust has previously advanced us, or will pay on our behalf prior to the closing of this offering, an aggregate of approximately $500,000 for certain fees and expenses related to this offering. Upon the closing of this offering, we will reimburse USA Trust for these funds from the gross proceeds of this offering.

Partnership Agreement

Concurrent with the closing of this offering, we will enter into a partnership agreement with the limited partners of our Operating Partnership. Pursuant to the partnership agreement, the holders of the Class B common units as a result of the formation transactions will have the right, one year after becoming a holder of such Class B common units, to cause our Operating Partnership to redeem their Class B common units for cash equal to the then-current market value of one share of common stock, or, at our sole and absolute discretion, to exchange their Class B common units for shares of our common stock on a one-for-one basis, subject to adjustment in the event that, prior to such exchange, we have (i) declared or paid a common stock dividend on our shares or made a distribution of our shares to all holders of our outstanding common stock, (ii) subdivided our shares, (iii) combined our shares of outstanding common stock into a smaller number of shares of our common stock or (iv) been replaced as the general partner of the Operating Partnership in accordance with the terms of the partnership agreement. Messrs. Berger (indirectly through UCM) and Bernstein will be the initial sole limited partners of the Class B common units of our Operating Partnership. We are the general partner, and own all of the Class A common units, of our Operating Partnership.

Registration Rights

We expect to enter into a registration rights agreement with Messrs. Berger (through UCM) and Bernstein in connection with their receipt of Class B common units of the Operating Partnership in the formation transactions. Under the registration rights agreement, subject to certain limitations, commencing not sooner than 12 months after the date of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued or issuable, at our option, in exchange for Class B common units issued in the formation transactions. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P. — Redemption Rights” for a description of the limitations on the redemption rights of the holder of the Class B common units. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act of 1933, as amended, or the Securities Act, to the holders of units upon redemption of such units and, to the extent such shares constitute restricted securities, their resale. See “Shares Eligible for Future Sale — Registration Rights.”

Employment Agreement

We will also enter into an employment agreement with Mr. Berger in connection with his services as President, Chief Executive Officer and Chairman of the Board, which will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. The material terms of the employment agreement are described under “Executive Compensation — Employment Agreements.”

Indemnification of Officers and Directors

We expect to enter into an indemnification agreement with each of our executive officers and directors as described in “Management — Limitation of Liability and Indemnification.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our Operating Partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of the Initial Properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the Initial Properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership by our Operating Partnership of the Initial Properties and other acquired properties and assets. We currently intend to invest primarily in necessity-based retail properties, including community and neighborhood shopping centers in the target range of 50,000 to 250,000 square feet located in densely populated, middle and upper income markets in the Western United States (including, but not limited to, California, Northern Nevada and Hawaii). We may diversify in terms of property locations, size and market, and we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing shopping center or other types of properties for long-term investment, expand and improve the Initial Properties or other acquired properties, or sell such property or properties, in whole or in part, when circumstances warrant. As of the date of this prospectus, we have not specifically identified, and are not a party to any agreement with respect to the purchase of, any additional properties.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our initial portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. We will limit our investment in any securities so that we do not fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

While our initial portfolio consists of necessity-based shopping center properties, and our business objectives emphasize investments in such properties, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests in a manner that is consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. If we choose to invest in mortgages, we would expect to invest in mortgages secured by shopping center-related properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment. We will limit our investment in any securities so that we do not fall within the definition of an “investment company” under the 1940 Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments with respect to the shopping center properties owned by such entities, in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an “investment company” under the 1940 Act.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We do not currently intend to dispose of our interests in the Initial Properties, although we reserve the right to do so if, based upon management’s periodic review of the Initial Properties, our board of directors determines that such action would be in our best interest and consistent with our qualification as a REIT.

Financings and Leverage Policy

We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We will also look to take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates, with the ultimate objective of becoming an issuer of investment grade debt. Our charter and amended and restated bylaws do not limit the amount of debt that we may incur. Although our board of directors has not adopted a policy limiting the total amount of debt that we may incur, we intend upon full deployment of the net proceeds of this offering to target a ratio of debt to total assets of 60% based on the cost of our assets. We intend to target a limit on our floating rate debt of no more than 25% of outstanding debt through fixed rate borrowing or interest rate hedges.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. Our board of directors may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market value of our portfolio, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders.

Lending Policies

We may also engage in lending activities consistent with our business plans and growth strategy. We believe that our yields could potentially be enhanced by providing financing on selected assets which meet our acquisition criteria but are not available for sale or are available for sale at prices not acceptable to us. In connection with such activities, we would expect to obtain secured positions with respect to the subject properties and may earn fees for originating loans and receive principal and interest payments, which we believe opportunities to increase the our investment yields rates on the applicable properties. Although we expect that any private mortgage activity we engage in would be a small aspect of our business, we may be required to obtain certain licenses in states where we make such private mortgages. In addition, we may acquire such properties at attractive prices if the borrowers default on the mortgages we fund. Any loans we provide will be consistent with maintaining our status as a REIT.

Equity Capital Policies

To the extent that our board of directors determines to raise additional capital, we may issue debt or equity securities, including additional units and senior securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our Operating Partnership is in existence, the proceeds of all equity capital raised by us generally will be contributed to our Operating Partnership in exchange for additional interests in our Operating Partnership, which will dilute the ownership interests of the limited partners in our Operating Partnership.

Our stockholders will have no preemptive right to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of common stock or units in connection with acquisitions of property.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

Overview.  Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates (including Jeffrey B. Berger) and UCM, our property manager which is controlled by Mr. Berger, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Delaware law in connection with the management of our Operating Partnership. Our duties and obligations as general partner to our Operating Partnership and its partners may come into conflict with the duties of our directors and officers to our company.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

The partnership agreement of our Operating Partnership will also provide that the provisions limiting our liability, as the general partner, to our Operating Partnership and the limited partners act as an express limitation of any fiduciary or other duties that we would otherwise owe our Operating Partnership and the limited partners. The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

The partnership agreement of our Operating Partnership will expressly limit our liability by providing that neither we nor our directors and officers are liable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. In addition, our partnership agreement will provide for indemnification of us, our affiliates and each of our respective officers, directors and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that our Operating Partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement.

Policies Applicable to All Directors and Officers

Following the completion of this offering, there will be conflicts of interest with respect to certain transactions between the beneficial owners of the Class B common units in our Operating Partnership (specifically, Messrs. Berger (through UCM) and Bernstein), who are also our officers and directors, and our stockholders. In particular, the consummation of certain business combinations, the sale of the Initial Properties or a reduction of indebtedness could have adverse tax consequences to such beneficial owners, which would make those transactions less desirable to them. Messrs. Berger (through UCM) and Bernstein will hold both Operating Partnership common units and shares of our common stock upon completion of this offering and the formation transactions.

Concurrently with the closing of this offering, we intend to adopt certain policies that are designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any related party transaction, which is any transaction or series of transactions in which we or any of our subsidiaries are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. This policy will provide that the investment, nominating and corporate governance committee of our board of directors will review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Based on its consideration of all of the relevant facts and circumstances, the investment, nominating and corporate governance committee will decide whether or not to approve such transaction. Our relationship with UCM will be subject to this policy. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the investment, nominating and corporate governance committee, which will evaluate all options available, including ratification, revision or termination of such transaction. This policy also will require any director who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction. Further, we will adopt a code of business conduct and ethics that prohibits conflicts of interest between us on the one hand, and our employees, officers and directors on the other hand, unless such transactions are approved by a majority of our disinterested directors. In addition, as discussed below (see — “Interested Director and Officer Transactions”), our board of directors is subject to certain provisions of Maryland law that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always eliminate the influence of such conflicts. If such policies or provisions of law do not limit the conflicts of interests that arise in our business, decisions could be made that might fail to reflect fully the interests of all stockholders.

To mitigate the potential for conflicts with Mr. Berger regarding potential property acquisitions, at the closing of this offering, Mr. Berger will enter into an employment agreement with us pursuant to which he will agree, among other things, that during the term of his employment agreement and for one year following the termination of the employment agreement, he and his affiliates will first offer to us any opportunity to acquire and/or invest in any necessity-based shopping centers of up to 250,000 square feet, prior to pursuing such opportunity for themselves. In addition, Mr. Berger will be required to devote at least 35% of his time to our business and affairs. See “Executive Compensation — Employment Agreements.” However, we may choose not to enforce, or to enforce less vigorously, our rights under this agreement due to our ongoing relationship with Mr. Berger and UCM.

We did not conduct arm’s length negotiations with respect to all of the terms of the formation transactions. In the course of structuring the formation transactions, Messrs. Berger and Bernstein had the ability to influence the type and level of benefits that they and our other officers will receive from us.

Other Business Interests

All of the members of our management team have outside business interests that are not being contributed to our company and that could require time and attention. For example, Mr. Berger controls UCM, which manages the Initial Properties as well as many other properties in which we do not have an interest. In addition, all members of our management team will have certain management and fiduciary obligations related to these business interests and will only devote a portion of their time to our business and affairs, which may adversely affect our business. We cannot accurately predict the amount of time and attention that will be required of these officers to perform their ongoing duties related to outside business interests; however, as noted above, we expect to enter into an employment agreement with Mr. Berger pursuant to which he will agree to devote sufficient time and attention to our affairs to fulfill his duties as our President and Chief Executive Officer.

Relationship with UCM

University Capital Management, an entity controlled by Mr. Berger and owned by his mother, has an ownership interest in the Ownership Entities and will act as the property manager for the Initial Properties as well as other properties which we may acquire. In exchange for its ownership interest in the Ownership Entities, UCM will receive no cash and 186,986 Class B common units of our Operating Partnership. As a result, UCM will own an approximate 8.2% interest in our company on a fully-diluted basis.

In addition, we will pay property management fees to UCM for managing the Initial Properties. Specifically, we will pay UCM 4.0% of the total gross rent collected from the Initial Properties for its services as property manager, payable on a monthly basis. As additional compensation, if UCM negotiates a renewal or extension of an existing lease, UCM will be entitled to receive a fee of 3.0% of the net rent each year for the first five years and 1.5% of the net rent for the balance of the lease term. If UCM negotiates a new lease for the Initial Properties, UCM will be entitled to receive a fee of 6.0% of the net rent for the first five years of the lease and a fee of 3.0% of the net rent for the remaining lease term. We will also pay the same fees for any additional properties which we may acquire. These fees include any fees payable to third party real estate brokers for their services. UCM is the current property manager of the Initial Properties. UCM also manages and owns other real estate properties and may pursue potential business opportunities that may otherwise have been presented to us.

Also, upon the closing of our acquisition of the Ownership Entities, Roger A. Dreyer, the majority owner of the Ownership Entities, will pay UCM a $500,000 real estate brokerage fee for structuring the sale of the Ownership Entities to us.

All of our current employees, except for Mr. Rane (our Chief Financial Officer), have and are expected to continue to dedicate a portion of their business time working for UCM. We intend to reimburse UCM for any direct expenses incurred on our behalf as well as for a portion of each employee’s compensation, pro-rated for the percentage of time they devoted to our operations.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or
•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Certain Policies With Respect To Our Securities and Other Activities

We will have authority to offer common stock, preferred stock or options to purchase stock, notes, units of our operating partnership convertible into common stock, in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.,” we expect, but are not obligated, to issue common stock to holders of common units upon exercise of their redemption rights. Except in connection with the formation transactions, we have not issued common stock, operating partnership units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock.

Our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the number of authorized shares of common stock or preferred stock and to authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Stock.”

We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our Operating Partnership and do not intend to do so.

At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury Regulations, our board of directors determines that it is no longer in our best interests to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual, quarterly and current reports, proxy statements and other information, including financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

Our Operating Partnership

Following the completion of this offering and the formation transactions, our Operating Partnership will, directly or indirectly through its wholly owned subsidiaries, hold substantially all of our assets and conduct substantially all of our operations. We will contribute the net proceeds from this offering to our Operating Partnership in exchange for Class A common units in our Operating Partnership. Subject to the preferred rights of any class or series of units that our Operating Partnership may issue in the future, our interest in our Operating Partnership will entitle us to share in cash distributions from, and allocations of profits and losses of, our Operating Partnership in proportion to our percentage ownership of common units. As the sole general partner of our Operating Partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to limited approval and voting rights of the limited partners described more fully below in “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.” Our board of directors will manage the business and affairs of our company by directing the business and affairs of our Operating Partnership.

Beginning on or after the date that is 12 months after the consummation of this offering, limited partners of our Operating Partnership (initially consisting solely of Messrs. Berger (indirectly through UCM) and Bernstein) and certain qualifying assignees of limited partners will have the right to require our Operating Partnership to redeem part or all of their outstanding common units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Stock — Restrictions on Ownership and Transfer.” With each redemption of units, we will increase our percentage ownership interest in our Operating Partnership and our share of our Operating Partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.”

Formation Transactions

We will own the Initial Properties indirectly through our wholly owned subsidiaries, upon the completion of this offering.

Prior to or concurrently with the completion of this offering, we will engage in the formation transactions described below, which are designed to consolidate the ownership of the Initial Properties into our Operating Partnership; facilitate this offering; enable us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2012; and preserve the tax position of certain continuing investors.

At the closing of this offering and our formation transactions, we will acquire all of the equity interests in the Ownership Entities, and thereby acquire the Initial Properties, in exchange for an aggregate of approximately $11.1 million in cash and 273,235 Class B common units of the Operating Partnership with a value (based on the initial public offering price in this offering) of $2.0 million plus the assumption of approximately $17.7 million of mortgage indebtedness. The number of Class B common units of the Operating Partnership issuable in connection with the formation transactions is based on the mid-point of the range set forth on the cover page of this prospectus. In the event the offering price in this offering differs from such amount, the number of such Class B common units of our Operating Partnership to be issued will be adjusted proportionally.

University Village.  The current members of Howe & University LLC, the owner of the University Village shopping center, are: (i) Mr. Roger A. Dreyer, an unaffiliated third party, who owns an 84% interest, (ii) Dreyer Properties, Inc., a California corporation owned by Mr. Dreyer, which owns a 1% interest, (iii) UCM (which is controlled by Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board), which owns a 9.75% interest, and (iv) Richard P. Bernstein, the Vice Chairman of our board of directors, who owns a 5.25% interest.

Pursuant to a membership interest purchase agreement entered into between the Operating Partnership and the members of Howe & University LLC dated May 9, 2012, as amended as of August 1, 2012, the Operating Partnership will acquire 100% of the membership interests in Howe & University LLC. In consideration of such acquisition, the Operating Partnership will pay an aggregate purchase price of $19.0 million, which includes the assumption of approximately $9.6 million in mortgage indebtedness encumbering University Village. After closing costs of $0.4 million, the remaining $9.0 million of consideration will be paid as follows: (i) Mr. Dreyer will receive cash of approximately $7.5 million, to be paid from the net proceeds of this offering; (ii) Dreyer Properties will receive cash of approximately $0.1 million, to be paid from the net proceeds of this offering; (iii) UCM will be issued Class B common units of the Operating Partnership with a value of approximately $0.9 million; and (iv) Mr. Bernstein will be issued Class B common units of the Operating Partnership with a value of approximately $0.5 million. The foregoing transaction is subject to the successful permanent refinancing of the mortgage on University Village and the closing of this offering.

Granite Bay Village.  The current members of Auburn & Douglas LLC, the current owner of the Granite Bay Village shopping center, are: (i) Mr. Dreyer, who owns an 80% interest, (ii) UCM, which owns a 15% interest, and (iii) Mr. Bernstein, who owns a 5% interest.

Pursuant to a membership interest purchase agreement entered into between the Operating Partnership and the above mentioned members of Auburn & Douglas LLC dated May 9, 2012, the Operating Partnership will acquire 100% of the membership interests in Auburn & Douglas LLC. In consideration of such acquisition, the Operating Partnership will pay an aggregate purchase price of approximately $12.0 million, which includes the assumption of approximately $8.2 million in mortgage indebtedness encumbering Granite Bay Village. After closing costs of $0.3 million, the remaining $3.5 million of consideration will be paid as follows: (i) Mr. Dreyer will receive cash of approximately $2.8 million, to be paid from the net proceeds of this offering; (ii) UCM will be issued Class B common units of the Operating Partnership with a value of approximately $0.5 million; and (iv) Mr. Bernstein will be issued Class B common units of the Operating Partnership with a value of approximately $0.2 million. The foregoing transaction is subject to the successful assumption of the mortgage on Granite Bay Village and the closing of this offering. Pursuant to the requirements of the lender for Granite Bay Village, we will, as part of our formation transactions, form a new single purpose entity, A&D MM, LLC, which will act as the managing member of, and hold a 0.5% membership interest in, Auburn & Douglas LLC. A&D MM, LLC will be a wholly-owned subsidiary of the Operating Partnership but will have a “springing member” feature in the event of bankruptcy or similar event involving the Operating Partnership. Such 0.5% membership interest will be contributed to A&D MM, LLC by the Operating Partnership as part of the formation transactions.

Pursuant to the formation transactions, the following have occurred or will occur concurrently with or prior to the completion of this offering. All monetary, share and unit amounts are based on the mid-point of the pricing range set forth on the cover page of this prospectus.

•	We were formed as a Maryland corporation in March 2012. We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2012.
•	Our Operating Partnership was formed as a Delaware limited partnership in March 22, 2012.
•	Pursuant to purchase agreements, our Operating Partnership will, indirectly through its wholly owned subsidiaries, acquire 100% of the ownership interests in the Ownership Entities in exchange for an aggregate of approximately $11.1 million and 273,235 Class B common units of our Operating Partnership.
•	We will sell 2,000,000 shares of our common stock in this offering and 300,000 additional shares if the underwriters exercise their over-allotment option in full.
•	We will contribute the net proceeds from this offering to our Operating Partnership in exchange for common units of the Operating Partnership.

•	Certain members of the current management team of UCM, the current manager of the Initial Properties, will become our executive management team, and certain current employees of UCM will become our employees.

Benefits of the Formation Transactions to Related Parties

In connection with this offering and the formation transactions certain of our executive officers and directors will receive material benefits, including those set forth below. Amounts below are based on the mid-point of the range set forth on the cover page of this prospectus. In the event the offering price differs from such amount, the number of Class B common units of our Operating Partnership to be issued to Messrs. Berger (indirectly through UCM) and Bernstein will be adjusted proportionally.

Jeffrey B. Berger

In exchange for Mr. Berger’s ownership interest (indirectly through UCM) in the Ownership Entities, he will receive no cash and 186,986 Class B common units of our Operating Partnership with a value of approximately $1.4 million. We will also enter into an employment agreement with Mr. Berger in connection with his services as President, Chief Executive Officer and Chairman of the Board, which will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. As a result, Mr. Berger will (indirectly through UCM) own and/or control an approximate 8.2% interest in our company on a fully-diluted basis.

Richard P. Bernstein

In exchange for Mr. Bernstein’s ownership interest in the Ownership Entities, he will receive 86,249 Class B common units of our Operating Partnership with a value of $0.6 million. As a result, Mr. Bernstein will own an approximate 3.8% interest in our company on a fully-diluted basis. Mr. Bernstein serves as the Vice Chairman of our board of directors.

University Capital Management

In addition to owning 186,986 Class B common units of our Operating Partnership as discussed above, we will pay property management fees to UCM to manage the Initial Properties and any additional properties that we may acquire following this offering. Specifically, we will pay UCM 4.0% of the total gross rent collected from the Initial Properties for its services as property manager, payable on a monthly basis. As additional compensation, if UCM negotiates a renewal or extension of an existing lease, UCM will be entitled to receive a fee of 3.0% of the net rent each year for the first five years and 1.5% of the net rent for the balance of the lease term. If UCM negotiates a new lease for the Initial Properties, UCM will be entitled to receive a fee of 6.0% of the net rent for the first five years of the lease and a fee of 3.0% of the net rent for the remaining lease term. We will also pay the same fees for any additional properties which we may acquire. These fees include any fees payable to third party real estate brokers for their services. UCM is the current property manager of the Initial Properties.

Also, upon the closing of our acquisition of the Ownership Entities, Roger A. Dreyer, the majority owner of the Ownership Entities, will pay UCM a $500,000 real estate brokerage fee for structuring the sale of the Ownership Entities to us.

USA Real Estate Investment Trust

In connection with this offering, USA Trust, a California business trust which is an affiliate of our company, is expected to be offered and may purchase 200,000 shares of our common stock. Subsequent to this offering, but subject to a 6-month lock-up restrictions in favor of the representative of the underwriters, USA Trust intends to distribute these shares to its common stockholders on a pro rata basis as part of its contemplated liquidation and dissolution. Such contemplated liquidation is not assured as it would be subject to approval by the shareholders of USA Trust. Mr. Berger is the Chief Executive Officer and a trustee of USA Trust. Mr. Benjamin Diaz, one of our director nominees, is the Secretary and a trustee of USA Trust.

Indemnification Agreements

We also expect to enter into indemnification agreements with our directors and executive officers at the closing of this offering, providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors.

Registration Rights Agreement

We expect to enter into a registration rights agreement with Messrs. Berger (through UCM) and Bernstein in connection with their receipt of Class B common units of the Operating Partnership in the formation transactions. Under the registration rights agreement, subject to certain limitations, commencing not sooner than 12 months after the date of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued or issuable, at our option, in exchange for Class B common units issued in the formation transactions. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P. — Redemption Rights” for a description of the limitations on the redemption rights of the holder of the Class B common units. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act of 1933, as amended, or the Securities Act, to the holders of units upon redemption of such units and, to the extent such shares constitute restricted securities, their resale. See “Shares Eligible for Future Sale — Registration Rights.”

Consequences of this Offering and the Formation Transactions

The completion of this offering and the formation transactions will have the following consequences. All amounts are based on the mid-point of the range set forth on the cover page of this prospectus.

•	Through our interest in our Operating Partnership and its wholly -owned subsidiaries, we will indirectly own and operate the Initial Properties.
•	We will be the sole general partner of our Operating Partnership and will own 100% of the outstanding Class A common units therein.
•	Purchasers of our common stock in this offering will own approximately 100% of our outstanding common stock, or approximately 88% on a fully-diluted basis, assuming the exchange of all outstanding common units of the Operating Partnership for shares of our common stock.
•	Messrs. Berger (through UCM) and Bernstein will collectively own approximately 12% of our outstanding common stock on a fully-diluted basis, assuming the exchange of all common units for shares of our common stock. If the underwriters’ overallotment option is exercised in full, Messrs. Berger (through UCM) and Bernstein will collectively own approximately 11% of our outstanding common stock on a fully-diluted basis, assuming the exchange of all common units for shares of our common stock.
•	We expect to have total consolidated indebtedness of approximately $19.2 million.
•	Each common unit owned by us and the limited partners in our Operating Partnership is intended to have economic rights that are substantially identical to one share of our common stock.

The following diagram depicts our expected ownership structure and the expected ownership structure of our Operating Partnership upon completion of this offering and the formation transactions:

*	Initially only UCM and Richard P. Bernstein

Determination of Consideration Payable for the Initial Properties

Our Operating Partnership will indirectly through its wholly owned subsidiaries acquire the ownership interest in the Initial Properties in connection with the formation transactions. The consideration paid for the Initial Properties in the formation transactions will be based upon the terms of the purchase agreements negotiated among us and our Operating Partnership, on the one hand, and the sellers, on the other hand. Under these agreements, we will acquire all of the equity interests in the Ownership Entities, and thereby acquire the Initial Properties, in exchange for an aggregate of approximately $11.1 million in cash and 273,235 Class B common units of the Operating Partnership with a value (based on the initial public offering price in this offering) of $2.0 million plus the assumption of approximately $17.7 million of mortgage indebtedness.

A number of factors were reviewed to determine the appropriate consideration to be paid for the Initial Properties in the formation transactions, including appraisals, management projections, market comparables, market information from real estate brokers and an analysis of general market conditions. However, although we have obtained third-party appraisals of the Initial Properties as one of several factors that were considered in determining the consideration, we have not obtained any fairness opinions in connection with the contribution of the Initial Properties in the formation transactions. The amount of consideration that we will pay is based on management’s estimate of fair market value.

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives of the underwriters and us. In determining the initial public offering price of our common stock, the representatives of the underwriters will consider, among other things, our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the book value of the Initial Properties, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF
OUR OPERATING PARTNERSHIP

We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of WCRT Operating Partnership, L.P., which we refer to as the “partnership agreement.” This summary is not a complete description of the partnership agreement. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us,” “our company” and the “general partner” refer to West Coast Realty Trust, Inc. in our capacity as the general partner of our Operating Partnership.

General

Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our Operating Partnership, either directly or through subsidiaries. We will enter into the partnership agreement in connection with the formation transactions, and the provisions of the partnership agreement described below will be in effect from and after the consummation of this offering. We are the general partner of the Operating Partnership, and, following the completion of this offering, we will own 100% of the outstanding Class A common units of the Operating Partnership, representing 88% of all outstanding common units, including the Class B common units.

Messrs. Berger (indirectly through UCM) and Bernstein will receive 273,235 Class B common units in our Operating Partnership in exchange for their interests in the Ownership Entities pursuant to the formation transactions, and, as a result, will own and/or control 12% of all outstanding common units of the Operating Partnership. The number of Class B common units of the Operating Partnership issuable in connection with the formation transactions is based on the mid-point of the range set forth on the cover page of this prospectus. In the event the offering price differs from such amount, the number of such Class B common units of our Operating Partnership to be issued will be adjusted proportionally.

Holders of common units in the Operating Partnership are generally entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to their respective percentage interests of common units in the Operating Partnership if and to the extent authorized by us and subject to the preferential rights of holders of outstanding preferred units.

Pursuant to the partnership agreement, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our Operating Partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

While the Class A common units and the Class B common units have economic interests that are substantially identical to each other, there are a number of material differences between the classes. Specifically, the Class A common units represent general partnership interests in the Operating Partnership, which grants the holders of such units full and exclusive discretion to manage and control the business of the Operating Partnership, subject to limited approval and voting rights of the limited partners. The Class B common units represent limited partnership interests in the Operating Partnership, and holders of the Class B common units have limited approval and voting rights. In addition, while holders of the Class A common units have no redemption rights, holders of the Class B common units may require that we redeem their common units in exchange for cash or shares of our common stock after one year of becoming a holder of the Class B common units. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P. — Redemption Rights.”

Upon completion of this offering and the formation transactions, substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our Operating Partnership or its subsidiaries, and our Operating Partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Management Liability and Indemnification

Neither we nor our directors and officers are liable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that our Operating Partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we have a fiduciary duty to manage the Operating Partnership in a manner beneficial to our Operating Partnership and its partners. Our duties, as the general partner, to our Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our Operating Partnership or our stockholders in deciding whether to cause the Operating Partnership to take or decline to take any actions. The limited partners of our Operating Partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our Operating Partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

The limited partners of our Operating Partnership expressly acknowledged that we are acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively.

Distributions

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of all, or such portion as we may in our sole and absolute discretion determine, of available cash, pro rata according to their respective percentage interests. Distributions payable with respect to any common units that were not outstanding during the entire quarterly period in respect of which a distribution is made, other than common units issued to us in connection with the issuance of shares of our common stock, will be prorated based on the portion of the period that such units were outstanding.

Allocations of Net Income and Net Loss

Net income and net loss of our Operating Partnership are determined and allocated with respect to each fiscal year of our Operating Partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of common units holding the same class of common units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each Operating Partnership item of income, gain, loss and deduction is allocated among the partners of our Operating Partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our Operating Partnership, in a tax-free transaction (such as our formation transactions) must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The Operating Partnership intends to allocate tax items to the holders of common units taking into consideration the requirements of Code Section 704(c) using the “traditional method” under Code Section 704(c).

Redemption Rights

After one year of becoming a holder of Class B common units, each limited partner of our Operating Partnership will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our Operating Partnership to redeem all or a portion of the Class B common units held by such limited partner in exchange for a cash amount equal to the number of tendered Class B common units multiplied by the price of a share of our common stock, unless the terms of such Class B common units or a separate agreement entered into between our Operating Partnership and the holder of such Class B common units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered Class B common units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each Class B common unit (subject to anti-dilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of Class B common units.

Transferability of Common Units; Extraordinary Transactions

We will not be able to voluntarily withdraw from the Operating Partnership or transfer our interest in the Operating Partnership, including our limited partner interest unless the transfer is made in connection with (i) any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our stockholders, (ii) a transfer to a qualified REIT subsidiary or (iii) as otherwise expressly permitted under the partnership agreement. The partnership agreement permits us to engage in a merger, consolidation or other combination, other transaction that results in a change of control, recapitalization, liquidation or sale of substantially all of our assets if:

•	we receive, after obtaining stockholder approval, the approval of the limited partners pursuant to which we would vote the common units we hold in the same proportion as our stockholders voted on the matter in connection with the stockholder vote to determine whether we can proceed with the proposed transaction; and
•	as a result of such transaction all limited partners will receive, or will have the right to receive, for each common unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of common units shall be given the option to exchange its common units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners may not transfer their interests in our Operating Partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such common units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of common units, we will generally be obligated to contribute or cause to be contributed the cash proceeds received from the issuance to our Operating Partnership in exchange for, in the case of common stock, Class A common units or, in the event of an issuance of preferred stock, preferred common units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our Operating Partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our Operating Partnership.

Term

The term of the Operating Partnership commenced on March 22, 2012 and will continue perpetually, unless earlier terminated in the following circumstances:

•	a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;
•	an election to dissolve the Operating Partnership made by us, as the sole general partner, in our sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;
•	entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;
•	the occurrence of any sale or other disposition of all or substantially all of the assets of the Operating Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Operating Partnership;
•	the redemption (or acquisition by the general partner) of all common units that the general partner has authorized other than those held by us; or
•	our withdrawal as general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may only be proposed by the general partner. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all common units (excluding common units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);
•	modify the limited liability of a limited partner;
•	alter the rights of any partner to receive the distributions to which such partner is entitled;
•	alter or modify the redemption rights provided by the partnership agreement; or
•	alter or modify the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;
•	reflect the admission, substitution, or withdrawal of partners or the termination of the Operating Partnership in accordance with the partnership agreement and to amend the list of common unit holders in connection with such admission, substitution or withdrawal;
•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with the law or with the provisions of the partnership agreement;
•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;
•	set forth and reflect in the partnership agreement the designations, rights, powers, duties and preferences of the holders of any additional common units issued pursuant to the partnership agreement;
•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among us and any qualified REIT subsidiary;
•	modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);
•	issue additional partnership interests; and
•	reflect any other modification to the partnership agreement as is reasonably necessary for the business or operations of the Operating Partnership or the general partner of the Operating Partnership and which does not otherwise require the consent of each partner adversely affected.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the Operating Partnership) may not be amended without the approval of a majority of the limited common units (excluding limited common units held by us).

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units are exchangeable immediately following the completion of this offering and the formation transactions for (i) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock immediately following the completion of this offering, (ii) each of our directors, director nominees and executive officers, and (iii) all of our directors, director nominees and executive officers as a group. This table assumes that the formation transactions and this offering are completed, and gives effect to the expected issuance of common stock and units in connection with this offering and the formation transactions. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of as of the date of this prospectus or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o 650 Howe Avenue, Suite 730, Sacramento, CA 95825. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares And Common Units Beneficially Owned Following the Offering	Percentage of All Shares Following the Offering(1)	Percentage of All Shares and Common Units Following the Offering(2)
Jeffrey B. Berger(3)	187,086	8.6%	8.2%
David A. Rane	—	—	—
Richard P. Bernstein(4)	86,249	4.1%	3.8%
Benjamin A. Diaz(5)	—	—	—
H. David Sherman(5)	—	—	—
Nicholas A. Smith(5)	—	—	—
University Capital Management, Inc.(3)	186,986	8.6%	8.2%
All directors, director nominees and executive officers as a group (7 persons)	273,335	12.0%	12.0%

(1)	Assumes 2,000,100 shares of common stock are outstanding immediately following completion of the offering. In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)	Assumes a total of 2,000,100 shares of our common stock and 273,235 common units, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock as described in “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.,” are outstanding immediately following completion of the minimum offering.
(3)	Mr. Berger is our Chairman, President and Chief Executive Officer. This figure includes 186,986 Class B common units of our Operating Partnership issuable to Mr. Berger (indirectly through UCM) in connection with the formation transactions.
(4)	Mr. Bernstein is our Vice Chairman. This figure includes 86,249 Class B common units of our Operating Partnership issuable to Mr. Bernstein in connection with the formation transactions.
(5)	The individual listed is a director nominee of our company.

In connection with this offering, USA Trust, a California business trust which is an affiliate of our company, is expected to be offered and may purchase 200,000 shares of our common stock. Subsequent to this offering, USA Trust intends to distribute these shares to its common stockholders on a pro rata basis as part of its contemplated liquidation and dissolution; however, any such liquidation would be subject to the approval of USA Trust’s shareholders. Any shares purchased by USA Trust in this offering will be subject to a six-month lock-up from the date of this prospectus. Mr. Berger is the Chief Executive Officer and a trustee of USA Trust. Mr. Benjamin Diaz, one of our director nominees, is the Secretary and a trustee of USA Trust.

DESCRIPTION OF STOCK

The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 90 million shares of common stock, $0.01 par value per share, or common stock, and 10 million shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Upon completion of this offering and the other transactions described in this prospectus, 2,000,100 shares of our common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefore and declared by us, and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of the votes cast.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for the approval of these matters by a majority of the votes entitled to be cast on the matter, except that the approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, or to amend the vote required to amend such provision. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its wholly-owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

In addition, our partnership agreement requires that in any merger, consolidation, business combination, other change in control transaction or disposition of all or substantially all of our assets in one or more transactions with another entity, which requires the vote of our stockholders, we seek the approval of the holders of our common units after obtaining stockholder approval. We, as the general partner of our Operating Partnership, would conduct a vote of the holders of common units (including us) on the matter and we would vote the common units we hold in the same proportion as our stockholders voted on the matter in connection with the stockholder vote. The result of the vote of the holders of common units (including the proportionate vote of the common units that we hold as general partner based on the stockholder vote) will then determine whether we can proceed with the proposed transaction.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of stock into one or more classes or series of preferred stock. Prior to issuance of shares of each new class or series of preferred stock, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms or conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional authorized shares of stock, will be available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of our Charter and Amended and Restated Bylaws — Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Amended and Restated Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (for this purpose, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended, among other purposes, to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of common stock that are not treated as outstanding for federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our outstanding common stock and thereby violate the applicable ownership limit.

Our board of directors may, in its sole and absolute discretion, prospectively or retroactively, waive either or both of the ownership limits with respect to a particular person if, doing so (i) would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our board of directors determines that such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and (ii) determines that, subject to certain exceptions, such person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors in its sole and absolute discretion in order to determine or ensure our status as a REIT or such representations and/or undertakings as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception. Upon completion of this offering, our board of directors will grant to each of UCM and its affiliates (including Mr. Berger) and USA Trust, an exemption from the ownership limits that will allow them to own, up to     % and       , respectively, in value or in number of shares, whichever is more restrictive, of our outstanding common stock, subject to various conditions and limitations, as described under “Description of Securities — Restrictions on Ownership and Transfer.”

In connection with a waiver of an ownership limit or at any other time, our board of directors may increase or decrease one or both of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter provisions further prohibit:

•	any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in (i) us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by us to one of our taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and
•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply until the closing of this offering and will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of shares to the trust (or, in the event of a gift, devise or other such transaction, the last sales price reported on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the Nasdaq Capital Market on the date we, or our designee, accepts such offer. We are required to reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons, designated by the trustee, who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders otherwise believe to be in their best interest.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions is expected to be named as transfer agent and registrar for our shares of common stock.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER
AND AMENDED AND RESTATED BYLAWS

The following summary of certain provisions of Maryland law and our charter and amended and restated bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and amended and restated bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL nor, unless our amended and restated bylaws are amended, more than 9. We expect to have five directors upon the closing of this offering.

Our charter also provides that, at such time as we become eligible to elect to be subject to certain elective provisions of the MGCL (which we expect will be upon completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until a successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors (except for cause and by a substantial affirmative vote)and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply for mergers, consolidations or share exchanges if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted UCM, USA Trust, their affiliates, associates and all persons acting in concert with any of them, from the business combination provisions of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, any of these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders in the election of directors generally but excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who has made or proposes to make the control share acquisition, (2) any officer of the corporation or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a stockholders meeting is held to consider the voting rights of the control shares (and the voting rights are not approved), as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our amended and restated bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of our stock. Our board of directors may amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, and except as may be provided by our board of directors in setting in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and amended and restated bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the board, which removal must be for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and amended and restated bylaws, and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendments to our Charter and Amended and Restated Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the charter, our charter generally may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors and the vote required to amend the removal provision may be amended only with the approval of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our amended and restated bylaws or to make new bylaws.

Meetings of Stockholders

Under our amended and restated bylaws, annual meetings of stockholders will be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors, our president, our chief executive officer or by another executive officer. Additionally, subject to the provisions of our amended and restated bylaws, special meetings of the stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting on such matter who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our amended and restated bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our amended and restated bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:
•	pursuant to our notice of the meeting;
•	by or at the direction of our board of directors; or
•	by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our amended and restated bylaws and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in, and provided the information required by, our amended and restated bylaws; and
•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:
•	by or at the direction of our board of directors; or
•	provided that the meeting has been called in accordance with our amended and restated bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time the stockholder provides the notice required by our amended and restated bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in, and provided the information required by, our amended and restated bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals.

Although our amended and restated bylaws do not give our board of directors the power to disapprove stockholder nominations and proposals that comply with our amended and restated bylaws, our amended and restated bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and our Charter and Amended and Restated Bylaws

Our charter and amended and restated bylaws and Maryland law contain provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest, including business combination provisions, supermajority vote and cause requirements for removal of directors, provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the class of directors in which the vacancy occurred, the power of our board to increase the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if our board of directors were to elect to be subject to the provision of Subtitle 8 providing for a classified board or if the provision in our amended and restated bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:
•	was committed in bad faith; or
•	was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on his or her behalf (which need not be secured) to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our amended and restated bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and amended and restated bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement of our Operating Partnership expressly limits our liability by providing that neither we, as the general partner of our Operating Partnership, nor our directors and officers are liable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement further provides for indemnification of us, our affiliates and each of our respective officers, directors and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that our Operating Partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement. See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P. — Exculpation and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our executive officers and directors as described in “Management — Limitation of Liability and Indemnification.”

Restrictions on Ownership and Transfer of our Stock

Our charter contains restrictions on the ownership and transfer of our stock that are intended, among other purposes, to assist us in continuing to qualify as a REIT. Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of our stock. Upon completion of this offering, our board of directors will grant to each of UCM and its affiliates (including Mr. Berger) and USA Trust, an exemption from the ownership limits that will allow them to own, up to     % and     %, respectively, in value or in number of shares, whichever is more restrictive, of our outstanding common stock, subject to various conditions and limitations.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to continue to be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, and the formation transactions, we will have outstanding 2,000,100 shares of our common stock (2,300,100 shares if the underwriters’ overallotment option is exercised in full). In addition, upon completion of this offering, 273,235 shares of our common stock will be issuable upon exchange of common units.

Of these shares, the 2,000,000 shares sold in this offering (2,300,000 shares if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter. The shares of our common stock to be issued to certain of our officers upon completion of this offering and issuable to officers, directors and affiliates upon exchange of common units will be “restricted shares” as defined in Rule 144. The shares purchased by USA Trust in this offering will be subject to a six-month lock-up in favor of the underwriters from the date of this prospectus.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the Nasdaq Capital Market is expected to commence following the effectiveness of the registration statement of which this prospectus is a part. No assurance can be given as to (1) the likelihood that an active market for common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of units or the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors — Risks Related to this Offering.”

For a description of certain restrictions on ownership and transfer of our stock, see “Description of Stock — Restrictions on Ownership and Transfer.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately 20,000 shares immediately after this offering (23,000 shares if the underwriters exercise their overallotment option in full); or
•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption/Exchange Rights

In connection with the formation transactions, our Operating Partnership will issue an aggregate of 273,235 Class B common units to certain owners of the Ownership Entities. Beginning on or after the date which is 12 months after the completion of this offering, limited partners of our Operating Partnership and certain qualifying assignees of a limited partner have the right to require our Operating Partnership to redeem part or all of their common units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Stock — Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of WCRT Operating Partnership, L.P.”

Registration Rights

We expect to enter into a registration rights agreement with Messrs. Berger and Bernstein in connection with its receipt of Class B common units in the formation transactions. Under the registration rights agreement, subject to certain limitations, commencing not sooner than twelve months after the date of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act of 1933, as amended, or the Securities Act, to the holders of units upon redemption of such units and, to the extent such shares constitute restricted securities, their resale.

2012 Equity Incentive Plan

We intend to adopt the 2012 Equity Incentive Plan, which provides for the grant of incentive awards to eligible service providers. 300,000 shares of common stock are reserved for issuance under the 2012 Equity Incentive Plan.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of common stock issuable under the 2012 Equity Incentive Plan. Shares of our common stock covered by the registration statement of which this prospectus is a part will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, our directors, executive officers and holders of 1% or more of our outstanding common stock have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any shares of common stock or securities convertible or exchangeable into shares of common stock owned by them immediately prior to the effective date of this offering for a period of twelve months after the date of the final prospectus for this offering, without the prior consent of Maxim Group LLC. However, each of our directors and executive officers may transfer or dispose of his or her shares during this lock-up period in the case of gifts or for estate planning purposes where the transferee agrees to a similar lock-up agreement for the remainder of the lock-up period, provided that no report is required to be filed by the transferor under the Exchange Act as a result of the transfer.

In connection with this offering, USA Trust, a California business trust which is an affiliate of our company, is expected to be offered and may purchase 200,000 shares of our common stock. Subsequent to this offering, USA Trust intends to distribute these shares to its common stockholders on a pro rata basis as part of its contemplated liquidation and dissolution; however, any such liquidation would be subject to the approval of USA Trust’s shareholders. Any shares purchased by USA Trust in this offering will be subject to a six-month lock-up from the date of this prospectus. Mr. Berger is the Chief Executive Officer and a trustee of USA Trust. Mr. Benjamin Diaz, one of our director nominees, is the Secretary and a trustee of USA Trust.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);
•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We were organized in March 2012 as a Maryland corporation. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Ellenoff Grossman & Schole LLP will render an opinion to us that, commencing with our taxable year ended on December 31, 2012, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2012 and thereafter. It must be emphasized that the opinion of Ellenoff Grossman & Schole LLP will be based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets, the past, present and future conduct of our business operations and speaks as of the date issued. In addition, Ellenoff Grossman & Schole LLP’s opinion will be based on existing federal income tax law regarding qualification as a REIT, which is subject to change either prospectively or retroactively. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Ellenoff Grossman & Schole LLP or by us that we will so qualify for any particular year. Ellenoff Grossman & Schole LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should also be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. Moreover, our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code related to our income and assets, the compliance with which will not be reviewed by Ellenoff Grossman & Schole LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. Even if we qualify as a REIT, we will be subject to federal tax in the following circumstances:

•	we will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	we may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	we will pay income tax at the highest corporate rate on:
º	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and
º	other non-qualifying income from foreclosure property

•	we will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property (known as “prohibited transactions”), that we hold primarily for sale to customers in the ordinary course of business.
•	if we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:
º	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by
º	a fraction intended to reflect our profitability.
•	if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
•	we may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.
•	we will be subject to a 100% excise tax on transactions with any Taxable REIT Subsidiary (“TRS”), that are not conducted on an arm’s-length basis.
•	in the event we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	in the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•	if we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:
º	the amount of gain that we recognize at the time of the sale or disposition, and
º	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
•	we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”
•	the earnings of our lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS we form will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet the above requirements 1, 2, 3, 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will be applied to us beginning with our 2013 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in 5 and 6 above. See “Description of Stock — Restrictions on Ownership and Transfer.” We are required to maintain records disclosing the actual ownership of common stock in order to monitor our compliance with the share ownership requirements. To do so, we are required to demand written statements each year from the record holders of certain minimum percentages of our shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of our shares and certain other information. The restrictions in our charter, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. However, a TRS may provide rights to any brand name under which any “health care facility” or “lodging facility” is operated if (i) such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility, (ii) such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and (iii) such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT.

Rent that we receive from a TRS will qualify as “rents from real property” as long as either (i)(a) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (b) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, or (ii)(a) the rent is derived from a lease to the TRS of a “qualified lodging facility” or a “qualified health care property”, and (b) the property is operated on behalf of the TRS by an “eligible independent contractor”, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate assets;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.
•	neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.
•	if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.
•	we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our Operating Partnership and its subsidiaries receive from our leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “— Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. Rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;
•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and
•	conform with normal business practice.

More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.

With respect to the prohibition on related-party rents, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We anticipate that all of our properties will be leased to third parties which do not constitute related party tenants. In addition, our charter prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in any non-TRS lessee (except for a non-TRS lessee from whom we derive a sufficiently small amount of revenue such that, in the determination of our board of directors, rent from such non-TRS lessee would not adversely affect our ability to qualify as a REIT). Based on the foregoing, we generally should not own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified), other than a TRS.

As described above, we may own up to 100% of the shares of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.

Under a second exception to the related-party tenant rule described above, rent that we receive from a TRS will qualify as “rents from real property” if (i) the rent is derived from a lease to the TRS of a “qualified lodging facility” or a “qualified health care property”, and (ii) the property is operated on behalf of the TRS by an “eligible independent contractor”. A “qualified lodging facility” is any lodging facility unless wagering activities are conducted at or in connection with the facility by any person who is engaged in the business of accepting wagers and is legally authorized to engage in that business at or in connection with such facility. A “qualified health care property” is any real property (including interests therein), and any personal property incident to the real property, which is a health care facility or is necessary or incidental to the use of a health care facility. An “eligible independent contractor”, with respect to any qualified lodging facility or qualified health care property, is any independent contractor if, at the time such contractor enters into a management agreement or other similar service contract with the TRS to operate such qualified lodging facility or qualified health care property, such contractor (or any related person) is actively engaged in the trade or business of operating qualified lodging facilities or qualified health care properties, respectively, for any person who is not a related person with respect to the REIT or the TRS. A TRS is not considered to operate or manage a qualified health care property or qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified health care property or qualified lodging facility outside of the U.S. is not considered to operate or manage a qualified health care property or qualified lodging facility, as long as an eligible independent contractor is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. If in the future we receive rent from a TRS, we will seek to comply with one of the above exceptions.

Any rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.”

However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and
•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (i) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs; and
•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than a TRS) may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“straight debt” securities, which are defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
º	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
º	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;
•	any loan to an individual or an estate;
•	any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	any obligation to pay “rents from real property”;
•	certain securities issued by governmental entities;
•	any security issued by a REIT;
•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and
•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

No independent appraisals will be obtained on an ongoing basis to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests. However, there is no assurance that the IRS would not challenge our ability to satisfy these relief provisions.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
•	90% of our after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,
•	95% of our REIT capital gain income for such year, and
•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that we may not have sufficient cash to meet the distribution requirements discussed above. This could result because of competing demands for funds, or because of timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, raise funds through the issuance of additional shares of common stock or, if possible, pay taxable dividends of our common stock or debt securities.

In computing our REIT taxable income, we will use the accrual method of accounting. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land. Were the IRS to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2012 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;
•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;
•	an estate whose income is subject to federal income taxation regardless of its source; or
•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder from a REIT generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 15% through December 2012. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35% through December 2012. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. For taxable years beginning after December 31, 2012, dividends paid to certain individuals, estates or trusts will be subject to a 3.8% Medicare tax.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

U.S. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is currently 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2012. Absent congressional action, that rate will increase to 20% for sales and exchanges of such assets occurring after December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and
•	either:
º	one pension trust owns more than 25% of the value of our capital stock; or
º	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “U.S. real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;
•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or “FIRPTA”. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

If our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market; and
•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be regularly traded on an established securities market following this offering.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or
•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Other Tax Considerations

Tax Aspects of Our Investments in Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership.  We will be entitled to include in our income our distributive share of the Operating Partnership’s income and to deduct our distributive share of the Operating Partnership’s losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and
•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes) for federal income tax purposes. Our Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We and the Operating Partnership believe that the Operating Partnership should not be classified as a publicly-traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, we believe that the Operating Partnership presently qualifies for the private placement exclusion. Even if the Operating Partnership were considered a publicly-traded partnership under the PTP Regulations, the Operating Partnership should not be treated as a corporation for Federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property.

We have not requested, and do not intend to request, a ruling from the IRS that our Operating Partnership will be classified as a partnership for federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership’s taxable income.

Income Taxation of the Operating Partnership and its Partners

Partners, Not the Operating Partnership, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the Operating Partnership.

Operating Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to the Operating Partnership’s Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as our contribution of cash to our Operating Partnership for common units, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership’s existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership’s adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Tax Allocations With Respect to Contributed Properties.  Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the Partnership Agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest.  The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (ii) increased by (a) our allocable share of the Operating Partnership’s income and (b) our allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (a) our allocable share of the Operating Partnership’s loss and (b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by the Operating Partnership on the disposition of contributed properties will be allocated first to the partners of the Operating Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Operating Partnership and its Partners — Tax Allocations With Respect to the Operating Partnership’s Properties.” Any remaining gain or loss recognized by the Operating Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.

Cost Basis Reporting

Effective January 1, 2011 new federal income tax information reporting rules may apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased after December 31, 2010.

Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions other than purchases in shares acquired before January 1, 2011. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Stockholders should consult their tax advisors regarding the consequences to of these new rules.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempt. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Sunset of Certain Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, preventing an expiration of current federal income tax rates on December 31, 2010 by amending the sunset provisions such that they will take effect on December 31, 2012. The amended sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. The temporary provisions that will, absent further legislative action, expire after 2012 include, without limitation, the reduction in the maximum income tax rate for taxpayers taxed at individual rates on ordinary income to 35% (rather than 39.6%), the reduction in the maximum income tax rate for taxpayers taxed at individual rates for long-term capital gains of 15% (rather than 20%), the application of the 15% tax rate to qualified dividend income for taxpayers taxed at individual rates (rather than a maximum rate of 39.6%), the reduction in the backup withholding rate of 28% (rather than 31%), and certain other tax rate provisions described herein. The impact of these revisions after 2012 is not discussed herein. Consequently, prospective stockholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code, that may be relevant to a prospective purchaser that is an employee benefit plan subject to ERISA. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “Material U.S. Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;
•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;
•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and
•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.” Specifically, before investing in shares of our common stock, any fiduciary should, after considering the employee plan’s or IRA’s particular circumstances, determine whether the investment is appropriate under the fiduciary standards of ERISA or other applicable law including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA and the Code.

Our Status Under ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

Section 3(42) of ERISA generally defines “plan assets” to mean plan assets as defined in regulations issued by the United States Department of Labor. Those regulations outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;
•	part of a class of securities that is widely held; and
•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity that qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and
•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity that on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and
•	that, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement by and between us and Maxim Group LLC, or Maxim, who is acting as the representative of the underwriters, and is the principal underwriter, of this offering, the underwriters named below have agreed to purchase from us the number of shares of common stock set forth opposite their respective names below, at the public offering price, less the sales load set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Maxim Group LLC
Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the overallotment option described below) if any are purchased. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

The shares should be ready for delivery on or about       , 2012 against payment in immediately available funds. The underwriters may reject all or part of any order. The address of Maxim Group LLC is 405 Lexington Avenue, New York, NY 10174.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total(1)
	Per Share	Without Over- Allotment	With Over- Allotment(3)
Public offering price	$	$	$
Underwriting discount (for sale to USA Trust)	$	$	$
Underwriting discount (for sale to all other persons)	$	$	$
Corporate finance fee(2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Assumes all shares are sold at the initial offering price per share.
(2)	We will pay the representative a corporate finance fee of 1.0% of the gross proceeds of the offering. In addition, we will reimburse the representative certain expenses relating to this offering of up to $125,000. We have paid the representative an advance of $50,000 against the corporate finance fee and other expenses. We estimate that the total expenses of this offering excluding the underwriter’ discount and the corporate finance fee, will be approximately $500,000.
(3)	Assumes no shares will be sold in underwriters’ over-allotment to USA Trust.

Pricing of Securities

The representative has advised us that it proposes to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $     per share. The representative may also allow, and such dealers may reallow, a concession not in excess of $     per share to other dealers. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and Maxim. Among the factors considered in determining the initial public offering price were:

•	the prior results of operations of the Initial Properties;
•	our pro forma financial condition assuming the acquisition of the Initial Properties;
•	our future prospects;
•	the markets in which we operate or plan to operate;
•	the economic conditions in and future prospects for the industry in which we will compete;
•	the general condition of the economy in the United States and our target markets within the United States at the time of this offering;
•	the abilities of our management;
•	currently prevailing general conditions in the equity securities markets, including current market valuations of publicly-traded companies considered comparable to our company; and
•	other facts we deem relevant.

We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

Overallotment Option

We have granted an option to the underwriters to purchase up to an aggregate of 300,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriters’ initial amount reflected in the above table.

Representative’s Warrant

We have also agreed to issue to Maxim a common stock purchase warrant to purchase a number of shares of our common stock equal to an aggregate of to seven percent (7%) of the total number of shares being sold in this offering, including shares subject to the over-allotment option described above. The warrant will expire five (5) years from the effective date of the registration statement of which this prospectus forms a part and will be exercisable at a price equal to 120% of the public offering price in this offering. Such warrant shall not be redeemable, and may not be transferred, assigned or hypothecated for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except that the warrant may be assigned, in whole or in part, to any successor, officer, manager or member of Maxim (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group pursuant to the rules of FINRA. The warrant may be exercised as to all or a lesser number of underlying shares of common stock, will provide for “cashless” exercise and will contain provisions for unlimited “piggyback” registration rights for a period of five (5) years after the effective date of the registration statement of which this prospectus forms a part at our expense. The warrant shall further provide for adjustment in the number of shares subject to, and exercise price of, such warrant to prevent dilution.

Preferential Right

We have granted Maxim an irrevocable preferential right for a period of two years from the closing of this offering to purchase or sell for our account, or to purchase or sell for the account of any of our directors, officers and shareholders owning at least two percent (2%) of our outstanding common stock, our securities, other than sales of less than $25,000 of our common stock by such officers, directors or shareholders through brokers in open market transactions during any consecutive three month period. In addition, we, along with such officers, directors and shareholders, have agreed to consult Maxim with regard to any such offering and to offer Maxim the opportunity to purchase or sell any such securities on terms (including commissions and discounts) not more favorable than such persons can secure elsewhere. Maxim has twenty business days after being advised of such offer to accept such offer.

Right of First Refusal

We have granted Maxim a right of first refusal to act as our lead underwriter or placement agent in any and all of our future public and private equity offerings for a period of 24 months from the closing of this offering.

Lock-ups

Our officers, directors, and any shareholder who owns 1% or more of our outstanding common stock at the time immediately prior to the effective date of the registration statement of which this prospectus is a part have agreed, with exceptions, not to sell or transfer any common stock for twelve months after the date of this prospectus without first obtaining the written consent of Maxim. This means that, during the applicable lock-up period following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Maxim.

Stabilization

Until the distribution of the common stock offered by this prospectus is completed, the rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase common stock in this offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on the Nasdaq Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Offering Participation by USA Trust

200,000 shares of our common stock, or 10% of the total shares being offering hereby, are expected to be offered to and may be purchased by USA Trust, a California business trust which is an affiliate of ours. The underwriters will receive an underwriting discount of     % on these shares. Mr. Berger is the Chief Executive Officer and a trustee of USA Trust. Mr. Benjamin Diaz, one of our director nominees, is the Secretary and a trustee of USA Trust. Any shares purchased by USA Trust will be subject to a six-month lockup from the date of this prospectus.

Other Matters

We will reimburse Maxim for its expenses relating to this offering, including the expenses of Maxim’s legal counsel, up to a maximum of $125,000.

The underwriting agreement provides for indemnification between the underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on a website maintained by the representative. The representative may agree to allocate a number of shares for sale to their online brokerage account holders. The representative may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The representative has informed us that it does not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Upon consummation of this offering, we expect to obtain key-man life insurance on the life of Mr. Berger in an amount to be determined by us and Maxim.

Other Relationships

Maxim and its affiliates may in the future perform various financial advisory, investment banking or other services for us or our affiliates, for which they will receive customary fees and expenses. Except as set forth herein, no such arrangement has been entered into or contemplated.

Nasdaq Capital Market Listing

We expect the shares to be approved for listing on the Nasdaq Capital Market under the symbol “WCRT.”

Foreign Regulatory Restrictions on Purchase of Shares Generally

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in certain countries.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)  by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)  it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or
•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland. Certain other legal matters will be passed upon for us in connection with this offering by Ellenoff Grossman & Schole LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion of Ellenoff Grossman & Schole LLP, New York, New York. Ellenoff Grossman & Schole LLP has previously represented Maxim Group LLC, the representative of the underwriters, and may do so again in the future. Lowenstein Sandler PC, Roseland, New Jersey, is acting as counsel for the underwriters in this offering.

EXPERTS

The consolidated balance sheet of West Coast Realty Trust, Inc. as of March 31, 2012 and the historical summary of gross income and direct operating expenses of Howe & University LLC and Auburn & Douglas LLC for the years ended December 31, 2011 and 2010 included in this prospectus have been so included in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s Web site, www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the web site of the SEC referred to above.

WEST COAST REALTY TRUST, INC. AND SUBSIDIARY

FINANCIAL STATEMENT
As of June 30, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
West Coast Realty Trust, Inc.
Sacramento, California

We have audited the accompanying consolidated balance sheet of West Coast Realty Trust, Inc. and subsidiary (the “Company”) as of March 31, 2012. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of March 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Sacramento, California
May 14, 2012

WEST COAST REALTY TRUST, INC. AND SUBSIDIARY

BALANCE SHEET

	June 30, 2012	March 31, 2012
	(Unaudited)
Assets
Cash	$1	$1
Total assets	$1	$1
Liabilities and Stockholders' Equity
Liabilities	$—	$—
Stockholders' equity:
Common shares ($0.01 par value, 90,000,000 shares authorized, 100 shares issued and outstanding)	1	1
Preferred shares ($0.01 par value, 10,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid in capital	—	—
Retained earnings	—	—
Total stockholders' equity	1	1
Total liabilities and stockholders' equity	$1	$1

See accompanying notes to consolidated financial statement.

WEST COAST REALTY TRUST, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENT
June 30, 2012

NOTE 1 — ORGANIZATION

West Coast Realty Trust, Inc. (the “Company”) was organized in the State of Maryland on March 2, 2012. The Company is focused on acquiring and managing necessity-based retail properties, including well-located community and neighborhood shopping centers situated in densely populated, middle and upper income markets.

The Company has no assets other than cash and has not commenced operations.

The Company plans to conduct an initial public offering of shares of its common stock, which it expects to complete during 2012.

The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2012. In order to maintain its qualification as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to its shareholders.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated balance sheet includes the accounts of the Company and its subsidiary, WCRT Operating Partnership, L.P., a Delaware limited partnership formed on March 22, 2012, of which the Company is the sole general partner. Inter-company transactions and balances have been eliminated in consolidation.

Basis of Presentation:  The consolidated balance sheet includes all of the accounts of the Company as of June 30, 2012, presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Use of Estimates:  The preparation of the consolidated balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could differ from those estimates.

Offering Costs:  Offering costs to be incurred in connection with the Company’s common stock offering will be reflected as a reduction of additional paid in capital. Costs incurred as of June 30, 2012 and March 31, 2012 are estimated to be $379,000 (unaudited) and $130,000, respectively.

Organization Costs:  Costs incurred to organize the Company will be expensed as incurred.

Cash:  Cash is comprised of cash held in a major banking institution.

NOTE 3 — CONTINGENCIES

Upon completion of the common stock offering, the Company will be obligated to pay additional fees and expenses related to the offering that will be charged to capital upon the receipt of the net proceeds of the common stock offering.

HOWE & UNIVERSITY LLC
  FINANCIAL STATEMENT

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

REPORT OF INDEPENDENT AUDITORS

Board of Directors
West Coast Realty Trust, Inc.
Sacramento, California

We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (“Historical Summary”) of Howe & University LLC (“Property”) for the years ended December 31, 2011 and 2010. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for the inclusion in a Form S-11 of West Coast Realty Trust, Inc., to be filed with the Securities and Exchange Commission, as described in Note 2. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in Note 2 of the Howe & University LLC for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Sacramento, California
April 11, 2012

HOWE & UNIVERSITY LLC

HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

	Six Months Ended June 30, 2012	Years Ended December 31,
		2011	2010
	(Unaudited)
Gross income:
Rental income	$830,906	$1,539,746	$1,445,313
Other income	—	80	1,581
Total gross income	830,906	1,539,826	1,446,894
Direct operating expense:
Interest expense	304,384	615,809	626,844
Repairs and maintenance	117,062	261,200	241,079
Insurance and property tax	99,520	201,675	193,506
Property management fee	30,308	59,673	58,367
Administrative expense	5,611	17,681	12,754
Total direct operating expenses	556,885	1,156,038	1,132,550
Excess of gross income over direct operating expenses	$274,021	$383,788	$314,344

See accompanying notes to Historical Summary of Gross Income and Direct Operating Expenses.

HOWE & UNIVERSITY LLC

NOTES TO HISTORICAL SUMMARY OF GROSS
INCOME AND OPERATING EXPENSES

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

1.	BUSINESS

Howe & University LLC, a California limited liability corporation (the “LLC”), is the owner of fee title to University Village Shopping Center (the “Property”) located in Sacramento, California. The Property contains approximately 83,000 leasable square feet and was 100% (unaudited), 100% and 95% occupied at June 30, 2012, December 31, 2011 and 2010, respectively. West Coast Realty Trust, Inc. (the “Company”) intends to acquire the Property concurrent with its initial public offering.

In assessing the acquisition of the Property, the Company considered the Property’s revenue sources including those which have been affected and are expected to be affected in the future by factors including, but not limited to, demand, supply and competitive factors present in the local and national markets for commercial properties and the ability of tenants to make payments when due. The Company also considered the Property’s expenses including, but not limited to, utility costs, tax rates and other expenses, and the portion of such expenses which may be recovered from tenants.

After reasonable inquiry, the Company is not aware of any other material factors relating to this property that would cause the reported financial information not to be necessarily indicative of future operating results.

2.	BASIS OF PRESENTATION

The Historical Summary of Gross Income and Direct Operating Expenses (“Historical Summary”) has been prepared for the purpose of complying with Rule 3-14 Regulation S-X promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s income and expenses. The Historical Summary has been prepared on the accrual basis of accounting. Management of the Property is required to make estimates and assumptions that affect the reported amounts of the income and expenses during the reporting period. Actual results may differ from those estimates.

3.	GROSS INCOME

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes, and insurance expenses. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates. Certain leases contained provisions for contingent rentals; however, for the six months ended June 30, 2012 (unaudited) and the years ended December 31, 2011 and 2010, no tenants reached the threshold for payment of such rentals.

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income is recognized for the full period of occupancy on the straight-line basis.

HOWE & UNIVERSITY LLC

NOTES TO HISTORICAL SUMMARY OF GROSS
INCOME AND OPERATING EXPENSES – (Continued)

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

3.	GROSS INCOME – (continued)

The weighted average remaining lease term for the Property was 4.08 years (unaudited) as of June 30, 2012. Minimum rents to be received from tenants under operating leases, exclusive of tenant expense recoveries, are as follows (in thousands):

Year Ended December 31,
2012	$1,220,698
2013	1,215,128
2014	1,143,695
2015	1,050,438
2016	601,982
Thereafter	887,494
Total	$6,119,435

Two tenants (unaudited), two tenants and one tenant individually comprised 10% or more of the Property’s base rental income for the six months ended June 30, 2012 and the years ended December 31, 2011 and 2010, respectively.

4.	DIRECT OPERATING EXPENSES

Direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expenses are charged to operations as incurred. Costs such as depreciation and amortization expense are excluded from the Historical Summary.

5.	SUBSEQUENT EVENTS

On July 31, 2012, the LLC obtained a new mortgage which paid off the previous mortgage held by the LLC. The new mortgage has a principal balance of $9,550,000, bearing interest at LIBOR+2%, amortized and due in 25 years.

Management of the Property has evaluated subsequent events through the date these financial statements were issued. There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

AUBURN & DOUGLAS LLC

FINANCIAL STATEMENT

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

REPORT OF INDEPENDENT AUDITORS

Board of Directors
West Coast Realty Trust, Inc.
Sacramento, California

We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (“Historical Summary”) of Auburn & Douglas LLC (“Property”) for the years ended December 31, 2011 and 2010. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for the inclusion in a Form S-11 of West Coast Realty Trust, Inc., to be filed with the Securities and Exchange Commission, as described in Note 2. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in Note 2 of the Auburn & Douglas LLC for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Sacramento, California
April 11, 2012

AUBURN & DOUGLAS LLC

HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

	Six Months Ended June 30, 2012	Years Ended December 31,
		2011	2010
	(Unaudited)
Gross income:
Rental income	$653,169	$1,281,878	$1,305,757
Other income	—	400	174
Total gross income	653,169	1,282,278	1,305,931
Direct operating expense:
Interest expense	215,171	432,201	444,162
Insurance and property tax	65,659	134,735	130,488
Repairs and maintenance	70,870	127,938	145,133
Property management fee	26,436	49,026	47,892
Administrative expense	6,781	31,809	22,668
Total direct operating expenses	384,917	775,709	790,343
Excess of gross income over direct operating expenses	$268,252	$506,569	$515,588

See accompanying notes to Historical Summary of Gross Income and Direct Operating Expenses.

AUBURN & DOUGLAS LLC

NOTES TO HISTORICAL SUMMARY OF GROSS
INCOME AND OPERATING EXPENSES

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

1.	BUSINESS

Auburn & Douglas LLC, a California limited liability corporation, is the owner of fee title to Granite Bay Village Shopping Center (the “Property”) is located in Granite Bay, California. The Property contains approximately 86,000 leasable square feet and was 91% (unaudited at June 30, 2012) occupied at June 30, 2012 and December 31, 2011 and 2010. West Coast Realty Trust, Inc. (the “Company”) intends to acquire the Property concurrent with their initial public offering.

In assessing the acquisition of the Property, the Company considered the Property’s revenue sources including those which have been affected and are expected to be affected in the future by factors including, but not limited to, demand, supply and competitive factors present in the local and national markets for commercial properties and the ability of tenants to make payments when due. The Company also considered the Property’s expenses including, but not limited to, utility costs, tax rates and other expenses, and the portion of such expenses which may be recovered from tenants.

After reasonable inquiry, the Company is not aware of any other material factors relating to this property that would cause the reported financial information not to be necessarily indicative of future operating results.

2.	BASIS OF PRESENTATION

The Historical Summary of Gross Income and Direct Operating Expenses (“Historical Summary”) has been prepared for the purpose of complying with Rule 3-14 Regulation S-X promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s income and expenses. The Historical Summary has been prepared on the accrual basis of accounting. Management of the Property is required to make estimates and assumptions that affect the reported amounts of the income and expenses during the reporting period. Actual results may differ from those estimates.

3.	GROSS INCOME

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes, and insurance expenses. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates. Certain leases contained provisions for contingent rentals; however, for the six months ended June 30, 2012 and the years ended December 31, 2011 and 2010, no tenants reached the threshold for payment of such rentals.

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income is recognized for the full period of occupancy on the straight-line basis.

AUBURN & DOUGLAS LLC

NOTES TO HISTORICAL SUMMARY OF GROSS
INCOME AND OPERATING EXPENSES — (Continued)

For the Six Months Ended June 30, 2012 (Unaudited) and the
Years Ended December 31, 2011 and 2010

3.	GROSS INCOME – (continued)

The weighted average remaining lease term for the Property was 4.32 years (unaudited) as of June 30, 2012. Minimum rents to be received from tenants under operating leases, exclusive of tenant expense recoveries, are as follows (in thousands):

Year Ended December 31,
2012	$973,300
2013	918,544
2014	737,487
2015	630,079
2016	536,752
Thereafter	1,551,624
Total	$5,347,786

Three tenants (unaudited), four tenants and four tenants individually comprised 10% or more of the Property’s annualized base rental income for the six months ended June 30, 2012 and the years ended December 31, 2011 and 2010, respectively.

4.	DIRECT OPERATING EXPENSES

Direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expenses are charged to operations as incurred. Costs such as depreciation and amortization expense are excluded from the Historical Summary.

5.	SUBSEQUENT EVENTS

Management of the Property has evaluated subsequent events through the date these financial statements were issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.

Until       , 2012 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

2,000,000 Shares
Common Stock

PROSPECTUS

Maxim Group LLC

      , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Capital Market listing fee.

SEC Registration Fee	$$1,977
FINRA Filing Fee	2,225
Nasdaq Capital Market Listing Fee	55,000
Printing Expenses	40,000
Legal Fees and Expenses (other than Blue Sky)	250,000
Accounting and Fees and Expenses	50,000
Other Fees and Expenses	100,798
Total	$500,000

Item 32. Sales to Special Parties.

None

Item 33. Recent Sales of Unregistered Securities.

On March 2, 2012, we issued 100 shares of our common stock at a price of $0.01 per share to Jeffrey B. Berger, our President, Chief Executive Officer and Chairman of the Board. The shares were issued in connection with our formation pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter authorizes us, and our amended and restated bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who:

•	is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	while a director or officer and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and amended and restated bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of WCRT Operating Partnership, L.P., the partnership in which we serve as sole general partner.

Item 35. Treatment of Proceeds from Stock Being Registered.

None

Item 36. Financial Statements and Exhibits.

(A)	Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.
(B)	Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(A)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(B)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  For the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)  Any other communication that is an offer in the offering made by the registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California on August 10, 2012.

WEST COAST REALTY TRUST, INC.
By: /s/ Jeffrey B. Berger Name: Jeffrey B. Berger Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ Jeffrey B. Berger Jeffrey B. Berger	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	August 10, 2012
/s/ * David A. Rane	Chief Financial Officer (principal financial and accounting officer)	August 10, 2012
/s/ * Richard P. Bernstein	Vice Chairman and Director	August 10, 2012

*By: /s/ Jeffrey B. Berger

Jeffrey B. Berger
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Exhibit Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Amendment and Restatement of West Coast Realty Trust, Inc.
3.2*	Amended and Restated Bylaws of West Coast Realty Trust, Inc.
4.1*	Form of Certificate of Common Stock of West Coast Realty Trust, Inc.
4.2*	Form of Warrant for Maxim Group LLC
5.1*	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation
8.1*	Opinion of Ellenoff Grossman & Schole LLP regarding certain tax matters
10.1*	Form of Agreement of Limited Partnership of WCRT Operating Partnership, L.P.
10.2**	LLC Membership Interest Purchase Agreement for Howe & University, LLC, dated May 9, 2012, by and among Roger A. Dreyer, University Capital Management, Inc., Richard P. Bernstein and WCRT Operating Partnership, L.P.
10.3***	Amendment No. 1 to LLC Membership Interest Purchase Agreement for Howe & University, LLC, dated August 1, 2012, by and among Roger A. Dreyer, University Capital Management, Inc., Richard P. Bernstein and WCRT Operating Partnership, L.P.
10.4**	LLC Membership Interest Purchase Agreement for Auburn & Douglas LLC, dated May 9, 2012, by and among Roger A. Dreyer, University Capital Management, Inc., Richard P. Bernstein and WCRT Operating Partnership, L.P.
10.5**	Management Agreement between Howe & University, LLC and University Capital Management, Inc., dated July 15, 2002
10.6**	Management Agreement between Auburn & Douglas LLC and University Capital Management, Inc., dated April 15, 2005
10.7*	Form of Registration Rights Agreement between the Company and University Capital Management, Inc. and Richard P. Bernstein
10.8**	Form of Employment Agreement between the Company and Jeffrey B. Berger
10.9**	Offer Letter between the Company David A. Rane
21.1**	List of Subsidiaries
23.1*	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (included in Exhibit 5.1)
23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1)
23.3***	Consent of Crowe Horwath LLP for West Coast Realty Trust, Inc.
23.4***	Consent of Crowe Horwath LLP for Howe & University, LLC and Auburn & Douglas LLC
24.1**	Power of Attorney (included on Signature Page)
99.1**	Consent of Director Nominee of Benjamin A. Diaz
99.2**	Consent of Director Nominee of H. David Sherman
99.3**	Consent of Director Nominee of Nicholas A. Smith

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.